UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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BUNGE GLOBAL SA

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Proxy Statement

Notice of 2024 Annual General Meeting of Shareholders

BUNGE

PRELIMINARY PROXY STATEMENT — SUBJECT TO COMPLETION
DATED MARCH 26, 2024

A letter from Mark Zenuk, Chairman of the Board

Dear Shareholders

2023 was an exceptional year for Bunge. The Board is proud of the way the team executed on day-to-day operations in a complex market environment while also advancing Bunge's growth strategy. As a result, the team delivered an outstanding year.

The Board also took steps to ensure we have the essential experience and skills to actively engage with the management team as we provide oversight on behalf of our shareholders. I was honored to assume the role of Chair in May 2023 after Kathleen Hyle retired following a decade of service. We also welcomed Monica McGurk as a director. She brings valuable customer insights with her experience in consumer-packaged goods and food processing companies as well as information technology expertise.

In addition, we held an extraordinary general meeting where shareholders overwhelmingly approved the Board's recommendation that Bunge move its jurisdiction of incorporation from Bermuda to Switzerland, aligning our corporate legal structure with a large regional hub and enabling us to better adapt to an evolving global tax environment. As a result of the redomestication, the structure of our proxy statement has changed to adapt to Swiss corporate requirements.

Shareholders also overwhelmingly approved our proposed business combination with Viterra which was announced on June 13, 2023. We believe this transaction will be a transformative event in the 200-year history of the company and will provide long-term value to our shareholders. While we must operate as two independent companies until the close of the transaction, the management team is working hard with their Viterra counterparts to create a smooth transition for employees and customers upon close, which is expected mid-year. From and following the close of the Viterra transaction, we will onboard four new board members who are being recommended for nomination in this proxy statement pursuant to shareholder agreements with two Viterra shareholders, Glencore and CPP Investments. The shareholder agreements will be signed upon the close of the transaction. Ms. Jensen and Mr. Isman are being nominated by CPP Investments, and Messrs. Mahoney and Walt are being nominated by Glencore, subject to shareholder election and the closing of the Viterra transaction. If the transaction does not close then none of Ms. Jensen and Messrs. Isman, Mahoney and Walt will join the board. Pursuant to the terms of the shareholder agreements, upon closing, two of the current Bunge board members will transition off the board, resulting in a twelve-member Board. We are confident that the proposed slate of directors has the skills and leadership capabilities required to govern through this transformative event and to create a premier agribusiness solutions company.

Even as integration planning continues, the team remains focused on serving our customers at both ends of the value chain. The Board approved acquisitions and greenfield projects that will enable Bunge to expand its capabilities and scale in the core oils portfolio, as well as plant-based protein. These plants will have the added benefit of introducing state-of-the-art design and technologies that are expected to keep Bunge on track to meet our industry-leading sustainability commitments.

Collaboration with other industry stakeholders is helping Bunge develop additional solutions to reduce the carbon intensity of our customers' and Bunge's value chains. Through regenerative agriculture programs, the development of novel seeds and the production of renewable fuel feedstock, Bunge is working with farmers, crop input companies and processors to bring value to key participants across our value chains.

Our commitment to improving sustainability at scale is an important benefit of our announced business combination with Viterra. As we have seen over the past few years, extreme weather events, geopolitical strife and demand shifts are now the norm rather than the exception. Creating a company with assets in the prime growing regions, that handles a broad portfolio of crops with a strong logistics network is critical in increasingly complex markets. The combination with Viterra will enhance Bunge's capabilities, enable us to help farmers reach new markets and provide more consistent quality supply for our customers, all while implementing sustainable solutions at scale.

Enhancing our ability to effectively move crops from where they are grown to where they are needed is more important than ever, as the long-term demand outlook for our products and services is strong. The work we are doing to globalize our value chains and improve our global platform makes us more efficient and resilient, enabling us to quickly react to future market opportunities. The board has great confidence in our management team and their ability to connect farmers to consumers to deliver essential food, feed and fuel to the world.

On behalf of the Board of Directors and all the employees of Bunge, thank you for your support and investment in Bunge.

Sincerely,

Mark Zenuk
Chairman of the Board

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

Date and Time:	Wednesday, May 15, 2024, at 3:30 p.m., Central European Summer Time

Place:	This year's meeting is a virtual shareholders meeting at www.virtualshareholdermeeting.com/BG2024.

Record Date:	April 25, 2024
Shareholders as of the Record Date are entitled to notice of, and to vote at, the Annual General Meeting and at any subsequent adjournments or postponements.

Voting:
Your vote is very important. Whether or not you plan to join the Annual General Meeting, we recommend that you submit your voting instructions by internet, telephone or by mail so that your shares will be represented at the meeting. If you are a registered holder of our registered shares (i.e., you hold your shares through our transfer agent, Computershare), please follow the instructions included in your proxy materials or on your proxy card to access the Annual General Meeting. If your registered shares are held through an intermediary (i.e., brokerage firm, bank or other nominee), you should receive a voting instruction form from your brokerage firm, bank or other nominee.

Meeting Details:
Please read carefully “Information About this Proxy Statement and Meeting” beginning on page 108 of this proxy statement to ensure that you comply with the requirements for voting and accessing the Annual General Meeting.

At the Annual General Meeting, we are asking shareholders to vote on the following:
Management Proposals	Board Recommends
Approval of the Swiss Statutory Consolidated Financial Statements and Swiss Standalone Statutory Financial Statements of Bunge Global SA for the year ended December 31, 2023	✓ FOR
Approval of the Appropriation of Earnings for Fiscal Year 2023	✓ FOR
Approval of a Cash Dividend in the Aggregate Amount of U.S. $2.72 Per Outstanding Share Out of Bunge Global SA’s Reserve from Capital Contribution in Four Equal Installments	✓ FOR
Discharge of the Members of the Board and of the Executive Management Team from Liability for the Activities During Fiscal 2023	✓ FOR
Election of Directors	✓ FOR EACH NOMINEE
Reelection of the Chair of the Board	✓ FOR
Reelection of the Members of the Human Resources and Compensation Committee	✓ FOR EACH NOMINEE
Approval of the 2024 Long-Term Incentive Plan	✓ FOR
Advisory Vote to Approve Named Executive Officer Compensation Under U.S. Securities Law Requirements	✓ FOR
Approval of the Compensation of the Board and Executive Management Team Under Swiss Law; Advisory Vote on the Swiss Compensation Report	✓ FOR EACH PROPOSAL

Advisory Vote on the Swiss Statutory Non-Financial Matter Report	✓ FOR
Election of the Swiss Statutory Independent Voting Representative	✓ FOR
Appointment of Independent Auditor for U.S. Securities Law Purposes and Reelection of Statutory Auditor for Swiss Law Purposes	✓ FOR

Important Notice of Internet Availability of Proxy Materials for the Annual General Meeting to be held on May 15, 2024: The Proxy Statement and Annual Report on Form 10-K for the fiscal year ended December 31, 2023 are available at investors.bunge.com/governance/governance-document and www.ProxyVote.com.

By Order of the Board of Directors

April [5], 2024	Lisa Ware-Alexander Vice President, Deputy General Counsel and Corporate Secretary

Proxy Statement Summary	1
Annual General Meeting Information	1
Proposals and Voting Recommendations for the Annual Meeting	1
Director Nominees	3
Corporate Governance Highlights	5
2023 Financial and Strategic Highlights	6
Sustainability Highlights	7
Executive Compensation Highlights	7
Shareholder Engagement Highlights	8

Proposal 1 — Approval of the Swiss Statutory Consolidated Financial Statements and Swiss Standalone Statutory Financial Statements of Bunge Global SA for the year ended December 31, 2023	9

Proposal 2 — Approval of the Appropriation of Earnings for Fiscal Year 2023	10

Proposal 3 — Approval of a Cash Dividend in the Aggregate Amount of U.S. $2.72 Per Outstanding Share Out of Bunge Global SA’s Reserve from Capital Contribution in Four Equal Installments	11

Proposal 4 — Discharge of the Members of the Board and of the Executive Management Team from Liability for the Activities During Fiscal 2023	12

Proposal 5 — Election of Directors	13
Election of Directors	13
Nominees	14

Proposal 6 — Reelection of the Chair of the Board	22

Proposal 7 — Reelection of the Members of the Human Resources and Compensation Committee	23

Corporate Governance	24
Board and Corporate Governance Developments	24
Shareholder Engagement	24
Board Structure and Size	25
Director Selection and Qualifications	26
Board Succession and Tenure	27
Shareholder Recommendations and Director Nominations	27
Board Independence	28
Executive Sessions of Our Board	28
Certain Relationships and Related Transactions	28
Board Leadership Structure	29
Board Meetings and Committees	30
Board and Committee Evaluations	34
Executive Succession Planning and Leadership Development	34
Risk Oversight	35
i Bunge | 2024 Proxy Statement

Corporate Governance Principles and Code of Conduct	38
Communications with Our Board	38
Board Member Attendance at Annual General Meetings	38
Environmental, Social and Governance	39
Human Capital Management	42
Public Policy Engagements	44

Director Compensation	45
Director Compensation Table	47

Share Ownership of Directors, Executive Officers and Principal Shareholders	48

Proposal 8 — Approval of the Bunge 2024 Long-Term Incentive Plan	50

Proposal 9 — Advisory Vote to Approve Named Executive Officer Compensation Under U.S. Securities Law Requirements	57

Compensation Discussion and Analysis	58
Named Executive Officers	58
Commitment to Shareholders	58
Overview	59
Determining Compensation	61
Principal Elements of Our Executive Compensation Program	64
Compensation Governance	75
Compensation and Risk	76
Human Resources and Compensation Committee Report	77
Executive Compensation Tables	78
Pay Ratio Disclosure	87
Pay versus Performance Disclosure	88

Proposal 10 — Approval of the Compensation of the Board and Executive Management Team Under Swiss Law; Advisory Vote on the Swiss Compensation Vote	91
10A. Approval of Maximum Aggregate Compensation of the Board for the Period Between the 2024 Annual General Meeting and the 2025 Annual General Meeting	91
10B. Approval of Maximum Aggregate Compensation of the Executive Management Team for the Fiscal Year 2025	91
10C. Advisory Vote on Swiss Compensation Report	92

Proposal 11 — Advisory Vote on the Swiss Statutory Non-Financial Matter Report	102

Proposal 12 — Election of the Swiss Statutory Independent Voting Representative	103

Proposal 13 — Appointment of Independent Auditor for U.S. Securities Law Reporting and Reelection of Statutory Auditor for Swiss Law Purposes	104
General	104
Fees	104
Bunge | 2024 Proxy Statement ii

iii Bunge | 2024 Proxy Statement

PROXY STATEMENT SUMMARY
This summary highlights certain information contained in this proxy statement. As it is only a summary, please review the entire proxy statement before voting.
Annual General Meeting Information

Time and Date:	Wednesday, May 15, 2024, at 3:30 p.m., Central European Summer Time, with log in beginning at 3:15 p.m.

Location:
The Annual General Meeting will be a virtual meeting conducted exclusively online via live audio webcast, allowing shareholders to participate in the meeting from any location convenient to them. There will not be a physical meeting.

Record Date:	Shareholders of record as of the close of business on April 25, 2024 are entitled to vote.

Voting:
Each issued and outstanding registered share is entitled to one vote. You may submit voting instructions by telephone, internet, mail or by accessing the Annual General Meeting. Please see "Information About Voting" on page 113.

Attendance:
To access the Annual General Meeting, please follow the instructions contained in "Information About the Meeting" on page 110. Shareholders who access the meeting will be allowed to submit questions in our virtual shareholder meeting forum before and during the meeting.

Proposals and Voting Recommendations for the Annual Meeting
A majority of votes cast is required to approve each proposal, unless otherwise indicated.

Proposal		Board's Voting Recommendation	Page References (for more detail)

1	Approval of the Swiss Statutory Consolidated Financial Statements and Swiss Standalone Financial Statements of Bunge Global SA for the year ended December 31, 2023	✓ FOR	9

2	Approval of the Appropriation of Earnings for Fiscal Year 2023	✓ FOR	10

3	Approval of a Cash Dividend in the Aggregate Amount of U.S. $2.72 Per Outstanding Share Out of Bunge Global SA’s Reserve from Capital Contribution in Four Equal Installments	✓ FOR	11

4	Discharge of the Members of the Board and of the Executive Management Team from Liability for the Activities During Fiscal 2023	✓ FOR	12

5	Election of Directors	✓ FOR EACH NOMINEE	13

6	Reelection of the Chair of the Board	✓ FOR	22

1 Bunge | 2024 Proxy Statement

7	Reelection of the Members of the Human Resources and Compensation Committee	✓ FOR EACH NOMINEE	23

8	Approval of the 2024 Long-Term Incentive Plan	✓ FOR	57

9	Advisory Vote to Approve Named Executive Officer Compensation Under U.S. Securities Law Requirements	✓ FOR	57

10	Approval of the Compensation of the Board and Executive Management Team under Swiss Law; Advisory Vote on the Swiss Compensation Report	✓ FOR EACH PROPOSAL	91

11	Advisory Vote on the Swiss Statutory Non-Financial Matter Report	✓ FOR	102

12	Election of the Swiss Statutory Independent Voting Representative	✓ FOR	103

13	Appointment of Independent Auditor for U.S. Securities Law Purposes and Reelection of Statutory Auditor for Swiss Law Purposes	✓ FOR	104

In this proxy statement, we sometimes refer to Bunge Global SA, as the context may require, as "we", "our", the "Company" or "Bunge". All references to "U.S. dollars", "U.S.$", "US$" or "$" in this proxy statement are to U.S. dollars, the official currency of the United States.
Bunge | 2024 Proxy Statement 2

Director Nominees
The Board of Directors has nominated the 14 directors named below for election at the Annual General Meeting and recommends that shareholders vote FOR the election of each director nominee.

The following table provides summary information about each of the current director nominees, including committee assignments, following the Annual General Meeting on May 15, 2024. See "Proposal 5 - Election of Directors" on page 13 for additional information regarding the nominees.

On June 13, 2023 we entered into a Business Combination Agreement (“BCA”) with Viterra Limited (“Viterra”) and its shareholders, including certain affiliates of Danelo Limited (“Glencore”), Canada Pension Plan Investment Board Monroe Canada Inc. (“CPPI”), Venus Investment Limited Partnership (“BCI”), and Ocorian Limited in its capacity as trustee of the Viterra Employee Benefit Trust (together with Viterra, the “Sellers”), to acquire Viterra in a stock and cash transaction (the “Viterra Transaction”). At an extraordinary general meeting held on October 5, 2023, over 98.65% of our shareholders approved the business combination with Viterra. Subject to and effective upon consummation of the Viterra Transaction, Bunge and each of Glencore and CPPI will execute shareholder agreements (collectively, “Shareholder Agreements”) as described in Board and Corporate Governance Developments; pursuant to the terms of these agreements, each of Glencore and CPPI have proposed two director nominees which, if elected by shareholders, will join the Board upon the closing of the Viterra Transaction, which remains subject to customary closing conditions, including receipt of required regulatory approvals.

Accordingly, each of Ms. Jensen and Mr. Isman are being recommended for nomination by CPPI, and each of Messrs. Mahoney and Walt are being recommended for nomination by Glencore, subject to closing of the Viterra Transaction pursuant to the Shareholder Agreements, as further discussed under "Corporate Governance - Board and Corporate Governance Developments" on page 24.

Name	Age	Director Since	Other Public Boards	Independent	Committee Membership				
					Audit [1]	CGNC [2]	ERMC [3]	HRCC [4]	SCRC [5]
Eliane Aleixo Lustosa de Andrade	61	2022	3	Yes	●				●
Sheila Bair	70	2019	1	Yes	●	● (C)	●		
Carol Browner	68	2013	0	Yes		●			● (C)
Gregory Heckman *Chief Executive Officer*	61	2018	1	No					
Bernardo Hees	54	2019	1	Yes				●	●
Michael Kobori	64	2021	0	Yes			●		●
Monica McGurk	54	2023	0	Yes		●	●		
Kenneth Simril	58	2021	0	Yes	●			● (C)	
Henry "Jay" Winship	56	2018	1	Yes	● (C)	●		●	
Mark Zenuk *Board Chair*	57	2018	0	Yes			● (C)		
Adrian Isman	61	-	0	Yes					
Anne Jensen	51	-	0	Yes					
Christopher Mahoney	65	-	0	Yes					
Markus Walt	46	-	0	Yes					

■ Current director nominees ■ New director nominees subject to closing of Viterra Transaction ● Member (C) Chair

(1) Audit Committee
(2) Corporate Governance and Nominations Committee
(3) Enterprise Risk Management Committee
(4) Human Resources and Compensation Committee
(5) Sustainability and Corporate Responsibility Committee

3 Bunge | 2024 Proxy Statement

Key Skills, Qualifications, Backgrounds and Experience Following the 2024 Annual General Meeting
Our director nominees possess a diverse range of relevant and complementary skills, qualifications, backgrounds and experience, as illustrated in the charts below. Additional information regarding each director nominees' qualifications, experience and skills are included in the director nominee skills matrix and in each director nominee’s profile, which are included in "Proposal 5 - Election of Directors."

Director Nominee Tenure

8
5
1
Average Tenure = 2.8 Years of Service
<3 Years
3-6 Years
7-10 Years
≥10 Years

Director Nominee Independence

1 Non-Independent
13 Independent
93%

Director Nominee Racial / Ethnic Diversity

36%
9 White
3 Hispanic
1 African American
1 Asian

Director Nominee Gender Diversity

9
Male
5
Female
36%

The high-level summary presented in the chart below illustrates the principal board skills as a whole and is not intended to be an exhaustive list of the director nominees' contributions to the Board.
Bunge | 2024 Proxy Statement 4

Corporate Governance Highlights
Our commitment to good corporate governance practices includes the following:

Active, Independent and Effective Board

- 13 out of 14 director nominees are independent
- All Board committee members are independent
- Independent, non-executive Board Chair
- Executive sessions of independent directors at each Board and committee meeting
- Board and committees have access to independent legal, financial, executive compensation and other advisors
- Directors have unlimited access to Company officers and employees
- Orientation and continuing education programs for directors
- Balance of new and experienced directors
- High rate of board attendance at Board and committee meetings, with average 2023 attendance of approximately 95%

Corporate Governance

- Commitment to Board refreshment; average tenure of our Board is less than 3 years
- Corporate Governance Principles include a diversity policy and robust director succession and refreshment processes
- Commitment to actively seeking highly qualified women and individuals from historically underrepresented groups to include in the candidate pool from which Board nominees are selected; 36% of our directors are female and 36% are ethnically diverse
- Director retirement age of 72
- Eliminated certain supermajority voting requirements in 2022
- Commitment to overseeing Environmental, Social and Governance (ESG) matters, including community relations, and, in 2022, refreshed committee charters to clarify ESG oversight
- Annual Board review of Company strategy
- Active risk oversight by full Board and subject matter oversight by the committees
- Robust Board and committee self-assessments and director nomination processes
- Board takes active role in management succession planning
- Limitations on the number of other public companies Board members may serve on

Shareholder Rights & Engagement

- Long-standing and active shareholder outreach program with director participation
- Single class of stock with equal voting rights
- Annual election of directors
- Simple majority voting standard at meetings implemented in 2022, including to remove directors without cause and to amend the bye-laws
- 5% or more of our issued and outstanding common shares may call a special meeting of shareholders
- Articles of Association permit shareholders to nominate directors to the Board
- Proxy Access whereby a shareholder can submit a request to include a nominee in the Company's proxy at any general meeting
- No poison pill

5 Bunge | 2024 Proxy Statement

2023 Financial and Strategic Highlights
In 2023, the Company delivered an extremely strong year while also executing on key strategic endeavors. We announced transactions and projects that significantly accelerate our strategy to create a premier agribusiness solutions company. We progressed on our sustainability commitments and returned capital to shareholders through a balanced approach to capital allocation that included an increase in our quarterly dividend and share repurchases. We also completed a change of jurisdiction of incorporation of our group holding company from Bermuda to Switzerland (the “Redomestication”), which was approved by over 99% of Bunge voting shares at our Extraordinary General Meeting held on October 5, 2023. More information regarding the Redomestication can be found under “Corporate Governance – Board and Corporate Governance Developments.”

Highlights of our operational, strategic and financial achievements in 2023 are provided below:
(1)As a result of the Redomestication on November 1, 2023, each common share of Bunge Limited was cancelled in exchange for an equal number and par value of registered shares of Bunge Global SA. References to the terms "share", "common share", or "registered share" refer to Bunge Limited common shares prior to the Redomestication and Bunge Global SA registered shares after the Redomestication, unless otherwise specified.
(2)Adjusted EPS, Adjusted Total Segment EBIT and Adjusted Funds from Operations are non-GAAP financial measures, see Appendix A – Reconciliation of Non-GAAP Financial Measures for reconciliation to the most directly comparable U.S. GAAP measure.
Bunge | 2024 Proxy Statement 6

Sustainability Highlights
We also continue our commitment to sustainability and further embedding climate-focused decision-making into our strategies, operations and investments. We’ve taken robust actions to reduce our own environmental footprint and increased our collaboration with partners, customers and other stakeholders to improve the sustainability of the food production chain. Our approach to sustainability reflects our three priority areas, and includes some of the important achievements described below:
We view sustainability as a key part of our strategy to maximize long-term shareholder value, as we believe that operating responsibly and providing products that help our customers and farmers achieve their sustainability goals provides us opportunities to (1) grow our business, (2) increase customer collaboration and loyalty, (3) attract, retain and engage employees, and (4) reduce our impact on the environment.
Executive Compensation Highlights
Our executive compensation philosophy is built upon a strong foundation of linking pay with performance over the long-term and is structured to:
•Align the interests of executives with the long-term interests of shareholders. The majority of pay opportunity for our Named Executive Officers (NEOs) is delivered in the form of performance-based incentives.
7 Bunge | 2024 Proxy Statement

•Drive business goals and strategies. Incentive plan targets are directly tied to business goals and strategies, including ESG goals, and are based upon metrics that drive long-term value creation.
•Reward profitable growth and increased shareholder value. Performance metrics balance earnings growth and returns on investment. The pay mix is equity leveraged, resulting in realized compensation in line with stock price performance.
The table below highlights our current executive compensation practices that drive performance and serve our shareholders' long-term interests.
Shareholder Engagement Highlights
Shareholder feedback is a key input to our compensation program. At our 2023 Annual General Meeting, 96.2% of the votes cast on our annual say-on-pay advisory vote were in favor of our executive compensation program.
Annually, we reach out to our top shareholders representing 40 - 50% of our issued and outstanding shares, as well as proxy advisory firms and other industry thought leaders.
Bunge | 2024 Proxy Statement 8

PROPOSAL 1 — APPROVAL OF SWISS STANDALONE STATUTORY FINANCIAL STATEMENTS AND SWISS STATUTORY CONSOLIDATED FINANCIAL STATEMENTS OF BUNGE GLOBAL SA FOR THE YEAR ENDED DECEMBER 31, 2023
Under Swiss law, the management report (except where the Company establishes consolidated financial statements pursuant to a recognized international accounting standards such as accounting principles generally accepted in the United States of America ("U.S. GAAP")), the standalone statutory financial statements and, if applicable, the consolidated financial statements of a company with regard to the preceding financial year must be submitted to shareholders for approval at each annual general meeting. As a result, shareholders are being asked to approve the audited consolidated financial statements of Bunge Global SA ("Bunge") for fiscal year 2023 and the audited standalone statutory financial statements of Bunge for fiscal year 2023. Bunge's consolidated financial statements are prepared in accordance with U.S. GAAP and therefore, Bunge is not required to submit the management report to a shareholder vote. If the shareholders do not approve this proposal, the Board may call an extraordinary general meeting of shareholders for reconsideration of this proposal by shareholders, but is not required to do so.
The audited consolidated financial statements of Bunge for fiscal year 2023 and the audited standalone statutory financial statements of Bunge for fiscal year 2023, together with the audit reports by Deloitte SA, the Company's statutory auditor pursuant to the Swiss Code of Obligations (the "Swiss Code"), are contained in the Company's 2023 Annual Report, which, along with this proxy statement, are available at: investors.bunge.com/governance/governance-document.
In its reports, Deloitte SA recommended without qualification that the Company’s Swiss Statutory Consolidated Financial Statements and Swiss Standalone Statutory Financial Statements for the fiscal year ended December 31, 2023, be approved. Deloitte SA expresses its opinion that the consolidated financial statements for the fiscal year ended December 31, 2023 present fairly in all material respects the consolidated financial position of the Company as of December 31, 2023, the Company's consolidated financial performance and the Company's consolidated cash flows for the year then ended in accordance with U.S. GAAP and comply with Swiss law and the Company's articles of incorporation. Deloitte SA further expresses its opinion and confirms that the statutory financial statements for the period from February 14, 2023 to December 31, 2023 comply with Swiss law and the Articles of Association of the Company.

☑	OUR BOARD RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE APPROVAL OF SWISS STANDALONE STATUTORY FINANCIAL STATEMENTS AND SWISS STATUTORY CONSOLIDATED FINANCIAL STATEMENTS OF BUNGE GLOBAL SA FOR THE YEAR ENDED DECEMBER 31, 2023

9 Bunge | 2024 Proxy Statement

PROPOSAL 2 — APPROVAL OF THE APPROPRIATION OF EARNINGS FOR FISCAL YEAR 2023
Under Swiss law, the appropriation of available earnings or accumulated loss, as the case may be, as set forth in the Company's Swiss statutory standalone (i.e., non-consolidated) financial statements1 must be submitted to shareholders for approval at each annual general meeting. Available earnings may be carried forward or be distributed to shareholders as dividends. We do not expect to pay dividends from available earnings in the foreseeable future as they would not be exempt from Swiss withholding tax; instead, as proposed under agenda item 3, we intend to declare distributions from the Company's capital contribution reserves. Unlike dividends declared from available earnings, distributions from capital contribution reserves will be exempt from Swiss withholding tax.
The Company does not have any available earnings at this time, and accordingly, the Board proposes that available earnings be carried forward to the next account as follows:

Amounts in thousands Proposed Appropriation of Accumulated Loss in U.S. $		U.S. dollars		Swiss francs
Retained earnings	U.S.	$3,563	CHF	2,986
Net loss for the period	U.S.	$(87,930)	CHF	(73,685)
Total accumulated loss	U.S.	$(84,367)	CHF	(70,699)

Text of the Shareholder Resolution:
IT IS RESOLVED, that the total accumulated loss of $84,367 shall be carried forward.

☑	OUR BOARD RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE CARRY FORWARD OF THE TOTAL ACCUMULATED LOSS AS OF DECEMBER 31, 2023

1 A copy of the Company’s Swiss statutory standalone (i.e., non-consolidated) financial statements are contained in the Company's 2023 Annual Report, which, along with this proxy statement, are available at: investors.bunge.com/governance/governance-document.
Bunge | 2024 Proxy Statement 10

PROPOSAL 3 — APPROVAL OF A CASH DIVIDEND IN THE AGGREGATE AMOUNT OF U.S. $2.72 PER OUTSTANDING SHARE OUT OF BUNGE GLOBAL SA'S RESERVES FROM CAPITAL CONTRIBUTION IN FOUR EQUAL INSTALLMENTS
Under Swiss law, shareholders must approve at a general meeting of shareholders the payment of a dividend paid out of capital contribution reserves.
The Board proposes that the Company pay an ordinary cash dividend in the amount of $2.72 per share out of reserves from capital contributions as shown on the balance sheet included in our Swiss financial statements. Payment of the dividend will be made in four equal quarterly installments of $0.68, with the first installment to be paid on June 3, 2024 to shareholders of record at the close of business on May 20, 2024, the second installment to be paid on September 2, 2024 to shareholders of record at the close of business on August 19, 2024, the third installment to be paid on December 2, 2024 to shareholders of record at the close of business on November 18, 2024, and the fourth installment to be paid on March 4, 2025 to shareholders of record at the close of business on February 18, 2025. Dividend payments will be made with respect to our outstanding share capital on the record date for the applicable dividend payment, which will exclude any shares of Bunge Global SA ("Bunge") held by Bunge or any of its direct or indirect subsidiaries. The reduction to our reserves from capital contributions in our Swiss statutory financial statements will be determined based on the aggregate amount of the dividend paid through all quarterly installments.
If the proposal is approved, the aggregate U.S. dollar amount of the dividend will be capped at an amount such that the aggregate reduction to our capital contribution reserves will not exceed $658,632,000. This includes a 67% margin (compared to the aggregate dividend amount calculated by reference to the 145,319,668 shares outstanding as of December 31, 2023 and an ordinary cash dividend in the amount of $2.72 per share) to accommodate new share issuances that may occur between the annual general meeting and the record date for the fourth installment payment.

The number of shares eligible for dividend payments may change due to the repurchase of shares, the sale of treasury shares, or the issuance of new shares, including based on the Company's capital band and conditional share capital. Shares issued out of treasury or our capital band will be entitled to quarterly dividend installments if issued and outstanding as of an applicable record date for a dividend installment. If we close on the Viterra Transaction in a stock and cash transaction on or before the record date for a dividend installment, the approximately 65.6 million shares we currently expect to issue to the Sellers will also become entitled to the quarterly dividend installments as of the applicable record date. For more information see “Corporate Governance – Board and Corporate Governance Developments– Shareholder Agreements.” on page 24.

If the aggregate dividend payment is lower than the cap, any unused amount will be allocated back to the Company's reserve from capital contribution. To the extent that a dividend payment would cause the cap to be exceeded, the U.S. dollar per share amount of the current or future dividends will be reduced on a pro rata basis so that the aggregate amount of all dividends paid does not exceed the cap. If the cap were reached, no further installment payments could be made.

Our statutory auditor, Deloitte SA has confirmed that the dividend proposal conforms with the requirements of the Swiss Code and our Articles of Association.

☑	OUR BOARD RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE APPROVAL OF A CASH DIVIDEND IN THE AGGREGATE AMOUNT OF U.S. $2.72 PER OUTSTANDING SHARE OUT OF BUNGE GLOBAL SA'S RESERVES FROM CAPITAL CONTRIBUTION IN FOUR EQUAL INSTALLMENTS

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PROPOSAL 4 — DISCHARGE OF THE MEMBERS OF THE BOARD AND OF THE EXECUTIVE MANAGEMENT TEAM FROM LIABILITY FOR THE ACTIVITIES DURING FISCAL 2023
In accordance with Article 698, paragraph 2, item 7 of the Swiss Code, it is customary for Swiss companies to request shareholders at the annual general meeting to discharge the members of the Board and the Executive Management Team from personal liability for their activities during the preceding fiscal year. Accordingly, shareholders are being requested to grant the members of the Board and of the Executive Management Team discharge from personal liability for their activities from the effective date of the Redomestication, November 1, 2023, to December 31, 2023. Discharge pursuant to the proposed resolution is only effective with respect to facts that have been disclosed to shareholders (including through any publicly available information, whether or not included in our filings with the SEC) and only binds shareholders who either voted in favor of the proposal or who subsequently acquired shares with knowledge that the shareholders have approved this proposal. In addition, shareholders who vote against this proposal, abstain from voting on this proposal, do not vote on this proposal, or acquire their shares without knowledge of the approval of this proposal, may bring, as a plaintiff, any claims in a shareholder derivative suit within twelve months after the approval of the proposal. After the expiration of the twelve-month period, such shareholders will generally no longer have the right to bring, as a plaintiff, claims in shareholder derivative suits against members of the Board or Executive Management Team with respect to activities during fiscal year 2023.

☑	OUR BOARD RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE DISCHARGE OF THE MEMBERS OF THE BOARD AND OF THE EXECUTIVE MANAGEMENT TEAM FROM LIABILITY FOR THE ACTIVITIES DURING FISCAL 2023
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PROPOSAL 5 — ELECTION OF DIRECTORS
Election of Directors
Our Board, based on the recommendations of the Corporate Governance and Nominations Committee, has nominated each of the 14 nominees listed below for election at the Annual General Meeting, each to hold office until next year's annual general meeting.
Under the terms of each Shareholder Agreement, each of Glencore and CPPI will have the right to designate two individuals for nomination to the Board so long as they continue to own at least 10% of the total outstanding Bunge Shares. As a result of such designations, the Board has nominated each of Ms. Jensen and Mr. Isman, as representatives of CPPI, and each of Messrs. Mahoney and Walt, as representatives of Glencore, for election to the Board. The Corporate Governance and Nominations Committee and the Board believe they are qualified nominees who are committed to promoting the long-term interests of our shareholders. Other than Ms. Jensen and each of Messrs. Isman, Mahoney and Walt, each nominee is presently a member of the Bunge Board of Directors. Each nominee has agreed to serve if elected. For more information see “Corporate Governance – Board and Corporate Governance Developments– Shareholder Agreements.” on page 24.
Ms. Jensen's and each of Messrs. Isman's, Mahoney's and Walt's elections will be contingent and effective upon the closing of the Viterra Transaction. From and following the closing date of the Viterra Transaction the size of the board will consist of 12 directors, and two incumbent directors will transition off the board.
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Nominees
The Board believes that the nominees possess the requisite tenure, diversity and variety of complementary skills, qualifications, backgrounds and experience that contribute to the Board's ability to oversee our operations and to shape our long-term business strategy. Ms. Jensen and each of Messrs. Isman, Mahoney and Walt have been nominated pursuant to the Shareholder Agreements entered into with CPPI and Glencore, subject to the closing of the Viterra Transaction, as further described in the Board and Corporate Governance Developments. The Board believes it has nominated the appropriate slate of incumbent directors to oversee the Company both pre- and post-closing of the Viterra Transaction.

The following director nominee skills matrix is a high-level summary which highlights the top four skills of each director nominee and is not intended to be an exhaustive list of each director nominee’s skills or contributions to the Board.
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The following paragraphs set forth information about the nominees and their expected committee memberships and roles following the Annual General Meeting.

Eliane Aleixo Lustosa de Andrade, 61 Board Member since 2022 Committees: Audit; Sustainability and Corporate Responsibility
Ms. Aleixo Lustosa most recently served as Managing Director at the Brazilian Development Bank, National Bank for Economic and Social Development, where she was responsible for capital markets and the execution of the Brazilian Privatization Program. Earlier in her career, she was the Chief Financial Officer of LLX Logística S.A. (currently Prumo Logística S.A.), Vice President of Finance and Control of Grupo Abril S.A., Executive Director of Globex Utilidades S.A. and Chief Investment Officer of the Petrobras’ Employee Pension Fund. Ms. Aleixo Lustosa currently serves as a non-employee director of the following companies: Grupo CCR S.A., BrasilAgro S.A., and Aegea Saneamento S.A. She has been a referee of the Brazilian Arbitration Chamber of Novo Mercado Bovespa - B3 - Brazilian Stock Market since 2004, and is member of the Bluebell Index advisory board. Ms. Aleixo Lustosa has a Ph.D in Finance and Masters of Arts and Bachelor of Arts degrees in Economics from Pontifical Catholic University of Rio de Janeiro, Brazil, where she later served as a professor of microeconomics and international relations. She has two Board Member Certificates, one issued by Competent Boards – Global ESG & Climate Certificate & Designation Program and one issued by the Brazilian Institute of Corporate Governance, where she also teaches Corporate Governance.

Skills and Qualifications: Ms. Aleixo Lustosa brings to the Board significant experience in global capital markets and financial risk management, as well as regulation and public policy and advising large, complex organizations in both the public and private sectors. She also has experience and insights into South America capital and energy markets.

Sheila Bair, 70 Board Member since 2019 Deputy Chair Committees: Audit; Corporate Governance and Nominations (Chair); Enterprise Risk Management
Ms. Bair is the former Chair of the Federal Deposit Insurance Corporation (FDIC), where she served in that capacity from 2006 to 2011. After leaving the FDIC, she joined the Pew Charitable Trust as a senior advisor, a role she held from 2011 through 2015. Ms. Bair also served as president of Washington College from 2015 to 2017, and senior advisor to the international law firm DLA Piper, from 2014 to 2015. Earlier in her career, she also served as Assistant Secretary for Financial Institutions at the U.S. Department of the Treasury (2001 to 2002), Senior Vice President for Government Relations of the New York Stock Exchange (1995 to 2000), Commissioner of the Commodity Futures Trading Commission (1991 to 1995), and as counsel to Kansas Republican Senate Majority Leader Bob Dole (1981 to 1988). She continues her work on public policy issues as chair emeritus of the Systemic Risk Council, as a founding director of the Volcker Alliance, and as a Senior Fellow of the Center for Financial Stability. Ms. Bair is a non-employee director of Lion Electric Company, where she serves as a member of the Compensation Committee and chairs the Nomination and Corporate Governance Committee. She is a former Board Chair of Fannie Mae and non-employee director of Host Hotels & Resorts, Inc., Thomson Reuters and the Industrial and Commercial Bank of China Ltd. She is an accomplished author and has written several books on financial issues. In 2021, she was appointed trustee of the prestigious Economists for Peace and Security, and the Eminent Persons Group, which advises the IFRS Foundation on sustainability financial disclosures. She holds a bachelors from the University of Kansas and a J.D. from the University of Kansas School of Law. She also holds honorary doctorates from Kansas University, Amherst College and Drexel University.
Skills and Qualifications: Ms. Bair brings to the Board significant experience in global capital markets and financial risk management, as well as regulation and public policy, and advising large, complex organizations in both the public and private sectors.

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Carol Browner, 68 Board Member since 2013 Committees: Corporate Governance and Nominations; Sustainability and Corporate Responsibility (Chair)
Ms. Browner is senior of counsel at Covington & Burling LLP, a multinational law firm, and is a member of their environmental, social and governance practice. From 2011 to 2021, Ms. Browner was senior counsel at Albright Stonebridge Group, a global advisory firm. From 2009 to 2011, she served as Assistant to President Barack Obama and director of the White House Office of Energy and Climate Change Policy. From 2001 to 2008, Ms. Browner was a founding principal of the Albright Group and Albright Capital Management LLC. Previously, she served as Administrator of the Environmental Protection Agency from 1993 to 2001. She also chairs the board of the League of Conservation Voters. She holds a J.D. and B.A. from the University of Florida.
Skills and Qualifications: Ms. Browner brings to the Board significant experience in regulation and public policy, the environment and sustainability, particularly with respect to agriculture, energy and renewable fuels, and also advising large, complex organizations in both the public and private sectors.

Gregory Heckman, 61 Board Member since 2018
Mr. Heckman has been our CEO since 2019 and also has served as a director since October 2018. Mr. Heckman has more than 30 years of experience in the agriculture, energy and food processing industries. He is Founding Partner of Flatwater Partners and has served as CEO of The Gavilon Group from 2008 to 2015. During his time at Gavilon, he led the company through a period of considerable growth in both the agriculture and energy industries prior to the eventual sale of the agriculture business to Marubeni Corporation and the energy business to NGL Energy Partners. Prior to that, he served as Chief Operating Officer of ConAgra Foods Commercial Products and President and COO of ConAgra Trade Group.
Mr. Heckman serves on the board of the Federal Reserve Bank of St. Louis and as a non-executive director on the Board of Directors of OCI NV, a global producer of fertilizer and chemicals. In addition, he serves on the New York Stock Exchange Board Advisory Council and the Executive Committee of the Chair's Council for Greater St. Louis, Inc. Mr. Heckman holds a B.S. in agriculture economics and marketing from the University of Illinois at Urbana-Champaign.
Skills and Qualifications: Mr. Heckman's deep agribusiness and food industry knowledge and leadership experience, his proven track record in driving growth and shareholder value at Bunge and previous businesses he has led, as well as his experience as our CEO, provides the Board with valuable perspectives as we continue to grow our portfolio of businesses, while increasing our focus on sustainability and optimizing our operation and risk management execution.

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Bernardo Hees, 54 Board Member since 2019 Committees: Human Resources and Compensation; Sustainability and Corporate Responsibility
Mr. Hees was a partner at 3G Capital, a global investment firm, from 2010 until the end of 2019. Mr. Hees served as CEO of The Kraft Heinz Company from July 2015 until June 2019 and as CEO of H.J. Heinz Company from June 2013 until its merger with Kraft Foods Group, Inc. in July 2015. Previously, Mr. Hees served as CEO of Burger King Worldwide Holdings, Inc., a global fast food restaurant chain, from September 2010 to June 2013 and Burger King Worldwide, Inc. from June 2012 to June 2013, and as CEO of América Latina Logística, a logistics company, from January 2005 to September 2010. Mr. Hees serves as Executive Chairman of the Board of Directors of Avis Budget Group, Inc. He holds a B.A. in Economics from the Pontifical Catholic University of Rio de Janeiro and an MBA from Warwick Business School in the United Kingdom.
Skills and Qualifications: Mr. Hees' experience as a former chief executive of a large international consumer products company and his experience as a former partner of a global investment firm provides the Board with valuable perspective relating to mergers and acquisitions and global food and food ingredient supply chains. He also provides the Board with insights into the South American marketplace. He has a finance background, and a strong understanding of compensation and sustainability matters.

Adrian Isman, 61 CPPI Board Nominee
Mr. Isman has been CEO of Calosense Inc, a medical services company, since joining in November 2023. Prior to Calosense, Mr. Isman started working at Louis Dreyfus Company (LDC), a global agriculture commodities company in 1985. He left LDC in 1997 to serve as Chief Executive Officer of Marc Rich Agriculture Latin America until 2000, when he returned to LDC until his retirement in 2022. While at Louis Dreyfus, Mr. Isman served as CEO North America Region from 2017 to 2022. Prior to that, he served in various roles of increasing responsibility in regions across South America, Asia and the United States, including commodities trading, government relations, Chief Operations Officer and Chief Executive Officer of various regions, Head of the Juices platform and Co-Head of the Grains and Oilseeds platform. Mr. Isman currently serves as a director for Purefield Ingredients, a private agriculture company, and previously served as a director and Chairman of the Board for Biosev SA, a public company in Brazil that was subsequently acquired by Raizen SA, and for Calyx SA. Mr. Isman holds an undergraduate degree in Economics from the Universidad de Buenos Aires, an Advanced Management Program degree from INSEAD and Fundacao Dom Cabral, and a Corporate Governance Program certificate from the Columbia Business School.
Skills and Qualifications: Mr. Isman's extensive global leadership experience at a global agriculture commodities company, as well as his extensive experience in commodities trading, mergers and acquisitions and government relations, provides the Board with valuable leadership expertise in agriculture, commodities, transactions and public policy. In addition, Mr. Isman brings a wealth of international experience, with a strong focus on South America. He also has extensive experience in oilseed processing.

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Anne Jensen, 51 CPPI Board Nominee
Ms. Jensen became the Chief Operating Officer, Assets & Logistics for Norden, a global shipping company located in Denmark in January 2024. Previously, she served as President and Chief Executive Officer for TotalEnergies EP Canada, a global energy company, from 2021 to 2023, Vice President Midstream from 2019 to 2021 and Managing Director Total Energy Trading 2018 to 2019. Prior to that, Ms. Jensen was the Managing Director for Trading at Maersk Oil, where she was responsible for strategy, business development, commercial negotiations, organizational change and regulatory compliance. Prior to working at Maersk Oil, she worked for Shell in various countries and commercial areas, such as West Africa, North Sea, Americas and Denmark, where she was responsible for maximizing profitability and customer portfolios. Ms. Jensen has a Business Administration – Marketing Management degree from Copenhagen Business School, Denmark.

Skills and Qualifications: Ms. Jensen brings extensive experience in trading in the energy industry and has a strong understanding of investments, commodities and supply chains from her roles at TotalEnergies, Maersk Oil and Shell. In addition, she has experience leading a global company, as well as experience in strategy, risk management, logistics, sustainability and compliance. She also has extensive experience in dealing with Canadian markets and regulatory agencies, where Viterra has a significant footprint.

Michael Kobori, 64 Board Member since 2021 Committees: Enterprise Risk Management; Sustainability and Corporate Responsibility
Mr. Kobori is currently the Chief Sustainability Officer at Starbucks Coffee Company, a position he has held since 2020. Prior to joining Starbucks, he was with Levi Strauss & Co. where he served as Vice President, Sustainability from 2007 to 2020 and the Director, Global Code of Conduct from 2001 to 2006. Prior to that, he was with The Asia Foundation, where he supported human rights and economic development in Bangladesh, Thailand and Vietnam. Mr. Kobori currently serves on the Advisory Committee for Voluntary Foreign Assistance and the President's Leadership Council of The Asia Foundation. Mr. Kobori has been a lecturer in corporate sustainability at the Haas School of Business, University of California at Berkeley. He is the Executive Producer of Utopia Theatre Project, an artist-led social justice theater company. Mr. Kobori has served on a number of not-for profit boards and advisory commissions, including the Cotton Board, Better Cotton Initiative, Sustainable Apparel Coalition, ILO Better Work, and Levi Strauss Foundation. He holds a Masters of Public Policy and AB, Psychology and Asian Studies degrees from the University of California, Berkeley.
Skills and Qualifications: Mr. Kobori brings to the Board significant experience in environmental matters, sustainability and public policy, particularly with respect to climate, agriculture and water. He also has experience working for a large multinational beverage and manufacturing company with complex supply chains. In addition, his extensive experience in the private sector provides unique perspectives on diversity and social justice matters. He also provides the Board with insights on business operations in Asia.

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Christopher Mahoney, 65 Glencore Board Nominee
Mr. Mahoney is the former Chief Executive Officer for Glencore Agriculture Ltd. where he worked for 21 years and served as CEO from 2016 until his retirement in 2019. While at Glencore, Mr. Mahoney led the 2012 acquisition of Viterra Ltd. and led their grain-trading operations for 17 years until his retirement. Mr. Mahoney has served as a non-executive director and member of the risk committee for Viterra Ltd. since 2019. He also currently serves non-executive Chairman of the Board of Director of ED&F Man Holdings Ltd., a global agricultural commodities and financial services merchant, a position he has held since 2021. Prior to working for Glencore, Mr. Mahoney worked for Cargill in various roles of increasing responsibility from 1982 to 1997. Mr. Mahoney has a Master of Arts from Oriel College, University of Oxford U.K., and completed the Tuck Executive Program at Dartmouth College.

Skills and Qualifications: Mr. Mahoney’s experience as a former chief executive officer of a large international agriculture company and his extensive experience in commodities trading provides the Board with valuable perspectives. In addition, he has significant merger and acquisition experience and brings invaluable insight into Viterra’s business, where he has served as non-executive director since 2019. He also brings significant global experience, working in both the U.S., Europe and Switzerland, as well as extensive experience with Asia and South America markets.

Monica McGurk, 54 Board Member since 2023 Committees: Corporate Governance and Nominations; Enterprise Risk Management
Ms. McGurk is currently the Chief Executive Officer of the North American Business Unit at Tropicana Brands Group, a position she has held since October 2023 after joining the company as the CEO of its Mainstream & Chilled Brands business Unit in September 2022. Previously, she served as the Chief Global Growth Officer at Kellogg Company from 2019 to 2022 and the Chief Global Revenue and eCommerce Officer from 2018 to 2019. Prior to working at Kellogg Company, she worked at Tyson Foods and The Coca-Cola Company where she held various P&L and functional leadership positions across strategy, eCommerce and digital media/marketing. She is currently a non-employee director of the privately held company, PivotBio. Ms. McGurk holds a B.A. in Government from Harvard University and a M.B.A. and Certificate in Public Management along with a M.A. in Education from Stanford University. Additionally, she completed the Executive Education Agribusiness Seminar at Harvard Business School; Ethics of AI at the University of Helsinki, Finland; and Introduction to ESG at the Corporate Finance Institute.

Skills and Qualifications: Ms. McGurk brings to the Board significant experience in enterprise risk management, ESG, health and nutrition, food waste and packaging, as well as diversity, equity and inclusion initiatives at large multinational companies. She also has significant experience in digital, cybersecurity and AI. In addition, she also has significant leadership experience in each of these areas, including strategy and commercial initiatives globally.

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Kenneth Simril, 58 Board Member since 2021 Committees: Audit; Human Resources and Compensation (Chair)
Mr. Simril is the former President and Chief Executive Officer of Fleischmann's Ingredients, a position he held from 2006 to 2021. Prior to joining Fleischmann's, he was the Chief Financial Officer and Chief Operations Officer of Clipper Corporation, a manufacturer of both custom and semi-custom items for the food service industry. Before Clipper Corporation, Mr. Simril was the Chief Financial Officer of ClearPath Networks Inc. He has also served in various finance and engineering roles with Mobil Oil Corporation and Exxon Mobil Corporation. Mr. Simril is a former non-employee director of At Home Group, Inc. He currently serves as an independent director of American Funds managed by the Capital Group, a privately held company. He holds a B.S. in Petroleum Engineering from the University of Southern California and an MBA from Harvard Business School.

Skills and Qualifications: Mr. Simril brings to the Board significant financial and leadership expertise and experience working for large, complex multinational companies. In addition, he brings significant food and ingredients experience, energy sector experience, manufacturing, logistics, strategic and investment management experience. Mr. Simril is an audit committee financial expert.

Markus Walt, 46 Glencore Board Nominee
Mr. Walt is Head of Business Development for Glencore plc, a major producer and marketer of metals and energy commodities headquartered in Switzerland. He is a member of Glencore’s Global Investment and Capital Allocation Committee. Mr. Walt started his career at Glencore in 1999 as an accountant in metals and oil trading based in Baar and London, gaining expertise and in-depth knowledge of the trading environment. In 2002, he joined Glencore’s asset team and performed numerous due diligence and integrations worldwide as the company was acquiring more industrial production assets. Subsequently, he was involved in the Group's strategic M&A activities, including the Glencore IPO in 2011, and the acquisitions of Viterra (2012) and Xstrata (2013). Since 2016, he has served on the Viterra Board and as a member of its audit and remuneration committees. Mr. Walt graduated from the University of Zurich with an MBA and is a CFA® Charter holder.

Skills and Qualifications: Mr. Walt brings to the Board significant experience in mergers and acquisitions, strategic planning and value creation gained through his time working for a natural resource company, with a focus on activities such as global agriculture and trading. Mr. Walt has significant risk management experience, establishing the risk management function at Glencore with a focus on aggregated market and credit risk metrics. He led the Glencore team in planning and executing the ownership diversification of Glencore’s agricultural division and has been representing Glencore on the Board of Viterra Limited since 2016 when CPPI and BCi became shareholders. He also brings to the board extensive accounting, finance, strategy, compensation and remuneration expertise.

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Henry "Jay" Winship, 56 Board Member since 2018 Committees: Audit (Chair); Corporate Governance and Nominations; Human Resources and Compensation
Mr. Winship is the Founder and Managing Member of Pacific Point Capital, LLC and the Founder and Managing Member of Pacific Point Advisors, LLC. Prior to that, he was a Principal, Senior Managing Director and Member of the Investment Committee at Relational Investors, which he joined in 1996. He has over 25 years of experience as an institutional investor and in investment management, accounting and financial management. Mr. Winship is a non-employee director of C.H. Robinson and former non-employee director of CoreLogic, Inc. He also serves on the Board of Advisors of the Corporate Governance Institute at San Diego State University Fowler College of Business. He is a Certified Public Accountant and holds the professional designation of Chartered Financial Analyst. He holds a bachelor's degree in finance from the University of Arizona and an MBA from the University of California, Los Angeles.

Skills and Qualifications: Mr. Winship brings to the Board expertise and experience as an institutional investor helping to grow shareholder value at a wide range of public companies. Mr. Winship has significant experience in the areas of finance, capital allocation and risk management, and provides our Board with valuable perspectives on a range of agricultural and food ingredient industry topics. Mr. Winship is an audit committee financial expert and has extensive corporate governance expertise.

Mark Zenuk, 57 Board Member since 2018 Board Chair Committees: Enterprise Risk Management (Chair)
Mr. Zenuk has served as Managing Partner of Tillridge Global Agribusiness Partners, an agribusiness private equity firm, since 2016. Prior to Tillridge, he was a Managing Director at NGP Energy Capital Management where he led the agribusiness investment platform from 2010 to 2016. Before joining NGP Energy Capital Management, he served in many domestic and international executive leadership roles with Archer Daniels Midland Company ("ADM"), having most recently led ADM’s oilseed business unit. Before joining ADM in 1999, he served as General Manager of the Commodity Marketing Group for the Saskatchewan Wheat Pool and Marketing Manager for the Canadian Wheat Board. He holds a B.S. in Agricultural Economics from the University of Saskatchewan.

Skills and Qualifications: Mr. Zenuk's senior leadership experience provides deep knowledge of global agribusiness and food and ingredients markets, along with risk management expertise and, through his private equity experience, financial acumen and a strong commitment to strategic growth and shareholder value. Mr. Zenuk also brings manufacturing and logistics experience in global operations.

☑	OUR BOARD RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR

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PROPOSAL 6 — REELECTION OF THE CHAIR OF THE BOARD
Pursuant to the Swiss Code and our Articles of Association, the authority to elect the Chair of the Board is vested with the general meeting of shareholders. The term of office of the Chair of the Board is the same as the other directors’ terms and extends until completion of the next annual general meeting. The Chair elected at the 2024 Annual General Meeting will have the powers and duties as provided for in our Articles of Association and Organizational Regulations.
Upon the recommendation of the Corporate Governance and Nominations Committee, the Board nominates Mark Zenuk for reelection by the shareholders as the Chair of the Board. Mr. Zenuk has served on the board of Bunge’s ultimate holding company since 2018. Since 2023, he has served as the Chair of the Board and is also Chair of the Enterprise Risk Management Committee. Mr. Zenuk’s biographical information may be found above under Proposal 5.

☑	OUR BOARD RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF MARK ZENUK AS CHAIR OF THE BOARD OF DIRECTORS
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PROPOSAL 7 — REELECTION OF THE MEMBERS OF THE HUMAN RESOURCES AND COMPENSATION COMMITTEE
Pursuant to the Swiss Code and our Articles of Association, the authority to elect the members of the Human Resources and Compensation Committee of the Board is vested with the annual general meeting of shareholders. The term of office of the members of the Human Resources and Compensation Committee is the same as the other directors’ term and extends until completion of the next annual general meeting.
Upon the recommendation of the Corporate Governance and Nominations Committee, the Board has nominated Bernardo Hees, Kenneth Simril, and Henry "Jay" Winship, who are currently members of the Human Resources and Compensation Committee, to stand for re-election by the shareholders at the 2024 Annual General Meeting. Biographical information regarding the nominees may be found above under Proposal 5.

☑	OUR BOARD RECOMMENDS THAT YOU VOTE FOR THE REELECTION OF THE NOMINEES OF THE HUMAN RESOURCES AND COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
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CORPORATE GOVERNANCE
The following sections provide an overview of our corporate governance policies and practices, including with respect to shareholder outreach, Board structures, tenure and refreshment, independence of directors, Board leadership, risk oversight and key aspects of our Board and committee operations. The Board regularly reviews our policies and processes in the context of current corporate governance trends, regulatory changes and recognized best practices.
Board and Corporate Governance Developments
Redomestication. This Annual General Meeting will be the first for the Company since shareholders approved the Company’s Redomestication from Bermuda to Switzerland at the Extraordinary General Meeting held on October 5, 2023. At the Extraordinary General Meeting, our shareholders also approved the business combination with Viterra. Subject to and effective upon closing of the Viterra Transaction, Bunge and each of Glencore and CPPI will execute shareholder agreements, pursuant to which each of Glencore and CPPI have the right to propose two director nominees who, if elected by shareholders, will join the Board upon the closing of the Viterra Transaction. Closing of the Viterra Transaction remains subject to customary closing conditions, including receipt of required regulatory approvals. At this Annual General Meeting, Glencore's and CPPI's Board nominees are proposed for election to the Board. However, their election is conditional on the closing of the Viterra Transaction.The Redomestication effectively changed the Company’s place of incorporation and residence from Bermuda to Switzerland. This Redomestication allowed for a multitude of benefits, including the alignment of Bunge’s corporate legal structure and commercial operations, a more central location within our major markets and with balanced corporate governance requirements, a more sophisticated financial and commercial infrastructure and a stable and well-developed legal system. Following the Redomestication, Swiss law now requires the Company to put to a shareholder vote certain proposals that were previously not required, which is why this year's proxy contains additional, new proposals that are subject to shareholder vote. Additionally, we remain subject to SEC reporting requirements, the mandates of the Sarbanes-Oxley Act and the corporate governance requirements of the New York Stock Exchange ("NYSE"), and we continue to report our financial results in U.S. dollars and under U.S. GAAP.
Shareholder’s Agreements. Concurrently with the Business Combination Agreement ("BCA"), we have agreed to the terms of the Shareholder’s Agreement with each of Glencore and CPPI, which will be executed and become effective at the closing of the Viterra Transaction. Under the Shareholder Agreements, Glencore and CPPI will each have the right to designate two individuals for nomination to the Board so long as they continue to own at least 10% of Bunge's total issued and outstanding shares2. As a result of Glencore's and CPPI's designations, we have nominated each of Mr. Isman and Ms. Jensen, as representatives of CPPI, and each of Messrs. Mahoney and Walt, as representatives of Glencore, for election to the Board. Each nominee has agreed to serve if elected. Ms. Jensen's and each of Messrs. Isman's, Mahoney's and Walt's elections will be contingent and effective upon the closing of the Viterra Transaction. As previously mentioned, we are confident that joining forces with Viterra will, among other valuable factors, facilitate an even stronger company financially, create a diversified supply chain operator across the key global export origins and import destinations for grains and oilseeds and better position the combined company across major processing markets to deliver immediate and long-term value to Bunge shareholders. Appointing each of the four members to the Board pursuant to the Shareholder Agreements will allow for the Company to take even more advantage of this highly valuable combination with Viterra, further facilitating the integration of the unique value provided by both companies.
Shareholder Engagement
Shareholder engagement is a key priority of our Board and management. As a result, the Board has worked with management over the years to develop a robust year-round shareholder outreach program with our investors. Similar to previous years, we solicited engagement with institutional investors representing approximately 40% to 50% of our issued and outstanding shares to offer the opportunity to discuss current and emerging issues that matter most to them, including our performance and strategy, governance matters, executive compensation, sustainability, climate, human capital management, diversity and inclusion and other matters. These meetings included members of our management team, investor relations, human resources, executive compensation, sustainability and legal, as well as our independent Board chair. Additionally, in 2023, we participated in a program led by an ESG advisory organization
2 If their shareholding is at least 5% of the total outstanding Bunge Shares, then each of Glencore and CPPI will have the right to designate one individual for nomination to the Board. Glencore and CPPI will have no board nomination rights if they hold less than 5% of the total outstanding Bunge Shares.
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to meet with a consortium of investors to discuss our sustainability strategy, with particular focus on receiving feedback about climate transition planning.
Feedback from these discussions is relayed to the Board and is a key element in the development of our governance, compensation and sustainability policies, as well as the ongoing evaluation of our business strategy and performance.
For example, as a result of feedback received and collaboration with our shareholders in recent years we have:
•taken significant action to refresh our Board and the leadership and composition of our Board committees;
•made meaningful changes to our executive compensation program;
•implemented simple majority voting at general meetings;
•enhanced our proxy disclosures with respect to the composition, skill sets and diversity of our Board;
•enhanced our sustainability policies and programs, particularly with respect to addressing deforestation risks in our supply chain, climate-related risks and water sustainability;
•updated our Corporate Governance Principles to enhance our Board Membership Criteria, including the addition of a Diversity Policy and director succession planning;
•updated our committee charters to clarify the roles and responsibilities with respect to ESG matters;
•enhanced our sustainability, risk, compensation and governance disclosures to align them to the relevant elements of the reporting frameworks developed by the Sustainability Accounting Standards Boards (SASB) and the Task Force on Climate-related Financial Disclosures (TCFD); and
•implemented full declassification of our Board.
The Board will continue to seek investor input in furtherance of its commitment to enhancing our governance practices and building long-term shareholder value.
Board Structure and Size
As of the date of this proxy statement, our Board consists of 10 directors. However, pursuant to the Shareholder Agreements that will be entered into in connection with the Viterra Transaction, from and following the closing date of the Viterra Transaction, the Board size will increase to 12 directors, with 2 incumbent Bunge directors transitioning off the Board following the closing date. Directors are elected at each annual general meeting of shareholders to hold office for one-year terms until the next annual general meeting of shareholders.
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Director Selection and Qualifications
Our Board maintains a robust process whereby the members focus on identifying, considering and evaluating potential board candidates. As provided in its charter, our Corporate Governance and Nominations Committee leads this process by considering prospective candidates at its meetings. In identifying appropriate candidates, with support from an independent search firm, the committee conducts a thoughtful evaluation focused on recommending candidates, pursuant to the Board Membership Criteria and Diversity Policy set forth in the Corporate Governance Principles, that (1) complement the current members of the Board and other proposed nominees to further the objective of having a Board that guides the long-term strategy and ongoing business operations of the Company, and (2) reflects a diversity of background and experience to effectively perform the functions of the Board and its committees. The following provides an overview of our Board refreshment process.
Director Re-elections: Additionally, the Corporate Governance and Nominations Committee annually reviews the tenure, performance, skills and contributions of existing Board members to the extent they are candidates for re-election. Directors eligible for re-election abstain from Board discussions regarding their nomination. In determining whether to recommend a director for re-election, the Committee also considers the director’s participation in and contributions to the activities of the Board, the results of the most recent Board evaluation and meeting attendance. The Board does not believe that directors should expect to be re-nominated annually.
Membership on other Boards: Under the Corporate Governance Principles, directors must inform the Chair of the Board and the Chair of the Corporate Governance and Nominations Committee in advance of accepting an invitation to serve on another public company board. In addition, no director may sit on the board, or beneficially own more than 1% of the outstanding equity securities (other than through mutual funds or similar non-discretionary, undirected arrangements), of any of our competitors in our principal lines of business.
Board Membership Criteria and Diversity Policy: For all directors, we require an independent mindset, high personal and professional ethics, integrity, sound business judgment, the ability and willingness to commit sufficient time to the Board and to promoting the long-term interests of the Company's shareholders. Our Board considers many factors in evaluating the suitability of individual director candidates, including, but not limited to: a general understanding of global business, finance and other disciplines relevant to the success of a large, publicly traded company; understanding of our business and technology; education, professional background and personal accomplishments; and geographic, gender, age, and racial and ethnic diversity. The Board is committed to actively seeking highly qualified women and individuals from historically underrepresented groups to include in the candidate pool from which Board nominees are selected.
Independent Search Firm: A professional search firm recently assisted the Corporate Governance and Nominations Committee in connection with its recommendation of Messrs. Kobori and Simril, who were both appointed to the Board in 2021, Ms. Aleixo Lustosa, who was appointed in 2022 and Ms. McGurk, who was elected to the Board at the 2023 Annual General Meeting. When using a professional search firm, the Corporate Governance and Nominations
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Committee directs the firm to include in each director search a diverse slate of qualified candidates based on the Board Membership Criteria and Diversity Policy outlined in our Corporate Governance Principles. After consulting with the Corporate Governance and Nominations Committee, the firm further screens and interviews candidates to assess their qualifications, interest and any potential conflicts of interest, and provides its results to the Committee, which uses its independent judgment to determine whether to recommend to the Board a candidate for nomination.

Each of the nominees for election at the Annual General Meeting was recommended for nomination to the Board by the Corporate Governance and Nominations Committee.
Board Succession and Tenure
Director Succession: The Board actively reviews and refreshes its membership. In furtherance of this objective, the Corporate Governance and Nominations Committee assists the Board in developing succession planning guided by the long-term strategy and ongoing business operations of the Company. As part of succession planning, the Corporate Governance and Nominations Committee annually, and on an as needed basis, reviews the composition of the Board against the skills criteria applicable to potential candidates for nomination to the Board, as well as existing directors, and makes director nomination recommendations to the Board.
Director Tenure: No director who has reached the age of 72 can be nominated for re-election or re-appointment to the Board; however, the Board does not impose director tenure limits as the Board believes that imposing limits on director tenure could arbitrarily deprive it of the valuable contributions of its most experienced members. Accordingly, length of Board service is one of the factors considered by the Corporate Governance and Nominations Committee in making director nomination recommendations to the Board. Additionally, each director must be re-nominated by the Board on an annual basis, which provides the Board with the opportunity to consider the optimal mix of characteristics, skills, qualifications and experience in the evaluation of the Board members each year.
Board Refreshment: Over the course of the last six years, 11 directors have either left the Board or decided not to stand for re-election. As a result, the average tenure of our director nominees is less than three years, with the longest tenured nominee having served for ten years. This significant Board refreshment process has resulted in an increase in the depth, qualifications and diversity represented on the Board.
Shareholder Recommendations and Director Nominations
The Corporate Governance and Nominations Committee will evaluate candidates recommended by shareholders in the same manner as candidates recommended by the Board. In accordance with our Articles of Association, shareholders who wish to propose a director nominee must give written notice to our Corporate Secretary at our registered address at Route de Florissant 13, 1206 Geneva, Switzerland, at least 120, but no more than 150 calendar days, prior to the first anniversary of the date (as stated in the Company's proxy materials established under applicable U.S. securities laws) on which the Company's definitive proxy statement for the prior year's Annual General Meeting was first released to the Company's shareholders. If the Annual General Meeting is not scheduled to be held within a period beginning 30 days before such anniversary date and ending 30 days after such anniversary date, written notice must be given by the later of the close of business on the date that is 180 days prior to such other meeting date or the tenth day following the date that the Company first makes public disclosure regarding such other meeting date. In each case, the notice must include, as to each person the shareholder proposes to nominate for election or re-election as director, (i) all information relating to that person required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, which includes such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected, and evidence satisfactory to us that such nominee has no interests that would limit such nominee's ability to fulfill their duties of office and (ii) all information and documentation required pursuant to our Articles of Association, including the information to be included in the Access Notice (as defined in our Articles of Association) and the Nominee Information (as defined in our Articles of Association). We may require any nominee to furnish such other information as reasonably may be required by us to determine the eligibility of such nominee to serve as a director. A shareholder may propose a director nominee to be considered by our shareholders at the annual general meeting provided that the notice provisions in our Articles of Association as set forth above are met, even if such director nominee is not nominated by the Corporate Governance and Nominations Committee. A shareholder may also recommend director candidates for consideration by the Corporate Governance and Nominations Committee at any time. Any such recommendations should include the nominee's name and qualifications for Board membership.
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Board Independence

With respect to the 2024 director nominees, the Board has determined that each non-employee director who served in 2023 and each non-employee director nominee is independent in accordance with the New York Stock Exchange Corporate Governance Standards and that no major relationship exists with Bunge other than as a director.

Regulatory Requirements: In accordance with the listing standards of the New York Stock Exchange (the "NYSE"), to be considered independent, a director must have no material relationship with Bunge directly or as a partner, shareholder or officer of an organization that has a relationship with Bunge. The NYSE has also established enhanced independence standards applicable to members of our Audit Committee and our Human Resources and Compensation Committee. The Board has concluded that each member of our Audit Committee and our Human Resources and Compensation Committee satisfied the applicable enhanced independence standards of the NYSE.

Independence Governance Framework: In accordance with the Corporate Governance Principles and our Policy for the Review and Approval of Related Person Transactions, the Corporate Governance and Nominations Committee assists the Board annually to review commercial and other relationships between directors and members of their immediate families and Bunge to make a determination regarding the independence of each director or director nominee. In addition, the Board has adopted categorical standards of director independence which are set forth in Annex A to our Corporate Governance Principles. The Corporate Governance Principles are available through the "Investor Center — Governance" section of our website, bunge.com.
Independence Determination: In making its independence determinations, the Board considers relevant facts and circumstances, including that in the normal course of business, purchase and sale and other commercial and charitable transactions or relationships may occur between Bunge and other companies or organizations with which some of our directors or their immediate family members are affiliated. The Board monitors the independence of its members on an ongoing basis to assist it in making determinations of director independence. For 2023, the Board considered the following transactions and relationships and determined them to be immaterial:

•Each of Mses. Aleixo Lustosa, Bair, Browner and McGurk and Messrs. Heckman, Hees, Isman, Mahoney, Simril and Winship serve as a non-employee director, trustee or advisory board member of another company that Bunge did business within the ordinary course;
•Each of Mses. Browner, Jensen and McGurk, and Messrs. Kobori and Walt serve as executives, partners or officers of another company that Bunge did business within the ordinary course; the Board has reviewed these arrangements and found them to be arms length transactions and determined that each of these directors is independent; and
•Mr. Zenuk serves as Managing Partner of Tillridge Global Agribusiness Partners ("Tillridge"), a private equity firm. Bunge conducts business with certain portfolio companies of Tillridge. The highest amount of annual purchase or sale transactions between Bunge and any of the portfolio companies in 2023 was approximately $13 million. Mr. Zenuk does not serve as an officer or employee of any of these portfolio companies and has no involvement in Bunge's dealings with these companies. Additionally, these commercial relationships predated Mr. Zenuk joining our Board. The Board concluded that these transactions were arm's length and determined that Mr. Zenuk is independent.
Executive Sessions of Our Board
Our Corporate Governance Principles provide that the non-employee directors shall meet without management directors at regularly scheduled executive sessions and at such other times as they deem appropriate. Our Board meets in executive session without management directors present at each regularly scheduled Board meeting. Our non-employee, independent Board Chair presides over these sessions.
Certain Relationships and Related Transactions
Various policies and procedures, including our Code of Conduct, Corporate Governance Principles, Conflict of Interest Policy, and annual questionnaires and/or certifications completed by our directors and executive officers, require disclosure of and/or otherwise identify transactions or relationships that may constitute conflicts of interest or may
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require disclosure under applicable SEC rules as "related person transactions". Our Corporate Governance and Nominations Committee has adopted the Policy for the Review and Approval of Related Person Transactions, which is a written policy for the review and approval of related person transactions. This policy is designed to operate in conjunction with and as a supplement to the provisions of our Code of Conduct. These transactions are also reviewed in the context of making annual independence determinations regarding directors. See "Board Independence" above for further information.
Under the policy, our legal department will review all actual and proposed related person transactions presented to or identified by it and then submit any transaction in which a related person is reasonably likely to have a direct or indirect material interest to the Corporate Governance and Nominations Committee for review and approval or ratification. In determining whether to approve or ratify a related person transaction, the Corporate Governance and Nominations Committee will consider all the available and relevant facts and circumstances, including, but not limited to, (a) whether the transaction was the product of fair dealing, (b) the terms of the transaction and whether similar terms would have been obtained from an arm's length transaction with a third party and (c) the availability of other sources for comparable products or services. The policy also identifies certain types of transactions that our Board has identified as not involving a direct or indirect material interest and are, therefore, not considered related person transactions for purposes of the policy. For purposes of the policy, the terms "related person" and "transaction" have the meanings contained in Item 404 of Regulation S-K.
Board Leadership Structure
Our Board does not have a requirement that the roles of CEO and Board Chair be either combined or separated. The Board believes this determination should be made based on the best interests of Bunge and its shareholders at any point in time based on the facts and circumstances then facing the Company. Demonstrating the Board's commitment to making these thoughtful and careful determinations, our Board has separated the Chair and CEO roles since 2013 and has had an independent, non-employee Board Chair since January 1, 2014. Mr. Zenuk currently serves as Board Chair and ex officio member of each committee. The Board believes that its current leadership structure, led by an independent Board Chair and five fully independent committees, is in the best interests of the Company and its shareholders at this time and demonstrates its commitment to independent oversight, which is a critical aspect of effective governance. If, in the future, our CEO also serves as our Board Chair, our Corporate Governance Principles provide that our non-management directors would, on an annual basis, select an independent director to serve as the Board’s lead independent director. The specific responsibilities of a lead independent director are set forth in our Corporate Governance Principles.
Mr. Zenuk is expected to continue to serve as Board Chair of the Board following the Annual General Meeting. He has been a director since 2018 and is an independent director under NYSE standards. In addition to Mr. Zenuk’s expected continued role as the Chair of the Board, his governance responsibilities include chairing the Enterprise Risk Management Committee that supervises the quality and integrity of our risk management practices, reviews and approves our risk management policies, oversees the Enterprise Risk Management framework and reviews the scope of our enterprise risks.
Mr. Zenuk serves as Managing Partner of Tillridge Global Agribusiness Partners, an agribusiness private equity firm. Previously, he was a Managing Director at NGP Energy Capital Management where he led the agribusiness investment platform and he has held many domestic and international executive leadership roles with Archer Daniels Midland Company. He has a seasoned and long-term perspective and insight into Bunge’s operations, as well as a thorough understanding of our businesses and expertise in our industry. Given his senior leadership experience and deep knowledge of global agribusiness and food and ingredients markets, along with his risk management expertise, the independent members of the Board find that he is the most appropriate choice to serve as Board Chair.
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Board Meetings and Committees
The Board normally has five regularly scheduled meetings per year, and committee meetings are normally held in conjunction with Board meetings. Additionally, the Board holds virtual meetings to receive updates on our business and as circumstances may require. Our Board met eight times and acted by written consent seven times in 2023. All directors serving on the Board as of December 31, 2023 attended at least 95% of the combined Board and committee meetings on which they served during the last fiscal year.
Our Organizational Regulations give our Board the authority to delegate its powers to committees appointed by the Board. We have five standing Board committees: the Audit Committee, the Human Resources and Compensation Committee, the Enterprise Risk Management Committee, the Corporate Governance and Nominations Committee and the Sustainability and Corporate Responsibility Committee. Each of these committees is chaired by an independent director and composed entirely of independent directors. The members of the Audit Committee and the Human Resources and Compensation Committee also meet the enhanced independence rules of the SEC and NYSE applicable to such committees. Pursuant to their charters, each of these committees is authorized and assured of appropriate funding to retain and consult with external advisors and counsel, as they deem appropriate, to assist in the performance of their duties. The committees are required to conduct meetings and take action in accordance with the directions of the Board, the provisions of our Organizational Regulations and the terms of their respective committee charters. Each of these committees has the power under its charter to sub-delegate the authority and duties designated in its charter to subcommittees or individual members of the committee as it deems appropriate, unless prohibited by law, regulation or any NYSE listing standard. Copies of these committee charters are available through the "Investor Center — Governance — Governance documents" section of our website, bunge.com. Please note that the information contained in or connected to our website is not intended to be part of this proxy statement.
The tables that follow provide primary responsibilities and 2023 membership and meeting information for each Board committee as of December 31, 2023 (for the membership of each of the Board Committees that is expected following the Annual General Meeting, see "Director Nominees" on page 3). See "Environmental, Social and Governance" for a description of the role each Board committee serves with respect to the oversight of ESG matters:

Audit Committee

2023 meetings l 9	Primary Responsibilities:

Members: Henry "Jay" Winship (Chair) Eliane Aleixo Lustosa de Andrade Sheila Bair Kenneth Simril
•the quality and integrity of our financial statements and related disclosures;
•compliance with legal and regulatory requirements;
•the independent auditor's qualifications, independence, fees and performance;
•the performance of our internal audit and control functions; and
•assists the Board in its oversight of cybersecurity.

The Audit Committee meets separately with our independent auditor and also in quarterly executive sessions with members of management, including our chief audit executive and our chief compliance officer. Additionally, the Audit Committee regularly meets in executive sessions at which only the Audit Committee members are in attendance, without any members of our management present. No Audit Committee member may simultaneously serve on the audit committees of more than two other public companies without the prior approval of the Board. Messrs. Winship and Simril qualify as audit committee financial experts.
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Human Resources and Compensation Committee

2023 meetings l 5	Primary Responsibilities:

Members: Kenneth Simril (Chair) Bernardo Hees Henry "Jay" Winship
•designing, reviewing and overseeing Bunge's executive compensation program;
•reviewing and approving corporate goals and objectives relevant to the compensation of our CEO, evaluating the performance of the CEO in light of these goals and objectives and setting the CEO's compensation based on this evaluation;
•reviewing the evaluation by the CEO of each executive officer reporting directly to the CEO and overseeing and approving the total compensation packages for each executive officer reporting directly to the CEO;
•reviewing and approving employment, consulting, retirement and severance agreements and arrangements, as applicable, for the CEO and executive officers reporting directly to the CEO;
•reviewing and making recommendations to the Board regarding our incentive compensation plans, including our equity incentive plans, and administering our equity incentive plans;
•establishing and reviewing our executive and director share ownership guidelines;
•reviewing our compensation practices to ensure that they do not encourage unnecessary and excessive risk-taking;
•administering Bunge’s clawback policy and performing such duties and responsibilities as may be assigned in accordance with the terms of the policy;
•making recommendations to the Board on director compensation; and
•overseeing talent management programs, succession planning and the Company's initiatives and policies related to diversity and inclusion, workforce environment and culture.

The Human Resources and Compensation Committee has sole authority to select and retain any compensation consultants or advisors and to approve their fees. For additional information on the Human Resources and Compensation Committee's role, its use of outside advisors and their roles, as well as the Human Resources and Compensation Committee's processes and procedures for the consideration and determination of executive compensation, see "Compensation Discussion and Analysis — Determining Compensation" beginning on page 61 of this proxy statement.
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Corporate Governance and Nominations Committee

2023 meetings l 4	Primary Responsibilities:

Members: Sheila Bair (Chair) Carol Browner Monica McGurk Henry "Jay" Winship
•monitoring significant developments in the law and practice of corporate governance and overseeing, reviewing, and recommending changes to the Company’s corporate governance framework;
•leading the Board in its annual performance evaluation;
•developing and recommending to the Board and overseeing the Corporate Governance Principles of the Company;
•advising the Board with respect to charters, structure, and functions of the committees of the Board and qualifications for membership thereon;
•assisting the Board by actively identifying individuals qualified to become Board members;
•overseeing policies and processes relating to director orientation and continuing education;
•assisting the Board with director succession planning and director recruitment processes;
•making director independence recommendations to the Board;
•recommending to the Board the director nominees for election at the next annual meeting of shareholders; and
•periodically reviewing the political contribution program and the Company's position and engagement on relevant public policy governance issues.

Enterprise Risk Management Committee

2023 meetings l 4	Primary Responsibilities:

Members: Mark Zenuk (Chair) Sheila Bair Michael Kobori Monica McGurk
•supervising the quality and integrity of our risk management practices;
•reviewing and approving our risk management policies and risk limits on a periodic basis (including climate-related risks) and advising our Board on risk management practices (see "Risk Oversight" on page 35 for more information); and
•overseeing the development of an Enterprise Risk Management framework, periodically reviewing a wider scope of enterprise risks facing the Company, including climate-related risks, and management's risk mitigation strategies.

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Sustainability and Corporate Responsibility Committee

2023 meetings l 4	Primary Responsibilities:

Members: Carol Browner (Chair) Eliane Aleixo Lustosa de Andrade Bernardo Hees Michael Kobori
•oversight of our governance policies, strategies and programs with respect to sustainability and corporate social responsibility, including matters related to:
–human rights;
–food safety;
–environmental matters related to climate change and emissions, water conservation and management, energy consumption and efficiency, product stewardship, and waste disposal;
–the Company's public commitments regarding non-deforestation and emissions reductions;
–corporate sustainability reporting;
–ESG external trends and public affairs;
–relations with stakeholders;
–assisting the Board and Enterprise Risk Management Committee in fulfilling their risk management oversight responsibility relating to ESG; and
–philanthropy and community relations.

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Board and Committee Evaluations
Pursuant to NYSE requirements, our Corporate Governance Principles and the charters of each of the Board’s committees, the Board and each of its committees conducts annual self-assessments of their performance. The Board recognizes that a thorough and constructive assessment process is an essential component of good corporate governance. These self-assessments are intended to facilitate a candid assessment and discussion by the Board and each committee of its effectiveness and performance and identification of areas for improvement. A summary of the process is below:

Questionnaires:
•The Corporate Governance and Nominations Committee Chair and the Committee members oversee the overall Board committee self-assessment process.
•Questionnaires for the Board and each standing committee are reviewed and updated on an annual basis prior to distribution to each of the directors.
•Topics include, but are not limited to:
–Board and committee dynamics, meetings, materials and effectiveness;
–the flow of information to and from the Board and its committees;
–Board composition, size and leadership; and
–corporate strategy, risk oversight and management, director and executive compensation, succession planning and shareholder engagement.

Individual Directors:	•Each director is provided with a questionnaire for the full Board and one for each standing committee on which the director serves.
Reviews:
•The Corporate Governance and Nominations Committee, along with the third-party facilitator, which may be retained as deemed appropriate, reviews and discusses the responses to the Board and all committee questionnaires.
•Each committee reviews and discusses the responses to their respective committee questionnaires.
•The Corporate Governance and Nominations Committee provides the Board with a summary of the Board and committee questionnaires and develops recommendations for areas that the Board and its committees should consider as improvements. These areas are further discussed by the Board.

Board Summary and Feedback:
•The Chair of the Corporate Governance and Nominations Committee, working with the Board Chair, other directors and the senior management team as appropriate, develops action plans for any items that require follow-up.

Changes implemented:
•In addition to significant Board refreshment, in recent years the Board’s approach to Board and committee self-assessments has resulted in changes made to Board agendas, meeting materials, management presentations, committee responsibilities and charters, committee consultants, leadership and composition.

Executive Succession Planning and Leadership Development
Succession planning and leadership development are top priorities for the Board and management. On an annual and as needed basis, the Human Resources and Compensation Committee, with oversight by the Board, reviews succession plans and candidate profiles for the CEO and other senior management positions, and oversees talent management programs that drive capability building, leadership development and workforce culture. The Human Resources and Compensation Committee also reviews workforce health metrics at each meeting that provide insight into workforce movement, diversity and inclusion initiatives, engagement and culture.
The Board believes that succession planning:
•is a board-driven, collaborative and continuous process;
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•should consider the Company's long-term strategic goals; and
•involves building a diverse and inclusive, talent-rich organization by attracting and developing the right people. Individuals who are identified as succession candidates for critical positions are given exposure and visibility to Board members through formal presentations and informal events.
Risk Oversight
Our Board of Directors oversees management's approach to risk management, which is designed to support the achievement of our strategic objectives and enhance shareholder value. Our Board has considered the most effective organizational structure to appropriately oversee major risks. It has established a dedicated Board committee, the Enterprise Risk Management Committee, which enables greater focus at the Board level on risk oversight tailored to our business and industries. Additionally, each of our other Board committees considers risks within its area of responsibility. All Board committees regularly report on their activities to the full Board to promote effective coordination and to ensure that the entire Board remains apprised of major risks, how those risks may interrelate, and how management addresses those risks. Finally, Bunge has management teams responsible for risk, including a Chief Risk Officer, a Management Risk Committee and an Internal Audit team to assist with the day-to-day implementation, governance and monitoring of risk management strategies and risk mitigation efforts. An overview of each Board committee and their respective roles in risk oversight are outlined below:

Entity	Primary Responsibility for Risk Management

Enterprise Risk Management Committee
•Oversees the quality and integrity of our risk management practices relating to the following key areas: commodities risk, foreign exchange risk, liquidity, interest rate and funding risk, credit and counterparty risk, country risk, climate-related risk, new trading or investing business activity risk and sanctions and derivatives compliance.
•Reviews and approves corporate risk policies and limits associated with our risk appetite.
•Oversees the development of an Enterprise Risk Management framework, periodically reviewing a wider scope of enterprise risks facing the Company, and management's risk mitigation strategies.
•Meets regularly with our CEO, CFO, Chief Risk Officer, Chief Compliance Officer and other members of senior management to receive regular updates on our risk profile and risk management activities.

Audit Committee
•Oversees risks related to our financial statements, the financial reporting process and accounting and financial controls.
•Receives an annual risk assessment briefing from our chief audit executive, as well as periodic update briefings, and reviews and approves the annual internal audit plan that is designed to address the identified risks.
•Reviews key risk considerations relating to the annual audit with our independent auditor.
•Assists the Board in fulfilling its oversight responsibility with respect to legal and compliance matters, including meeting with and receiving periodic briefings from members of our legal staff and chief compliance officer.
•Oversees our cybersecurity and other information technology risks, including risk management programs and controls.

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Entity	Primary Responsibility for Risk Management
Human Resources and Compensation Committee
•Oversees risks relating to compensation and benefits programs to ensure incentives are appropriately balanced and do not motivate executives and employees to take imprudent risks.
•Oversees programs, policies and practices relating to talent management, diversity and inclusion, and workforce environment and culture.
•Oversees CEO and senior management succession planning and compensation.
•Advises the Board on CEO and director compensation.
•Administering the Company’s clawback policy and performing such duties and responsibilities as may be assigned in accordance with the terms of the policy.
See "Compensation and Risk" beginning on page 76 of this proxy statement for more information.

Corporate Governance and Nominations Committee
•Oversees risks related to our governance framework and processes.
•Identifies individuals qualified to serve as Board members pursuant to the guidelines and diversity policy established by the Board in the Corporate Governance Principles.
•Provides oversight of Board effectiveness and independence.
•Conducts the annual Board and committee self-assessment process that is aimed at ensuring that the Board and its committees are functioning effectively and able to meet their responsibilities, including risk oversight.

Sustainability and Corporate Responsibility Committee
•Oversees the Company's governance, policies, strategies and programs related to sustainability, corporate social responsibility matters, human rights, food safety, product stewardship, and environmental trends, issues, risks and concerns which could affect the Company’s business activities and performance.
•Oversees and provides guidance to management on sustainability, corporate social responsibility, political and environmental governance matters in public debate, public policy, regulation and legislation.
•Reviews the Company's charitable giving policies and programs.

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Entity	Primary Responsibility for Risk Management
Management
•Chief Risk Officer: Implements an effective risk management framework and provides daily oversight of risk.
•Chief Technology Officer: Provides updates to the Audit Committee and the Board on cyber trends, incidents, risks, and the Company's response systems and mitigation strategies on a periodic annual and as needed basis.
•Chief Audit Executive: Provides reliable and timely information to our Board, Audit Committee and management regarding our Company’s effectiveness in identifying and appropriately controlling risks.
•Chief Compliance Officer: Implements the Compliance and Ethics program and provides updates to the Audit Committee and the Enterprise Risk Management Committee regarding regulatory compliance and ethics related risks and mitigation strategies.
•Management Risk Committee: Reviews and monitors key exposures, emerging risks and drivers of risk. Serves as the most senior management-level risk governance body at the Company, and reviews on an ongoing basis key enterprise risks. Provides oversight for all risk management activities, including the risk framework.

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Corporate Governance Principles and Code of Conduct
Our Board has adopted Corporate Governance Principles that set forth our corporate governance objectives and policies and, subject to our Articles of Association and Organizational Regulations, govern the functioning of the Board. Our Corporate Governance Principles are available through the "Investor Center — Governance" section of our website, bunge.com. Please note that information contained in or connected to our website is not intended to be part of this proxy statement.
The Code of Conduct reflects our values, vision and culture and sets forth our commitment to ethical business practices and reinforces various corporate policies. Our Code of Conduct applies to all of our directors, officers and employees worldwide, including our CEO and senior officers. Our Code of Conduct is available on our website. We intend to post amendments to and waivers of (to the extent applicable to certain officers and our directors) our Code of Conduct on our website.
Communications with Our Board
To facilitate the ability of shareholders to communicate with our Board and to facilitate the ability of interested persons to communicate with non-management directors, the Board has established a physical mailing address and an electronic address to which such communications may be sent, which is available on our website, bunge.com, through the "Investor Center — Governance" section.
Communications received are initially directed to our legal department, where they are screened to eliminate communications that are merely solicitations for products and services, items of a personal nature not relevant to us or our shareholders and other matters that are improper or irrelevant to the functioning of the Board or Bunge. All other communications are forwarded to the relevant director, if addressed to an individual director or a committee chair, or to the members of the Corporate Governance and Nominations Committee if no particular addressee is specified.
Board Member Attendance at Annual General Meetings
It is the policy of our Board that our directors attend each annual general meeting of shareholders. In 2023, all nominees who were serving as directors at the time attended our annual general meeting.
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Environmental, Social and Governance
We leverage our leadership, extensive knowledge of the industry, and our deeply rooted relationships with customers at both ends of the value chain to address the sustainability challenges facing the food, feed, and fuel supply chains in which we operate. We intend to address those challenges by, among other things, connecting farmers and our end customers as they seek to establish common approaches to overcome shared sustainability challenges. This means that the decisions we make — from strategy to investments to operations — look at the associated GHG impact and how it will shape our long-term climate ambitions. With a sustainability mindset, we can enhance our focus on decarbonization in both our operations and in our supply chains, continue providing low carbon solutions to our food, feed, and fuel customers, and ensuring climate-related risks are deeply embedded into our governance framework. We have a proud history of accomplishment that we are building on to realize our approach.
We recognize the interconnectedness of addressing climate change, building a more sustainable food system and efforts to enhance food security. Bunge’s size and connectivity means we not only have a unique perspective on a variety of aspects of the food security conversation but we believe we can also help to influence the solutions at scale. That is why we strive to incorporate sustainability into many areas of our business, from how we plan and develop our strategic goals, compensate employees and operate our facilities to how we engage with our customers, suppliers, employees, communities and other stakeholders.

The very nature of the work we do—connecting farmers to consumers to deliver essential food, feed and fuel to the world—requires a deep understanding of the environment and market demands around us. It means we must face head on the realities of a changing climate and food insecurity, as we work to minimize our impact on the planet while meeting the needs of consumers and communities.

Our key areas of growth—expansion of our oilseed processing and origination capabilities, production of renewable feedstocks, increasing our plant lipids portfolio and development of new plant-based protein ingredients—are not only central to our business strategy but also a testament to the alignment of sustainability with our corporate vision.
In recent years, company-wide improvements enabled Bunge to take advantage of improved market conditions and generate record earnings, which we expect will position us for long-term success. We aim to provide value for our shareholders while continuing to accelerate our focus on sustainable business opportunities that contribute to more climate-friendly agribusiness and food systems.
Bunge’s five Board committees oversee Bunge’s governance, compensation, risk management and sustainability practices, including climate-related risks and opportunities.
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Members of our executive leadership team are directly involved in the development and execution of our sustainability strategy, which includes the management of climate-related risks and opportunities. Below are some highlights of their involvement and responsibilities:
•Chief Executive Officer is the final arbiter in the management of sustainability strategy, risks and opportunities, and helps to set the overall vision for the company.
•Co-Presidents of Agribusiness oversee the commercial and industrial operations of the business, with management over the sustainability opportunities from products and services, and the implementation of sustainability commitments within the multiple value chains of the enterprise.
•President of Food Solutions oversees the sustainability solutions for key global customers in Bunge’s food and ingredients business, particularly in tropical and edible oils.
•Chief Financial Officer (CFO) is the management lead of the Audit Committee. The CFO provides overall guidance and strategic input into financial opportunities and risks associated with sustainability issues, as well as oversight of Bunge’s sustainability-linked credit facilities and other “green” loans.
•Chief Human Resources Officer (CHRO) is the management lead of the Human Resources and Compensation Committee. The CHRO oversees the embedding of ESG metrics—such as emissions performance and safety—into the compensation of Bunge employees. The CHRO also leads the diversity, equity and inclusion strategy, along with the talent development programs throughout the business.
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•Chief Risk Officer (CRO) is the management lead of the Enterprise Risk Management Committee. The CRO oversees the enterprise risk management process of the company, with the inclusion of climate-related risks and opportunities and their impacts on the business strategy, operations and investments.
•Chief Transformation Officer assesses long-term business growth strategy and opportunities, and considers the sustainability impact they may have.
•Chief Legal Officer (CLO) is the management lead of the Corporate Governance and Nominations Committee. The CLO manages legal and ethical risks and regulatory compliance of the business.
•Our Chief Technology Officer (CTO) oversees the global business transformation team and supports and enables technology solutions which align with our sustainability commitments, objectives and opportunities.
•Chief Sustainability Officer and Government Affairs (CSO) is the management lead of the Sustainability and Corporate Responsibility Committee. The CSO leads a global team operating across multiple geographies and functions, which regularly engages business leadership to ensure company-wide alignment with sustainability objectives and opportunities.
Over the past year, Bunge has established multiple cross-functional teams of subject matter experts focused on ESG matters, including human rights, climate, water and non-deforestation, in an effort to further embed sustainability throughout the company. The teams meet regularly to discuss a range of topics that can help achieve our sustainability commitments and disclosures, or which might have a strategic, operational or financial impact on our business.
Additional information on sustainability governance and oversight can be found in Bunge’s upcoming 2024 Global Sustainability Report, which will be located on our website at bunge.com/sustainability.

Sustainability at Bunge in 2024 and Beyond
•Bunge’s commitment to meaningful climate action is grounded in a sincerely held belief that we have the right ingredients for success and a proven track record of helping move the industry in the right direction. Our prior emissions goals dating back to 2008, our enhanced governance, and our industry-first 2025 non-deforestation commitment underscore our dedication to creating transformation in the food industry and helping our partners achieve scalable impact on our common objectives.
•Our strong execution and vision for decarbonization in our growth strategy enabled us to establish Science Based Targets in 2021 with an aim to achieve absolute reductions in carbon emissions for our own operations and in our supply chains. In 2023, we continued to see emissions reductions in our operations and in our supply chains.
•A substantial portion of emissions reduction within our supply chains, known as Scope 3 emissions, are tied to our industry-leading commitment to have deforestation-free supply chains in 2025. Progress against this commitment remains strong, as we achieve improved traceability and monitoring figures to our sourcing in the high priority geographies of the world.
•We also continued to improve governance and strategy on our human rights program, our engagement with communities through an updated corporate contributions policy and our interaction with stakeholders through regular consultations and workshops. We expect to continue implementation of these new policies throughout 2024.
•Performance-based sustainability goals are a component of the annual incentive bonuses paid to our executive team and over 7,000 of our employees. Our compensation framework is based on a pay-for-performance philosophy with payout now directly impacted by our attainment of certain sustainability targets, including emissions reduction progress and progress to deforestation-free supply chains.
For more information about our sustainability efforts, annual reports and dashboards, please visit bunge.com/sustainability.
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Human Capital Management
Our ability to deliver results for our customers, each other and the world starts with a workplace environment focused on collaboration, inclusiveness, innovation and accountability. We value the multi-cultural perspectives of our global team and are committed to developing and rewarding our employees for their high level of engagement and commitment to Bunge. We provide our team with the opportunity to enhance their careers at Bunge while making a genuine impact and connecting meaningfully with others.

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EMEA = Europe, Middle East, Africa
Our Board plays an important role in the oversight of talent management and culture at Bunge and our Human Resources and Compensation Committee devotes time each quarter to engage on strategic talent initiatives.
Our Culture of Belonging
Creating Belonging for Everyone. We recognize that our success is amplified by embracing a wide range of experiences and perspectives, fostering a culture where everyone is valued and can contribute fully. This inclusive environment leads to enhanced decision-making and innovative solutions. Our commitment extends to creating an atmosphere and culture of belonging, where each employee's unique contributions are recognized and valued. We emphasize the importance that our global workforce feels seen and heard; thereby, reducing risks and bolstering our decision-making processes. Advancing this culture of inclusivity and opportunity within our organization and the broader community remains a top priority.

For more information regarding inclusion and belonging at Bunge, refer to the “Careers – Diversity & Inclusion” section of our website, bunge.com. Additionally, our latest EEO-1 report is available under the "Sustainability - Policies and Reports" section of our website.

We are one of the founding members of Together We Grow, an industry consortium made up of corporations, nonprofits, academic institutions and NGOs—focused on building the workforce of tomorrow and ensuring that the workforce is skilled, diverse and inclusive.

As part of the CEO Action for Diversity & Inclusion pledge, along with a wide range of industry leaders, we are dedicated to advancing diversity and inclusion within the workplace—with the goal of building inclusive workplace environments where employees feel empowered to bring their authentic selves to work.

As a member of the Paradigm for Parity® coalition, we are committed to addressing gender parity in corporate leadership positions. In partnership with the coalition, we’ll work to achieve gender equality throughout our leadership structure—a critical step in ensuring diversity of thought is represented at Bunge.

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Our efforts to create a positive impact for our people and our communities with respect to inclusion are spread across three pillars:

Workforce Representation and Inclusive Environment	Social Responsibility and Community Outreach	Accountability

•We are committed to retain, attract, engage and advance our global talent that represents the communities we live in and the customers we serve
•We provide equitable opportunities and create a welcoming culture of inclusion and belonging

•We position ourselves as an employer of choice, a good corporate citizen and leader in the agribusiness and the food industry
•We use our position as a global leader to make a positive impact on our communities and the world
•We champion fair labor practices and foster inclusion and equity in our supplier network and in the communities where we operate

•We hold ourselves accountable to being stewards of our organizational and team culture, ensuring everyone rises to their full potential
•We develop effective and scalable processes, systems and measurements to track our progress

Public Policy Engagements
Lawmakers and agency officials govern and regulate many aspects of our industry and can have considerable influence on our success. Therefore, we believe political advocacy is an important way to support our business interests and contribute positively to the communities where we operate. Accordingly, senior leadership and our Board encourage involvement in activities that advance Bunge’s goals. We support political candidates that align with our values and business principles and who have strong connections to areas where we have facilities. In addition, we are members of organizations that may contribute to dialogue and political action on agricultural, food and biofuel issues.
As a company, we engage in activities that include lobbying, making contributions to candidates from our employee-funded political action committee (PAC) in the U.S., and participating in trade associations. The PAC board approves disbursements to candidate committees based upon a prescribed set of criteria. Those criteria include: presence of a Bunge facility in the candidate’s district; key committee assignment; leadership position; support for key issues; and sharing Bunge’s values.
The Corporate Governance and Nominations Committee periodically reviews the political contribution program, including political contributions made by the Bunge PAC.
To learn more about our political engagement and contributions, and to view our lobbying and contributions disclosures, please visit bunge.com/corporate-governance/political-contributions.
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DIRECTOR COMPENSATION
Our compensation program for non-employee directors is designed to enable us to retain, attract and motivate highly qualified directors to serve on our Board. It is also intended to further align the interests of our directors with those of our shareholders. Annual compensation for our non-employee directors in 2023 comprised a mix of cash and equity-based compensation. The Human Resources and Compensation Committee annually receives competitive information on the status of Board compensation for non-employee directors from its independent compensation consultant and is responsible for recommending to the Board changes in director compensation. In 2023, no changes were made to the compensation structure of the Board of Directors:
Directors' Fees
Non-employee directors received the following fees in 2023:

•Each member of the Audit Committee receives an annual fee for the added workload and responsibilities of this committee.
•No fees are paid for services as a member of any other committee.
•If the Board and/or a committee meets in excess of 10 times in a given year, each non-employee director receives a fee of $1,000 for each additional meeting attended.
•Non-employee directors are reimbursed for reasonable expenses incurred by them in attending Board meetings, committee meetings and shareholder meetings.

Non-Employee Director Compensation		Director

Annual Cash Retainer Fee
All Non-Employee Directors		$100,000
Non-Employee Chair (supplemental)		$75,000

Annual Equity Award
All Non-Employee Directors		$200,000
Non-Employee Chair (supplemental)		$100,000

Committee Compensation	Member	Chair

Annual Fee - Audit Committee	$10,000	$25,000

Annual Fee - All Other Committees	$—	$20,000
Non-Employee Director Share Ownership Guidelines
To further align the interests of Board members with those of our shareholders, the Board has established share ownership guidelines for the minimum amount of registered shares that are required to be held by our non-employee directors. These guidelines are required to be met within five years of a non-employee director's initial appointment or election to the Board. For non-employee directors, the guideline is five times the annual cash retainer fee paid by Bunge to its non-employee directors (i.e., $500,000). Shares deemed to be owned for purposes of the share ownership guidelines include only shares owned directly. Unvested restricted stock units do not count toward satisfaction of the guidelines. We have not granted any stock options under the Bunge Limited 2017 Non-Employee Directors Equity Incentive Plan, as Amended and Restated (the "2017 NED Plan"). Furthermore, our non-employee directors are required to hold 100% of the net shares acquired through the equity incentive plans until the guidelines are met.
Bunge 2017 Non-Employee Directors Equity Incentive Plan
The 2017 NED Plan was approved by our shareholders in May 2021. The 2017 NED Plan, unless otherwise determined by the Human Resources and Compensation Committee, provides for an annual equity award to each non-employee director as of the date of our annual general meeting of shareholders. A non-employee director who is elected or appointed to the Board other than on the date of an annual meeting shall receive, as of the date of such election or appointment, a pro rata portion of the awards made to non-employee directors generally on the immediately preceding date of grant based on the number of days from the date of election or appointment to the next annual meeting, divided by 365. The value, type and terms of such awards are determined by the Human Resources and Compensation Committee; however, the grant date fair value of all awards payable in registered shares for services rendered by each non-employee director during any calendar year may not exceed $540,000. We may grant nonqualified stock options, stock appreciation rights, restricted stock units and other forms of awards that generally
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are based on the value of our registered shares under the 2017 NED Plan. Unless otherwise determined by the Human Resources and Compensation Committee, equity awards generally vest on the date of the first annual general meeting of shareholders following the applicable grant date, provided the director continues to serve on the Board until such date. To date, we have granted only restricted stock units under the plan. Unless prohibited by the 2017 NED Plan or the Human Resources and Compensation Committee determines otherwise prior to a change in control, upon the occurrence of a change in control and either (i) a successor fails to assume, substitute or replace outstanding awards or (ii) a non-employee director’s service is terminated on or before the occurrence of the first anniversary of the change in control: (1) any restricted stock units and other forms of award shall immediately vest; and (2) any outstanding and unvested nonqualified stock options and stock appreciation rights shall become immediately exercisable. The 2017 NED Plan provides that up to 320,000 registered shares may be issued under the plan. As of December 31, 2023, granted shares under the plan totaled 169,331, inclusive of dividend equivalents.
Prohibitions Against Short Sales, Hedging, Margin Accounts and Pledging
Our insider trading and pre-clearance policy prohibits directors, officers, employees and entities controlled by them, among others, from engaging in short sale transactions in our securities, holding our securities in margin accounts or pledging our securities as collateral. Additionally, directors, members of our executive committee and entities controlled by them, among others, are further prohibited from owning, holding, purchasing, selling, exercising, converting or otherwise acquiring or benefiting from any derivative securities, including puts, calls, equity collars, straddles, forward contracts and similar instruments that may be used as part of a hedging, tax, risk management or other strategy (other than stock options, restricted stock or restricted stock units issued by us).
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Director Compensation Table
The following table sets forth the compensation for non-employee directors who served on our Board during the fiscal year ended December 31, 2023.

	Non-Employee Director Compensation
Name	Fees Earned or Paid in Cash ($)	Stock Awards(1)(2) ($)	Total ($)
Eliane Aleixo Lustosa de Andrade	$110,000	$199,919	$309,919
Sheila Bair	$130,000	$199,919	$329,919
Carol Browner	$120,000	$199,919	$319,919
J. Erik Fyrwald(3)	$43,516	$—	$43,516
Bernardo Hees	$100,000	$199,919	$299,919
Kathleen Hyle(3)	$63,462	$—	$63,462
Michael Kobori	$100,000	$199,919	$299,919
Monica McGurk(4)	$63,736	$199,919	$263,655
Kenneth Simril(4)	$122,747	$199,919	$322,666
Henry "Jay" Winship	$125,000	$199,919	$324,919
Mark Zenuk(4)	$171,429	$299,834	$471,263
(1)Each of the non-employee directors serving on the Board on the close of business on Bunge's May 11, 2023 Annual General Meeting received an annual grant of 2,229 restricted stock units. In addition, as part of Mr. Zenuk's compensation for serving as non-employee Chair, he was granted an additional 1,114 restricted stock units. Annual grants generally vest on the first anniversary of the date of grant (May 11, 2023), provided the director continues to serve on the Board on such date. The average of the high and low sale prices of our common shares on the NYSE was $89.69 on May 11, 2023.
(2)The amounts shown reflect the full grant date fair value of the award for financial reporting purposes in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation - Stock Compensation (ASC Topic 718) (without any reduction for risk of forfeiture) as determined based on applying the assumptions used in Bunge's audited financial statements. See Note 25 to the audited consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, regarding assumptions underlying the valuation of equity awards. Other than the restricted stock units reported above and associated dividend equivalents, no director had any other stock awards outstanding as of December 31, 2023. The number of awards granted excludes dividend equivalents. The closing price of our registered shares on the NYSE on December 29, 2023 was $100.95.
(3)Mr. Fyrwald, former Chair of the Human Resources and Compensation Committee, and Ms. Hyle, former Board Chair, did not stand for re-election at the May 11, 2023 Annual General Meeting and were, therefore, not eligible to receive a stock award.
(4)For Ms. McGurk, reflects prorated compensation following her election to the Board at the 2023 annual meeting. Messrs. Simril and Zenuk, reflects prorated compensation for service as Committee Chair and Board Chair, respectively, for the applicable portion of 2023 during which they served in such capacities.

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SHARE OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS AND PRINCIPAL SHAREHOLDERS
The following table sets forth information with respect to persons or entities who are known to Bunge to beneficially own 5% or more of our registered shares, each member of our Board, each NEO and all directors and executive officers as a group as of March 15, 2024.
All holders of our registered shares are entitled to one vote per share on all matters submitted to a vote of holders of registered shares, and the voting rights attached to registered shares held by our directors, executive officers or major shareholders do not differ from those that attach to registered shares held by any other holder.
Under Rule 13d-3 of the Exchange Act, "beneficial ownership" includes shares for which the individual, directly or indirectly, has or shares voting or investment power, whether or not the shares are held for the individual's benefit.

	Amount and Nature of Beneficial Ownership
	(Number of Shares)
Beneficial Owner	Direct or Indirect(1)	Voting or Investment Power(2)	Right to Acquire(3)	Percent of Class(4)
Capital World Investors(5)	19,614,419	—	—	13.9%
The Vanguard Group(6)	18,954,832	—	—	13.4%
BlackRock, Inc.(7)	14,532,067	—	—	10.3%

Non-Employee Directors
Eliane Aleixo Lustosa de Andrade	635	—	2,285	*
Sheila Bair	9,098	—	2,285	*
Carol Browner	23,527	—	2,285	*
Bernardo Hees	14,998	—	2,285	*
Michael Kobori	2,726	—	2,285	*
Monica McGurk	—	—	2,285	*
Kenneth Simril	2,726	—	2,285	*
Henry "Jay" Winship	27,385	—	2,285	*
Mark Zenuk	18,324	—	3,426	*

Named Executive Officers
Gregory Heckman	645,691	—	935,000	*
John Neppl	102,555	—	36,500	*
Christos Dimopoulos	91,898	—	57,550	*
Julio Garros	74,102	—	28,450	*
Joseph Podwika	55,943	—	22,500	*
All directors and executive officers as a group (16 persons)	1,125,209	—	1,146,006	0.8%
*Indicates beneficial ownership less than 1.0%.
(1)These shares are held individually or jointly with others, or in the name of a bank, broker or nominee for the individual's account or in a family trust. Excludes restricted stock units that remain unvested.
(2)This column includes other shares over which directors and executive officers have or share voting or investment power, including shares directly owned by corporate entities with whom they are presumed to share voting and/or investment power.
(3)This column includes shares which non-employee directors and executive officers have a right to acquire through the vesting of restricted stock units or the exercise of stock options granted under our equity incentive plans that have vested or will vest within 60 days of March 15, 2024.
(4)Applicable percentage ownership is based on 140,985,466 registered shares issued and outstanding as of March 15, 2024.
(5)Based on the information filed with the SEC on Schedule 13G/A on February 9, 2024: Capital World Investors reported beneficial ownership of 19,614,419 shares, sole voting power as to 19,520,505 of the shares and sole dispositive power as to 19,614,419 of the shares. The principal business address of Capital World Investors is 333 South Hope Street, 55th Floor, Los Angeles, California 90071.
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(6)Based on information filed with the SEC on Schedule 13G/A on February 13, 2024: The Vanguard Group reported beneficial ownership of 18,954,832 shares, shared voting power as to 185,070 of the shares, sole dispositive power as to 18,307,428 of the shares and shared dispositive power as to 647,404 of the shares. The principal business address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.
(7)Based on information filed with the SEC on Schedule 13G/A on March 7, 2024: BlackRock, Inc. reported beneficial ownership of 14,532,067 shares, sole voting power as to 13,080,465 of the shares and sole dispositive power as to 14,532,067 of the shares. The principal business address of BlackRock, Inc. is 50 Hudson Yards, New York, NY 10001.

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PROPOSAL 8 — APPROVAL OF THE BUNGE 2024 LONG-TERM INCENTIVE PLAN
Background
We are asking shareholders to approve the Bunge 2024 Long-Term Incentive Plan (the "2024 LTIP"), to replace the Bunge 2016 Equity Incentive Plan (the "2016 EIP"). If approved by shareholders, the 2024 LTIP will become immediately effective and no new awards will be made under the 2016 EIP. Existing awards under the 2016 EIP will remain in full force and effect in accordance with the terms and conditions of the 2016 EIP and the applicable award documents.
At its March 25, 2024 meeting, the Board unanimously adopted the 2024 LTIP. If approved by shareholders at the 2024 Annual General Meeting, the 2024 LTIP will authorize the grant of equity-based awards to officers, key employees, consultants and independent contractors of the company and its affiliates.
Rationale for New Plan
In its determination to recommend that the Board adopt the new plan, the Human Resources and Compensation Committee considered advice and input presented by management with the assistance of the Human Resources and Compensation Committee's independent compensation consultant.
The Human Resources and Compensation Committee also considered several factors including the following:
•The number of registered shares available for issuance under the existing plan, the 2016 EIP;
•Our desire to have what we expect to be sufficient capacity to grant equity awards for the next three to four years (noting that future circumstances, grant practices and other conditions, which we cannot predict at this time, may result in a different outcome); and
•Our burn rate, dilution and overhang data as described below.
Best Practices in Equity Compensation Governance
The 2024 LTIP includes several features that are consistent with the interests of shareholders and sound corporate governance practices, including the following:
•No automatic share replenishment or evergreen provision. There is no evergreen feature that automatically replenishes the number of authorized shares.
•No single trigger vesting on a change of control. No accelerated vesting on the occurrence of a change of control. Unvested awards vest only if a participant’s employment is terminated without cause within two years following a change of control.
•No discounted options. Stock options may not be granted with an exercise price lower than the fair market value of the underlying shares on the date of grant.
•No repricing of options without shareholder approval. Prohibits the repricing of stock options or a cash buyout of underwater stock options without prior shareholder approval.
•Minimum vesting requirement on awards. There is a one-year minimum vesting requirement on equity awards (an aggregate of up to 5% of the authorized shares are exempt from this requirement).
• Limited term of options and SARs. The term of stock options and SARs granted under the 2024 LTIP is expressly limited to ten years from the date of grant.
•No dividend equivalents for stock options and SARs. The grant of dividend equivalents in connection with stock options and SARs is expressly prohibited
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•No dividends or dividend equivalents for unvested awards. Dividends on restricted stock awards and dividend equivalents granted with respect to restricted stock units, performance units and other awards may vest and be paid only if and to the extent that the related restricted stock awards, restricted stock units, performance units or other awards vest and become payable.
Historical Burn Rate
The Board also considered our historical gross burn rate (i.e., the number of equity awards granted during a period in proportion to our outstanding shares). Our gross burn rate for fiscal 2023 was 0.4% and the three-year average gross burn rate for the last three fiscal years (fiscal 2021 through fiscal 2023) was 0.5%. We believe that burn rate is a relevant and objective measure of dilution for shareholders. We have been deliberate and consistent in our historical use of equity, and we seek to continue existing grant practices going forward.
Dilution and Overhang
The Board further considered the dilution and existing terms of outstanding awards under the 2016 EIP. The Board believes that this number of shares constitutes reasonable potential equity dilution. The closing price of the Company’s registered shares on the NYSE on March 15, 2024 was $95.56.
As of March 15, 2024, the following equity awards were outstanding under all equity plans (including the 2016 EIP, the 2009 Equity Incentive Plan and the 2017 NED Plan): 1,640,582 stock options and [●] restricted stock units. The new shares available for issuance under the 2024 LTIP would represent an additional potential equity dilution of approximately [●]%. The current potential equity dilution for all existing equity plans is approximately [●]%. Including the proposed shares under the 2024 LTIP, the potential equity dilution from all equity incentive awards outstanding and available for grant under all of the company’s existing equity plans would result in a maximum potential equity dilution of approximately [●]%.
As noted above, as of March 15, 2024, approximately [●] shares remained available for issuance under the 2016 EIP and 150,517 shares remained available for issuance under the 2017 NED Plan. Additionally, an aggregate of [●] shares were subject to outstanding awards under all equity plans. This represented approximately [●]% of our fully diluted registered shares outstanding (our ‘‘overhang percentage’’). If our shareholders approve the 2024 LTIP, the 5.0 million authorized shares proposed to be reserved for issuance under the 2024 LTIP would increase our overhang percentage to approximately [●]%. The Board believes that this number of shares constitutes reasonable potential equity dilution.
Shareholder Approval
The 2024 LTIP provides a means to attract and retain highly-qualified persons to serve as officers, key employees, independent contractors and consultants and to align their interests with shareholders. We believe that a comprehensive equity incentive compensation program serves as a necessary and significant tool to attract and retain key employees, encourage participants to contribute materially to the growth of the company and align the long-term interests of our participants with those of our shareholders. Accordingly, it is important that an appropriate number of shares be authorized for issuance under the 2024 LTIP.
Shareholder approval of the 2024 LTIP is necessary in order for us to meet the shareholder approval requirements of the NYSE. If our shareholders approve the 2024 LTIP, we intend to register the shares issuable pursuant to the 2024 LTIP under the Securities Act of 1933, as amended, as soon as practicable following such approval. If the 2024 LTIP is not approved by our shareholders, then the 2016 EIP will continue as currently in effect. However, the company anticipates that the remaining number of shares pursuant to the 2016 EIP will meet its anticipated needs only through December 31, 2024.
SUMMARY OF THE 2024 LTIP
The following is a general description of the materials terms of the 2024 LTIP subject to shareholder approval of this proposal. This description is qualified in its entirety by reference to the full text of the 2024 LTIP, which is attached to this Proxy Statement as Appendix B.
Administration. The 2024 LTIP is administered by the Human Resources and Compensation Committee. Subject to the terms of the 2024 LTIP, the Human Resources and Compensation Committee has the broad discretionary
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authority to determine the terms and conditions of awards made under the plan (including whether payment for certain awards may be deferred by participants), and construe and interpret the terms of the plan and any awards.
Eligibility. Eligibility is limited to employees, consultants and independent contractors of the company and its subsidiaries. Non-employee directors of the Board of Directors are not eligible for awards under the 2024 LTIP. The basis for participation in the 2024 LTIP by eligible persons is the selection of such persons by the Human Resources and Compensation Committee (or its authorized delegate) in its discretion. For reference, as of March 15, 2024, approximately 700 employees have received equity awards granted by Bunge and its subsidiaries in 2024 under the 2016 EIP.
Shares Reserved for Issuance; Limits. The maximum number of registered shares authorized under the 2024 LTIP would be 5.0 million shares, which represents the shares that will become available if this proposal is approved by shareholders. The shares issuable under the 2024 LTIP may consist, in whole or in part, of shares issued out of the capital band or the conditional share capital of Bunge, shares reacquired by Bunge in any manner or shares now held or subsequently acquired by us or our subsidiaries as treasury shares. The 2024 LTIP contains the following additional limits:
•No more than an aggregate of 1,000,000 registered shares may be issued under incentive stock options.
•The maximum number of registered shares subject to restricted stock units that may be granted to a participant during any one calendar year is 1,000,000.
•The maximum number of registered shares subject to performance units that may be granted to a participant during any one calendar year is 1,000,000.
•The maximum number of registered shares subject to either options or SARs that may be granted to a participant during any one calendar year is 1,000,000.
•The maximum amount of cash-denominated other awards that may be granted to a participant during any one calendar year is $2,500,000.
•The maximum number of registered shares subject to share-denominated other awards that may be granted to a participant during any one calendar year is 1,000,000.
Grant of Awards. The Human Resources and Compensation Committee would be able to grant awards under the 2024 LTIP in the form of options, restricted stock units, SARs, performance units and other stock or cash awards. Award agreements provided with respect to any grant under the 2024 LTIP will describe the specific terms of the award, including vesting schedules and applicable performance goals, if any. The following is a brief description of the various types of awards that would be issued under the 2024 LTIP:
•Stock Options. A stock option is the right to acquire registered shares at a fixed exercise price for a fixed period of time. Under the 2024 LTIP, the Human Resources and Compensation Committee fixes the term of the options, which term may not exceed ten years from the date of grant (or five years in the case of stock options granted to individuals who own more than 10% of the company's stock). The Human Resources and Compensation Committee may grant either incentive stock options or nonqualified stock options (although incentive stock options may only be granted to employees). As described below, incentive stock options entitle the participant, but not the company, to preferential tax treatment. The Human Resources and Compensation Committee determines the rules and procedures for exercising options. The exercise price may be paid in cash, registered shares, a combination of cash and registered shares, through net settlement (meaning we withhold registered shares otherwise issuable upon exercise to pay the exercise price), or by any other means authorized by the Human Resources and Compensation Committee, including, to the extent not prohibited by the Sarbanes-Oxley Act, a cashless exercise procedure whereby vested registered shares covered by the option are sold by a broker and a portion of the sale proceeds are delivered to us to pay the exercise price. The exercise price is set by the Human Resources and Compensation Committee but cannot be less than 100% of the fair market value of registered shares on the date of grant (or 110% of the fair market value in the case of incentive stock options granted to individuals who own more than 10% of the company's stock). Except in connection with substitute awards granted in connection with certain corporate transactions involving acquisitions by the company, the exercise price of outstanding options or SARs may not be reduced
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without shareholder approval, and no option or SAR may be canceled in exchange for cash, options or SARs with a lower exercise price, or other awards.
•Stock Appreciation Rights. SARs are awards that entitle the participant to receive an amount equal to the excess, if any, of the fair market value on the exercise date of the number of registered shares for which the SARs is exercised over the grant price. Except in connection with substitute awards granted in connection with certain corporate transactions involving acquisitions by the company, the grant price cannot be less than 100% of the fair market value of our registered shares on the date of grant. Payment to the participant on exercise may be made in cash or registered shares, as determined by the Human Resources and Compensation Committee on or following the date of grant. The Human Resources and Compensation Committee fixes the term of the SARs, which term may not exceed ten years from the date of grant.
•Restricted Stock Units. Restricted stock units cover a number of registered shares and entitle a participant to receive either registered shares or cash in the future upon satisfaction of vesting conditions determined by the Human Resources and Compensation Committee, which vesting conditions may include continued employment of service, the passage of time, or such performance criteria as deemed appropriate by the Human Resources and Compensation Committee (which criteria may be based on financial performance and personal performance evaluations). The Human Resources and Compensation Committee determines whether restricted stock units will be settled through the delivery of registered shares, cash of equivalent value, or a combination of registered shares and cash.
•Performance Units. Performance units entitle a participant to receive a target number of registered shares (or a cash equivalent) if specified performance goals (as described in more detail below) are achieved during a specified performance period. Actual payments to participants may be more or less than the specified target number of registered shares depending on the achievement of the performance goals during the performance period based on the certification of such achievement by the Human Resources and Compensation Committee. The performance goals and performance period are determined by the Human Resources and Compensation Committee and set forth in the applicable award agreement. The Human Resources and Compensation Committee may settle earned performance units in cash or in registered shares (or in a combination of both).
•Other Awards. The Human Resources and Compensation Committee also may grant other forms of awards that generally are based on the value of registered shares. These other awards may provide for cash payments based in whole or in part on the value or future value of registered shares, may provide for the future delivery of registered shares to the participant, or may provide for a combination of cash payments and future delivery of registered shares. The Human Resources and Compensation Committee may also grant registered shares as a bonus, or may grant other awards in lieu of obligations of the company or any subsidiary to pay cash or deliver other property under the 2024 LTIP or under other plans or compensatory arrangements.
Performance Goals. Performance goals will be comprised of specified levels of one or more of the following performance criteria, or any other measure that the Human Resources and Compensation Committee deems appropriate, in its discretion: accounts payable; accounts receivable; cash flow; cash-flow return on investment; cash value added; days cash cycle; days sales outstanding; debt; earnings before interest and tax (EBIT); earnings before interest, tax depreciation and amortization (EBITDA); earnings per share; earnings per share from continuing operations; economic value added; effective tax rate; free cash flow; impairment write offs; income from continuing operations (net income after minority interests); interest coverage; margin; market capitalization; net financial debt; net sales; operating cash flow; operating earnings before asset impairment; operating profit; pre-tax income; return on equity; return on invested capital; return on net assets; return on tangible net assets; return on tangible net worth; revenue growth; selling general and administrative expenses; share price; total shareholder return; relative total shareholder return; value at risk; working capital; amount of inventory; brand recognition; customer/supplier satisfaction; days of inventory; diversity and/or succession goals or implementation; employee turnover; energy usage; headcount; loading time/ days loading; market share; product quality; productivity/efficiency; quality; recruiting; risk management; safety/environment; satisfaction indexes; talent development; turn-around time; and volumes, in each case, unless otherwise specified by the Human Resources and Compensation Committee determined in accordance with generally accepted accounting principles consistently applied on a business unit, subsidiary, division, segment, product line, function or consolidated basis or any combination thereof.
53 Bunge | 2024 Proxy Statement

Adjustment or Changes in Capitalization. In the event of any merger, amalgamation, reorganization, consolidation, recapitalization, stock dividend, bonus issue, extraordinary cash dividend, stock split, share consolidation or subdivision, reverse stock split, spin-off, spilt-off or similar transaction or other change in corporate structure affecting the registered shares, adjustments and other substitutions will be made to the 2024 LTIP and to awards as the Human Resources and Compensation Committee deems equitable or appropriate, including, without limitation, adjustments in the aggregate number, class and kind of securities that may be delivered, in the aggregate or to any participant, in the number, class, kind and option or exercise price of securities subject to outstanding awards as the Human Resources and Compensation Committee may determine to be appropriate; provided, however, that the number of registered shares subject to any award will always be a whole number and further provided that in no event may any change be made to an incentive stock option which would constitute a modification within the meaning of Section 424(h)(3) of the Code. Notwithstanding anything in the 2024 LTIP to the contrary, an adjustment to an award may not be made in a manner that would result in adverse tax consequences under Section 409A of the Code.
Termination of Service. The Human Resources and Compensation Committee will specify, at or after the time of grant of an award, the effect, if any, that a participant’s termination of service or the participant’s death or disability will have on the vesting, exercisability, settlement or lapse of restrictions applicable to an award. The treatment may be specified in the award agreement or determined at a subsequent time.
Change of Control. Unless specifically prohibited by the 2024 LTIP or unless the Human Resources and Compensation Committee provides otherwise prior to a ‘‘change of control,’’ as defined in the 2024 LTIP, if a participant is terminated without cause, as defined in the 2024 LTIP, on or within two years following a change of control, his or her awards will vest. If our successor in a change of control refuses to assume awards outstanding under the 2024 LTIP or to provide substitute awards of equivalent value, outstanding awards under the 2024 LTIP will vest immediately prior to the change of control unless the Board determines otherwise. Not all outstanding awards need be treated similarly upon a change of control.
Amendment and Termination of the 2024 LTIP. The Board reserves the right to amend, modify or completely terminate the 2024 LTIP at any time; provided, however, that no amendment which requires shareholder approval in order for the 2024 LTIP to comply with Section 422 of the Code, Section 303A.08 of the New York Stock Exchange Listed Company Manual, or any other applicable law, regulation or rule, shall be effective unless such amendment is also approved by the requisite vote of the shareholders. In addition, no such amendment, modification or termination may adversely affect outstanding awards under the 2024 LTIP in any material way.
Non-Assignability. Awards under the 2024 LTIP are not assignable or transferable, other than by will or by the laws of descent and distribution or, except in the case of an incentive stock option, pursuant to a domestic relations order, as the case may be.
Recoupment. All awards granted under the 2024 LTIP, any payments made under the 2024 LTIP and any gains realized upon exercise or settlement of an award shall be subject to potential clawback, cancellation, recoupment, rescission, payback or other action as permitted or mandated by applicable law, rules, regulations or any policy we enact, adopt or modify from time to time (including, but not limited to, the company's Executive Compensation Recoupment Policy and the Bunge Dodd-Frank Clawback Policy), notwithstanding any provision of an employment agreement, other agreement or the 2024 LTIP to the contrary.
Shareholder Rights. A participant will have no rights as a shareholder with respect to registered shares covered by an award until the date the participant or his nominee becomes the holder of record of such registered shares.
Term. The 2024 LTIP will remain in effect until May 15, 2034, unless earlier terminated by the Board.
Withholding. The Company may require any individual entitled to receive a payment of an award under the 2024 LTIP to remit to the Company, prior to payment, an amount sufficient to satisfy any applicable tax withholding requirements (which, in the case of an award payable in shares, may be satisfied by the Company withholding shares that would otherwise be received by the individual, or a repurchase of shares that were issued to the individual, in accordance with applicable law and pursuant to any rules that the Company may establish from time to time). The Company may establish procedures to allow participants to satisfy such withholding obligations through a net share settlement procedure or the withholding of shares subject to the applicable sward. The Company will also have the right to deduct from all cash payments made to a participant (whether or not the payment is made in connection with an award) any applicable taxes required to be withheld with respect to payments under the 2024 LTIP.
Bunge | 2024 Proxy Statement 54

New Plan Benefits. Awards under the 2024 LTIP will be made by the Human Resources and Compensation Committee in its discretion and depend on a number of factors. Generally, the future awards that would be received under the 2024 LTIP by our executive officers, employees, consultants and independent contractors are discretionary and are therefore not determinable at this time. As a result, no new plan benefits table is included in this proxy statement.
For 2023, all employees, excluding named executive officers, but including all current officers who are not executive officers, as a group, were granted a total of (i) 346,421 restricted stock units and (ii) 100,057 performance units under the 2016 EIP. The equity awards granted to our named executive officers for 2023 are set forth in the Grants of Plan-Based Awards table on page 80 of this proxy statement.
U.S. Federal Income Tax Consequences. The following is a brief description of the U.S. federal income tax consequences generally arising with respect to certain awards that may be granted under the 2024 LTIP based on current tax laws. The summary is not intended to be complete and does not include any state, local or foreign tax laws or federal taxes other than income taxes (such as Medicare and Social Security taxes). This discussion is intended for the information of shareholders considering how to vote with respect to the proposal to approve the 2024 LTIP.
Nonqualified Stock Options and Stock Appreciation Rights. A participant will not recognize taxable income upon the grant of a nonqualified stock option or SAR. The participant generally will recognize ordinary income upon exercise, in an amount equal to the excess of the fair market value of the registered shares received at the time of exercise (including any registered shares withheld by us to satisfy tax withholding obligations) over the exercise price.
Incentive Stock Options. A participant will not recognize taxable income when an incentive stock option is granted or exercised. However, the excess of the fair market value of the covered registered shares over the exercise price on the date of exercise is an item of tax preference for alternative minimum tax purposes. If the participant exercises the option and holds the acquired registered shares for more than two years following the date of option grant and more than one year after the date of exercise, the difference between the sale price and exercise price will be taxed as long-term capital gain or loss. If the participant sells the acquired registered shares before the end of the two-year and one-year holding periods, the participant generally will recognize ordinary income at the time of sale equal to the fair market value of the registered shares on the exercise date (or the sale price, if less) minus the exercise price of the option. Any additional gain will be capital gain, long-term if the registered shares have been held for more than one year.
Restricted Stock Units and Performance Units. A participant will not recognize taxable income upon the grant of restricted stock units or performance units. The participant will recognize ordinary income at the time the registered shares (or cash) are delivered equal to the fair market value of the shares (or cash) received. If registered shares have been delivered, any subsequent gain or loss will be capital gain or loss, long-term if the registered shares have been held for more than one year.
Other Awards. The participant will recognize ordinary income at the time the registered shares (or cash) are delivered equal to the fair market value of the shares (or cash) received.
Tax Effect for the Company. We generally will receive a deduction for any ordinary income recognized by a participant with respect to an award. However, special rules limit the deductibility of compensation paid to any named executive officers Under Section 162(m) of the Code, the annual compensation paid to the named executive officers generally may not be deductible to the extent it exceeds $1,000,000.
Approval of this Proposal 8 requires the affirmative vote of a majority of the votes cast in person or by proxy at the Annual General Meeting.

☑	OUR BOARD RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL OF THE BUNGE 2024 LONG-TERM INCENTIVE PLAN.

55 Bunge | 2024 Proxy Statement

Equity Compensation Plan Information
The following table sets forth certain information, as of December 31, 2023, with respect to our equity compensation plans.

	(a)	(b)	(c)
Plan Category	Number of Securities to be Issued Upon Vesting/Exercise of Outstanding Options, Warrants and Rights(2)	Weighted-Average Exercise Price Per Share of Outstanding Options, Warrants and Rights(3)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))(4)
Equity Compensation Plans approved by shareholders(1)	3,514,972	$55.01	2,842,938
(1)Includes our 2016 EIP, 2009 Equity Incentive Plan and 2017 NED Plan (collectively, the "Plans"). In connection with the Redomestication, effective as of November 1, 2023, Bunge amended the Plans to provide for the issuance of registered shares instead of common shares in connection with the awards under the Plans. Additionally, the amendments to the Plans include changes to comply with Swiss law regarding minimum payment for shares, share sourcing, the form of shares, data protection, and forfeiture of restricted shares along with modifying the vesting provision on the 2017 NED Plan for separation.
(2)Includes non-statutory stock options outstanding as to 1,691,109 registered shares, performance-based restricted stock unit awards as to 674,404 registered shares, and 1,149,459 unvested and time-based restricted stock units outstanding (including dividend equivalents payable in shares) under our Plans noted in (1) above. Dividend equivalent payments that are credited to each participant’s account are paid in our shares at the time the award is settled.
(3)Calculated based on non-statutory stock options outstanding under our 2016 EIP and 2009 Equity Incentive Plan. This number excludes outstanding time-based restricted stock unit awards, performance-based restricted stock unit awards, and deferred restricted stock unit awards under our Plans noted in (1) above.
(4)Shares available under our 2016 EIP may be used for any type of award authorized under the plan. Awards under the plan may be in the form of statutory or non-statutory stock options, restricted stock units (including performance-based), or other awards that are based on the value of our registered shares. Our 2016 EIP provides that the maximum number of registered shares issuable under the plan is 10,900,000, subject to adjustment in accordance with the terms of the plan. Our 2017 NED Plan provides that the maximum number of registered shares issuable under the plan may not exceed 320,000, subject to adjustment in accordance with the terms of the plan. No additional awards may be granted under the 2009 Bunge Equity Incentive Plan.
Bunge | 2024 Proxy Statement 56

PROPOSAL 9 — ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION UNDER U.S. SECURITIES LAW REQUIREMENTS
Pursuant to the rules of the Securities and Exchange Commission, we are required to provide shareholders with a non-binding advisory "say-on-pay" vote to approve the compensation of our Named Executive Officers (NEOs) as disclosed in the Compensation Discussion and Analysis ("CD&A"), accompanying compensation tables and related narrative disclosures on pages 58 through 83 of this proxy statement. The Board recognizes the importance of our shareholders' opportunity to cast an advisory say-on-pay vote as a means of expressing views regarding the compensation of our NEOs. In 2023, 96.2% of the shares voted on the say-on-pay proposal were voted "for" the proposal. At the 2023 Annual General Meeting, 97.48% of the shares voted supported the Board's recommendation to hold an advisory vote on executive compensation every year for the NEOs. As a result, the Board of Directors determined that the Company will hold an advisory vote on executive compensation once every year until the 2029 Annual General Meeting, which, in accordance with applicable law, is the next required vote on the frequency of shareholder votes on the compensation of NEOs.

Our compensation philosophy is to pay-for-performance, support our business goals, align the interests of management and our shareholders, and offer competitive compensation arrangements to attract, retain and motivate high-caliber executives. Our Human Resources and Compensation Committee regularly reviews our executive compensation program to ensure alignment with our business strategy and compensation philosophy. Additionally, our executive compensation program has been designed to appropriately balance risks and rewards and discourage excessive risk-taking by our executives.
For the reasons highlighted above, and more fully discussed in the CD&A, the Board unanimously recommends that shareholders vote in favor of the following advisory resolution:
"RESOLVED, that the shareholders approve the compensation of the NEOs as disclosed pursuant to Item 402 of Regulation S- K, including the CD&A, the accompanying compensation tables and related narrative disclosure in this Proxy Statement."
You may vote "for" or "against" this proposal, or you may abstain from voting. Although the vote on this Proposal 9 is advisory and non-binding, the Human Resources and Compensation Committee and the Board will review the voting results on the proposal and will consider shareholder views in connection with our executive compensation program.

☑	OUR BOARD RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE APPROVAL OF THE NON-BINDING ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION.
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COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis (CD&A) provides an overview of our executive compensation program and an analysis of the decisions made with respect to the compensation of our Named Executive Officers (NEOs) in 2023.
Named Executive Officers
For 2023, our NEOs were as follows:

Name	Title as of December 31, 2023

Gregory Heckman	Chief Executive Officer

John Neppl	Chief Financial Officer

Christos Dimopoulos	Co-President, Agribusiness

Julio Garros	Co-President, Agribusiness

Joseph Podwika	Chief Legal Officer

COMMITMENT TO SHAREHOLDERS
Shareholder Engagement
Strong governance, driven by best practice and feedback from shareholders. We annually submit our executive compensation program to a shareholder advisory say-on-pay vote. We value the opinions of our shareholders as expressed through this vote and other communications. Through our robust engagement outreach program, we receive valuable feedback on the issues that are most important to our shareholders, including our executive compensation program, governance, sustainability, director skills and diversity, corporate responsibility and our business and strategic direction. Similar to previous years, our non-employee Board Chair and members of our senior management team engaged with institutional investors representing approximately 40-50% of our issued and outstanding shares annually.

Bunge | 2024 Proxy Statement 58

2023 Say-on-Pay Vote
At our 2023 Annual General Meeting, 96.2% of the votes cast on our annual say-on-pay vote were in favor of our executive compensation program. We attribute this favorable support to our continued engagement with shareholders, as well as the Human Resources and Compensation Committee's consideration of competitive market practices and its goal of linking executive pay and performance. The following features of our compensation programs continued in 2023:
•Distinct metrics in the short-term and long-term incentive plans
◦Short-term incentive plan: Funded based on Adjusted Profit Before Taxes before certain incentive payouts ("Adj PBT(I)"), then modified by objectives driven by operational performance, Environmental, Social and Governance ("ESG") and Human Capital Management ("HCM") goals
◦Long-term incentive plan: Targets for performance-based restricted stock units set according to our externally stated goals for Earnings per Share ("EPS") and Adjusted Return on Invested Capital ("AROIC"), which accounts for mark-to-market timing differences and adjusts for readily marketable inventories
•Long-term incentives heavily weighted (60%) toward equity awards tied to performance
•Relative Total Shareholder Return (RTSR) as a modifier for performance-based restricted stock units

OVERVIEW
Pay and Performance
Performance drives pay. The Human Resources and Compensation Committee actively monitors the relationship between pay and performance, and strives to maintain a strong relationship between the two.

Bunge's executive compensation philosophy is built upon a strong foundation of linking pay with performance	Align the interests of executives with long-term interests of shareholders	The majority of each executive's pay opportunity is delivered in the form of performance-based equity incentives with multi-year vesting

	Drive business goals and strategies	Incentive plan targets are directly tied to strategic business goals and initiatives, and are based upon metrics that drive long-term value creation

	Reward profitable growth and increased shareholder value	Performance metrics balance earnings and returns on investment and the pay mix delivers a majority of pay through equity, resulting in realized compensation in-line with the creation of long-term shareholder value
In 2023, we continued to have performance-based ESG and HCM goals as a component of the annual incentive bonuses paid to our executive team and over 7,000 of our employees. The resulting payout is directly impacted by our attainment of these goals.
In addition, we are committed to clarity of compensation disclosures and maintaining strong compensation governance practices to support the pay-for-performance principles of our executive compensation program. Our culture closely aligns the program with the interests of our shareholders.
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WHAT WE DO		WHAT WE DON'T DO

✓	We Do award 58% of target total compensation for other NEOs on average and 76% for our CEO in long-term equity-based incentives, a majority of which are performance-based	✗	We Don't allow repricing of stock options or buy out underwater stock options without shareholder approval
✓	We Do use multiple performance metrics for short-term and long-term awards	✗	We Don't have single trigger change of control provisions
✓	We Do have comprehensive disclosure of metrics and goals following each performance period	✗	We Don't have golden parachute excise tax gross ups
✓	We Do have robust share ownership guidelines for directors, executive officers and other senior leaders	✗	We Don't allow hedging or pledging of Company shares or holding Company shares in margin accounts
✓	We Do conduct an annual compensation risk assessment for employee incentive plans	✗	We Don't allow transactions by directors, officers and Company insiders in Company stock without pre-clearance
✓	We Do have clawback and recoupment policies, including a clawback policy that complies with Dodd-Frank rules adopted by the SEC and the NYSE	✗	We Don't have excessive executive perquisites
Pay Structure and Highlights
Highly performance leveraged and focused on long-term equity incentives. In furtherance of aligning our executive compensation program with shareholders' interests, it is our practice to deliver the majority of NEO compensation in the form of equity awards with multi-year vesting. In addition, we have a longstanding history of delivering the majority of long-term incentives in performance-based restricted stock units ("PBRSUs") that are only earned upon achievement of pre-established financial goals. For 2023, a large portion of the long-term incentive mix continued to be tied to performance-based awards: 60% PBRSUs and 40% time-based restricted stock units ("TBRSUs") for all NEOs. The Human Resources and Compensation Committee reviews this mix annually.
Key Elements of 2023 Executive Compensation

Pay Element	Pay Philosophy	Components	Performance Link

Base Salary	Varies based on role, skill level, individual contributions and geographic circumstances	Cash	Sustained individual performance

Annual Incentive Plan ("AIP")(1)	Driven by achievement of the company and individual performance against strategic priorities	Cash	Bunge Financial Performance	Adj PBT(I) +/- Scorecard Objectives Modifier

Individual / Strategic Goal

Long-Term Incentive Plan ("LTIP")	Aligns interests of executives with shareholders and drives achievement of sustained long-term value creation	PBRSUs	3-Year Cumulative EPS

3-Year Average AROIC

3-Year RTSR (Modifier)

Stock Price Appreciation

TBRSUs
(1)In lieu of the AIP, Mr. Dimopoulos is eligible for the annual Risk Management & Optimization Incentive ("RMOI") award. Details regarding the RMOI award are set forth on page 68 of this proxy statement.
Bunge | 2024 Proxy Statement 60

Target Mix of Executive Compensation
Our CEO’s target total compensation (base salary, target annual cash incentive and target value of equity awards at grant) includes a mix of pay that is heavily weighted to long-term, equity-based incentives (76%). On average, our NEOs other than our CEO have 58% of total compensation targeted to be paid in long-term, equity-based incentives.

	Base Salary	Annual Cash Incentive	Long-Term Equity Based Incentive
CEO Target Total Compensation Mix(1)	9%	15%	76%

		91% Variable

	Base Salary	Annual Cash Incentive	Long-Term Equity Based Incentive
Other NEO Target Total Compensation Mix(1)	22%	20%	58%

		78% Variable
(1) Base salary, target annual cash incentive and target value of equity awards at grant.

DETERMINING COMPENSATION
Role of the Human Resources and Compensation Committee
Ensure strong governance and adherence to pay for performance principles. The Human Resources and Compensation Committee is composed entirely of non-employee independent directors and is responsible for the governance of our executive compensation program, including but not limited to designing, reviewing and overseeing administration of the program. Each year, the Human Resources and Compensation Committee reviews and approves all compensation decisions relating to the NEOs. Generally, all decisions with respect to determining the amount or form of NEO compensation are made by the Human Resources and Compensation Committee in accordance with the methodology described below.
When making compensation decisions, the Human Resources and Compensation Committee analyzes data from the comparator groups described on page 63 of this proxy statement. In addition, the Human Resources and Compensation Committee also considers several factors that it deems important in setting target total direct compensation for each NEO:
•Individual responsibilities, experience and achievements of the NEO and potential contributions towards our performance;
•Input and recommendations from the independent compensation consultant;
•Recommendations from the CEO and CHRO (for officers other than themselves); and
•Relationship between pay and performance against the peer group.
The differences in target compensation levels among our NEOs are primarily attributable to the differences in the median range of compensation for similar positions in the comparator groups and the factors described above.

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Role of Executive Officers
Assist in executing on our pay for performance strategy. The CEO assists the Human Resources and Compensation Committee in setting the strategic direction of our executive compensation program, evaluates the performance of the NEOs (excluding himself) and makes recommendations to the Human Resources and Compensation Committee regarding their compensation in consultation with the CHRO. Although it gives significant weight to the CEO's recommendations, the Human Resources and Compensation Committee retains full discretion in making compensation decisions. The CEO is not present during the deliberations on his compensation. The CEO, CFO and the CHRO also participate in developing and recommending the performance criteria and measures for our NEOs under our annual and long-term incentive plans for consideration by the Human Resources and Compensation Committee.
No other executive officers participated in the executive compensation process for 2023. Our human resources department, under the supervision of the CHRO, also supports the Human Resources and Compensation Committee in its work and implements our executive compensation program.
Role of Independent Compensation Consultant
Provide independent advice toward the fulfillment of the Human Resources and Compensation Committee's mission. Pursuant to its charter, the Human Resources and Compensation Committee is empowered to hire outside advisors as it deems appropriate to assist in the performance of its duties. The Human Resources and Compensation Committee has sole authority to retain or terminate any such advisors and to approve their fees.
The Human Resources and Compensation Committee has retained Semler Brossy as its independent compensation consultant to provide information, analysis and objective advice regarding our executive compensation program. Management has no role in the Human Resources and Compensation Committee selecting Semler Brossy. The Human Resources and Compensation Committee periodically meets with Semler Brossy to review our executive compensation program and discuss compensation matters. For 2023, Semler Brossy performed the following functions at the Human Resources and Compensation Committee's request:
•Assisted the Human Resources and Compensation Committee in its review and assessment of the peer group for the purpose of providing competitive market information for the design of executive compensation programs;
•Compared each element of the NEOs' target total direct compensation opportunity with the corresponding compensation elements for the comparator groups to assess competitiveness;
•Prepared an analysis of pay and performance relative to the peer group to support the Human Resources and Compensation Committee's goal of aligning our executive compensation program with shareholders' interests;
•Prepared the compensation risk assessment in relation to our executives;
•Advised the Human Resources and Compensation Committee on competitive pay practices for non-employee director compensation;
•Prepared presentations for the Human Resources and Compensation Committee on general U.S. trends and practices in executive compensation;
•Supported the Human Resources and Compensation Committee in its review of this CD&A; and
•Advised the Human Resources and Compensation Committee on the design of executive incentive programs and arrangements.
The Human Resources and Compensation Committee reviews its relationship with Semler Brossy annually. The process includes a review of the quality of the services provided, the fee structure for the services, and the factors impacting Semler Brossy's independence under the rules of the SEC and the listing standards of the NYSE. In March 2024, the Human Resources and Compensation Committee concluded that no conflict of interest exists that would prevent Semler Brossy from independently advising the Human Resources and Compensation Committee.
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Competitive Market Positioning
Opportunities to earn superior pay for superior performance. We use various methods to determine the elements of our executive compensation program and review current compensation practices and levels. Our executive compensation program strives to provide a mix of base salary, target annual cash incentive awards and target annual long-term equity-based incentive award values (referred to, in aggregate, as target total direct compensation) that is aligned with the program's principles and objectives and is competitive with compensation provided by a peer group of selected publicly traded companies.
The Human Resources and Compensation Committee, in consultation with its independent compensation consultant, Semler Brossy, selects several peer companies having one or more of the following characteristics:

Peer Group Composition		2023 Peer Group (n=16)

Industry	•Agricultural, Chemicals, Fertilizers •Food Processing •Raw Materials •Logistics/Distribution
•Alcoa Corporation
•Archer-Daniels-Midland Company
•Conagra Brands, Inc.
•Corteva, Inc.
•Dow Inc.
•General Mills, Inc.
•Ingredion Incorporated
•International Paper Company
•Kellonova (f/k/a Kellogg Company)
•The Mosaic Company
•Nutrien Ltd.
•PPG Industries, Inc.
•Sysco Corporation
•Tyson Foods, Inc.
•US Foods Holding Corp.
•WestRock Company

Revenue	•Revenue targeted between 0.2 to 1.5x Bunge •Preference for companies with more than 25% of revenue generated outside the United States

Market Capitalization	•Market Capitalization targeted between 0.5 to 3.0x Bunge
Bunge has few direct competitors, so we have built a peer group comprised of companies in relevant and adjacent industries that have similar global operations, scale and are of similar size to Bunge. These peers generally represent companies from which Bunge may attract talent and, therefore, provide the best comparison for the purpose of determining appropriate compensation levels.
The ratio of market capitalization relative to revenue in commodities-based businesses such as ours regularly results in our placing in the top quartile in revenue and at approximately the lower quartile in market capitalization within our peer group.
Bunge position (I) vs. 2023 Peer Group

	0	25	50	75	100

Revenue(1)
88th Percentile

Market Capitalization(1)
41st Percentile
(1)Based on publicly available data for the peer group as of December 31, 2023.
The Human Resources and Compensation Committee periodically reviews the composition of the peer group and, as appropriate, updates it to ensure continued relevance and to reflect mergers, acquisitions or other business-related changes that may occur. No changes were made to the peer group for 2023. We continue to maintain an adequate number of peers to establish a robust data set and better balance the composition of revenue and market capitalization among the peers.
In determining NEO compensation, the Human Resources and Compensation Committee reviews a market analysis prepared by Semler Brossy, which includes equally weighted general industry and peer group compensation data provided by Willis Towers Watson. This data enables the Human Resources and Compensation Committee to
63 Bunge | 2024 Proxy Statement

compare the competitiveness of NEO compensation based on their individual responsibilities and scope against comparable positions within our peer group and a broader general industry group of public companies. We refer to the peer group and other data sources collectively as the "comparator groups."
As an initial guideline, the Human Resources and Compensation Committee generally seeks to set target total direct compensation levels for the NEOs at levels that are competitive with the median of the comparator groups. Our executive compensation program retains the flexibility to set target total direct compensation above or below the median of the comparator groups in the Human Resources and Compensation Committee's reasonable discretion to recognize factors such as market conditions, job responsibilities, experience, skill sets and ongoing or potential contributions to Bunge. In addition, actual compensation earned in any annual period may be at, above, or below the median depending on the individual's and Bunge's performance for the year.

PRINCIPAL ELEMENTS OF OUR EXECUTIVE COMPENSATION PROGRAM
Base Salary
Compensation for responsibilities, skill and experience. A portion of annual cash compensation is paid as base salary to provide NEOs with a competitive level of pay for the execution of their key responsibilities. Base salaries for the NEOs are reviewed on an annual basis, and in connection with a promotion, individual performance or other change in responsibilities. The Human Resources and Compensation Committee establishes base salaries for the NEOs based on several factors, including:
•Evaluation of the executive's scope of responsibilities;
•Experience, contributions, skill level and pay compared to comparable executives in the comparator groups;
•Input and recommendations from its independent compensation consultant; and
•Recommendations from the CEO, in consultation with the CHRO, for each NEO, other than the CEO.
No NEOs received a base salary increase in 2023. There is no set schedule for base salary increases. Salary increases are periodically provided based on competitive factors or in connection with an increase in responsibilities. Base salaries are generally targeted at approximately the median level for comparable executives in the comparator groups. The Human Resources and Compensation Committee set the base salaries of the NEOs in 2023 as follows:

Executive	Base Salary (as of 12/31/2023)
Gregory Heckman	$1,200,000
John Neppl	$750,000
Christos Dimopoulos(1)	$831,810
Julio Garros(2)	$728,008
Joseph Podwika	$600,000
(1)Amounts shown have been converted from Swiss francs to U.S. dollars at the exchange rate of 1.1883 U.S. dollars per Swiss franc as of December 31, 2023.
(2)Amounts shown have been converted from Brazilian reals to U.S. dollars at the exchange rate of 0.2061 U.S. dollars per Brazilian real as of December 31, 2023.

The base salary earned by each NEO is set forth in the "Salary" column of the Summary Compensation Table on page 78 of this proxy statement.
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Annual Incentive Plan
Drive achievement of short-term progress toward long-term value creation. The Human Resources and Compensation Committee provides certain NEOs an opportunity to earn cash incentive awards under our Annual Incentive Plan (AIP), an annual, performance-based incentive plan that is directly related to the achievement of overall Company financial and predetermined strategic measures, aligned with our long-term strategy and goals. This same plan is available to a broad group of employees.
Target annual cash incentive award opportunities under the AIP are established by the Human Resources and Compensation Committee using analyses of comparable executives in the comparator groups and based on a percentage of each respective NEO's base salary. The Human Resources and Compensation Committee generally sets target annual cash incentive opportunities to be competitive with the median level for comparable executives in the comparator groups.
The following target annual incentive awards were established for our NEOs in 2023:

Executive	2023 Target Annual Incentive Percent of Base Salary	2023 Target Annual Incentive Award Opportunity
Gregory Heckman	170%	$2,040,000
John Neppl	100%	$750,000
Christos Dimopoulos(1)	N/A	N/A
Julio Garros(2)	100%	$728,008
Joseph Podwika	75%	$450,000
(1)Mr. Dimopoulos participates in the RMOI (as discussed below), therefore, is not eligible for the AIP.
(2)Amounts shown have been converted from Brazilian reals to U.S. dollars at the exchange rate of 0.2061 U.S. dollars per Brazilian real as of December 31, 2023.
For 2023, the target annual incentive award opportunity for our NEOs, including the CEO, Mr. Heckman, did not change. The actual annual incentive awards earned by each NEO may be above, at, or below the established target level based on Bunge's financial performance and the respective NEO's individual performance goals attained for the relevant year. In order to receive a partial incentive award under the AIP, a threshold level must be attained before a payout is made. Incentive opportunities are also subject to caps on the amounts that can be earned. For 2023, Messrs. Heckman, Neppl and Garros were eligible to receive a payout ranging from 0% to 240%, and for Mr. Podwika 0% to 235%, of their target annual incentive award opportunity shown in the far-right column in the table above. In order to earn a maximum payout, both financial and individual performance must be achieved at maximum levels of 250% and 200% of target, respectively.
For 2023, the Human Resources and Compensation Committee established the following performance weightings for NEOs under the AIP:

Executive	Financial Performance	Individual Performance

	Adj PBT(I) +/- Modifiers	Strategic Objectives
Gregory Heckman	80%	20%
John Neppl	80%	20%
Christos Dimopoulos(1)	N/A	N/A
Julio Garros	80%	20%
Joseph Podwika	70%	30%
(1) Mr. Dimopoulos participates in the RMOI (as discussed below), therefore, is not eligible for the AIP.

65 Bunge | 2024 Proxy Statement

Financial Performance
Maintain focus on One Bunge and overall Company performance. For 2023, we once again operated under our funding approach for the annual incentive plan. The funding approach calculates a share of profit that is then allocated based on the individual incentive targets for each of the more than 7,000 employees in the plan. The funding approach is intended to remove variability driven by difficulty in forecasting our commodity driven business and better align with overall results for shareholders. The main funding mechanism is Adj PBT(I). This may then be modified up or down by the scorecard objectives, which are driven by operational performance and ESG and HCM goals.
The AIP funding rate is evaluated annually by the Human Resources and Compensation Committee and set at a level that ensures 1) the range of outcomes is competitive to market, including payouts consistent with standard levels of probability, 2) no payout is generated unless cost of capital is achieved and 3) the target payout is aligned with our externally stated baseline earnings. The AIP funding rate for 2023 was set at 4.2% of Adj PBT(I), +/- 1.8% based on the modifiers, as established by the Human Resources and Compensation Committee on March 13, 2023.

4.2% Adj PBT(I)	+/-	1.8% Modifier	Focus Area	Scorecard Objectives
			Operational Performance & Financial Discipline	Quality of earnings relative to internal and external benchmarks
			People & Purpose	Inclusion & Belonging
Sustainability
The modifiers are designed to advance progress in key strategic areas. In determining the impact of the modifiers, the Human Resource and Compensation Committee considered the following:
•Quality of earnings relative to internal and external benchmarks — working capital usage; structural versus positioning results; and earnings mix
•Inclusion & Belonging — drive an inclusive culture through training and diverse talent attraction
•Sustainability — achievement of Scope 1 & 2 emissions reduction; palm oil traceability to plantation; and soy traceability to farm
Based on these accomplishments, The Human Resources and Compensation Committee certified the following actual results on February 1, 2024:

Funding Mechanism		Funding Rate

Adj PBT(I)		4.20%
Modifier (Scorecard Objectives)
Operational Performance & Financial Discipline	Quality of Earnings	+0.20%
People & Purpose	Inclusion & Belonging	+0.20%
	Sustainability	+0.60%

	Final Funding Rate	5.20%
Once the final funding rate is determined, it is multiplied by the Adj PBT(I) to come up with the total funding amount. This amount is divided by the Aggregate AIP Financial Performance Target, which is the sum of the total payout under the financial performance measure if each of the AIP participants were to achieve target payout based on their respective percent of base salary.

Adj PBT(I)	x	Final Funding Rate	÷	Aggregate AIP Financial Performance Target	=	Payout of Financial Performance
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The following table shows the implied Adj PBT(I) that would have resulted in Threshold, Target and Maximum payouts of the financial performance for the 2023 AIP with the 5.20% Final Funding Rate applied (dollar amounts are in millions of USD):

Performance Metric	Threshold (30% Payout)	Target (100% Payout)	Maximum (250% Payout)	Actual

Implied Adj PBT(I)(1)	$314	$1,048	$2,619	$2,603

		Payout of Financial Performance		248%
(1) Based on an Aggregate AIP Financial Performance Target of $54M
Amounts used to determine performance of financial results are derived from our audited financial statements. Under the terms of the AIP, the Human Resources and Compensation Committee may adjust actual results achieved, in its discretion, if it determines that such adjustment is appropriate to reflect unusual, unanticipated or non-recurring items or events. Consistent with past practice and according to pre-established principles, in calculating payouts for 2023 AIP awards, the Human Resources and Compensation Committee chose to exclude certain gains and charges as disclosed in our earnings release filed on Form 8-K on February 7, 2024. These gains and charges were associated with (1) mark-to-market gain related to inventory recovered from our Mykolaiv and other facilities in Ukraine, (2) accelerated amortization charges, primarily related to the discontinuance of the Loders Croklaan trademark, and (3) acquisition and integration costs related to the announced business combination agreement with Viterra.
Individual Performance
Reward successful execution of strategic initiatives. In addition to financial performance, each NEO was evaluated on the achievement of individual performance objectives that relate to the achievement of specific aspects of our business plans and strategies, as well as other initiatives relating to the NEO's position.
The individual performance component of the awards provides the Human Resources and Compensation Committee an opportunity to reward NEOs for achievement of performance objectives that drive overall Company success. These objectives are reviewed and approved by the Human Resources and Compensation Committee at the beginning of each year. For 2023, the individual objectives for our NEOs were aligned to three focus areas:
•Operational Performance & Financial Discipline — execute against strategic financial framework ensuring effective capital allocation against targeted growth objectives, and efficient operating working capital usage to maximize earnings;
•Growth — invest in growth platforms, year-on-year growth with strategic customers, strengthen our origination and distribution network and our leading oilseed processing position, and advance business technology capabilities for value creation; and
•People & Purpose — progress toward zero life altering lost time injuries, enable delivery of ESG milestones (sustainability and human rights), increase underrepresented talent in candidate slates and hiring at leadership levels and provide conscious inclusion training for all employees with online access.
2023 Annual Incentive Award Determinations
The Human Resources and Compensation Committee reviews and approves the annual incentive awards based on audited results of the financial performance and the achievement of individual performance objectives, as described above. The Human Resources and Compensation Committee seeks to set rigorous, but achievable, goals at the beginning of the year and evaluates preliminary payouts at year-end to ensure appropriate alignment of pay and performance.
The table below sets forth the actual annual incentive awards paid to each NEO for performance achieved in 2023:
67 Bunge | 2024 Proxy Statement

Executive	2023 Calculated Award Percent of Target	2023 Actual Award Total Value
Gregory Heckman	238%	$4,863,360
John Neppl	233%	$1,750,500
Christos Dimopoulos(1)	N/A	N/A
Julio Garros(2)	238%	$1,735,572
Joseph Podwika	226%	$1,017,450
(1)Mr. Dimopoulos participates in the RMOI (as discussed below), therefore, is not eligible for the AIP.
(2)Amounts shown have been converted from Brazilian reals to U.S. dollars at the exchange rate of 0.2061 U.S. dollars per Brazilian real as of December 31, 2023.
The actual amount awarded to each NEO is also set forth in the "Non-Equity Incentive Plan Compensation" column of the Summary Compensation Table on page 78 of this proxy statement.
Annual Risk Management & Optimization Incentive Awards
Mr. Dimopoulos had responsibility for optimizing the financial contribution derived from managing the related physical and financial flows within our Agribusiness segment. This financial contribution results from optimizing the risk created from managing the timing differences of procuring from farmers when they are willing to sell and selling to customers when they are ready to buy. Accordingly, he participated in a separate performance-based annual cash incentive award opportunity in 2023—the annual Risk Management & Optimization Incentive ("RMOI") award.

Executive	Financial Performance	Risk Management & Optimization

	Adj PBT(I) +/- Modifiers	Risk Adjusted Profit
Gregory Heckman(1)	N/A	N/A
John Neppl(1)	N/A	N/A
Christos Dimopoulos	50%	50%
Julio Garros(1)	N/A	N/A
Joseph Podwika(1)	N/A	N/A
(1)Messrs. Heckman, Neppl, Garros and Podwika participate in the AIP and, therefore, are not eligible for the RMOI.
A portion of this award opportunity reflects the role as executive leader in contributing to the overall success of the Company and is linked directly to the achievement of the same financial performance results as described for the AIP above: Adj PBT(I), modified by our achievement of scorecard objectives. The remainder of this award opportunity reflects the direct impact of Mr. Dimopoulos on the earnings from trading, merchandising and positioning to maximize the earnings at risk in our asset base. The performance metric used for the RMOI award is Risk Adjusted Profit, which we define as the aggregate contribution generated from optimizing the physical and financial flows of our Agribusiness value chains after applying working capital and risk capital charges to take into account the quality of earnings generated relative to the amount of capital utilized during the year. The award opportunity is intended to align the compensation we provide for Mr. Dimopoulos with the compensation provided to comparable executives in commodity-based environments in the comparator groups. The award is subject to a minimum level of performance that must be achieved before a payout under the award will occur. The award is also subject to a maximum for which the payout may not exceed. The following target RMOI award was established by the Human Resources and Compensation Committee in 2023:
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Executive	2023 Target RMOI Percent of Base Salary	2023 Target RMOI Award Opportunity
Gregory Heckman(1)	N/A	N/A
John Neppl(1)	N/A	N/A
Christos Dimopoulos(2)	125%	$1,039,762
Julio Garros(1)	N/A	N/A
Joseph Podwika(1)	N/A	N/A
(1)Messrs. Heckman, Neppl, Garros and Podwika participate in the AIP and, therefore, are not eligible for the RMOI.
(2)Amounts shown have been converted from Swiss francs to U.S. dollars at the exchange rate of 1.1883 U.S. dollars per Swiss franc as of December 31, 2023.
For 2023, target RMOI award opportunity for Mr. Dimopoulos did not change. The actual annual incentive award earned may be above, at, or below the established target level based on Bunge's financial performance and the RMOI performance attained for the relevant year. Incentive opportunities are also subject to caps on the amounts that can be earned. For 2023, Mr. Dimopoulos was eligible to receive a payout ranging from 0% to 250% of his target RMOI award opportunity shown in the far-right column in the table above.
2023 RMOI Award Determinations
The Human Resources and Compensation Committee reviews and approves the RMOI award based on the results achieved against the audited financials and risk metrics as described above. The Human Resources and Compensation Committee seeks to set rigorous, but achievable, goals at the beginning of the year and evaluates payouts at year-end to ensure appropriate alignment of pay and performance. The actual performance against RMOI goals are not disclosed as the Human Resources and Compensation Committee believes that disclosure could cause competitive harm to the Company.
In order to drive long-term value creation and ensure results are sustainable, the Human Resources and Compensation Committee requires that a portion of the RMOI award payout be deferred over a three-year period and be at risk based on future performance of the Agribusiness value chains. The deferral is eligible to be paid out in three annual installments commencing on the first anniversary of the grant date of the units, subject to reduction or forfeiture in the event of: (i) a cumulative annual risk management loss for the respective value chains during the deferral period; (ii) an executive's voluntary resignation of employment; or (iii) an executive's termination of employment by the Company for "cause."
The table below sets forth the actual RMOI award paid for performance achieved in 2023:

	Payout for 2023 Actual RMOI		Payout Mix for 2023 Actual RMOI
Executive	Percent of Target	Total Value	Paid	Deferred

Gregory Heckman(1)	N/A	N/A	N/A	N/A
John Neppl(1)	N/A	N/A	N/A	N/A
Christos Dimopoulos(2)	249%	$2,589,008	$1,939,157	$649,851
Julio Garros(1)	N/A	N/A	N/A	N/A
Joseph Podwika(1)	N/A	N/A	N/A	N/A
(1)Messrs. Heckman, Neppl, Garros and Podwika participate in the AIP and, therefore, are not eligible for the RMOI.
(2)Amounts shown have been converted from Swiss francs to U.S. dollars at the exchange rate of 1.1883 U.S. dollars per Swiss franc as of December 31, 2023.
The actual amount awarded is also set forth in the "Non-Equity Incentive Plan Compensation" column of the Summary Compensation Table on page 78 of this proxy statement.

69 Bunge | 2024 Proxy Statement

Long-Term Incentive Plan
Aligns majority of pay with shareholder interests. The long-term equity-based incentive element of our executive compensation program is designed to incentivize actions that will drive sustainable, long-term value creation by providing NEOs with a continuing stake in our long-term success and to serve as an important component of retention. We further emphasize equity ownership by senior executives through the share ownership guidelines described on page 75 of this proxy statement.
Pursuant to the 2016 EIP, the Human Resources and Compensation Committee primarily grants long-term incentive awards to NEOs in the form of PBRSUs and TBRSUs that vest upon continued service over a specified period of time.
Grants are generally made in the first quarter of each year, when compensation decisions for the year are made and after the public release of our year-end audited financial results. In limited, special situations, equity awards may be granted at other times in the event of a new hire, promotion, for retention purposes or to recognize exceptional performance.
The mix of long-term incentives for the 2023 annual grant cycle for the NEOs was 60% PBRSUs and 40% TBRSUs.
The Human Resources and Compensation Committee targets the value of the long-term incentive awards granted to the NEOs to provide total compensation opportunities that approximate the median of comparable executives in the comparator groups. The Human Resources and Compensation Committee also considers the following factors in determining the type and amount of long-term incentive awards:
•feedback from shareholder engagement;
•input and recommendation from its independent compensation consultant;
•potential shareholder dilution;
•share overhang (defined as the number of shares available for grant, plus outstanding stock option and restricted stock unit awards);
•burn rate or run rate (defined as the number of shares granted divided by the number of registered shares issued and outstanding); and
•projected cost and accounting expense on our earnings.
In 2023, the Human Resources and Compensation Committee granted the following long-term incentive award amounts to NEOs:

Executive	2023 Total LTIP Target Value
Gregory Heckman	$10,600,000
John Neppl	$2,500,000
Christos Dimopoulos	$2,000,000
Julio Garros	$2,000,000
Joseph Podwika	$1,500,000
In determining the number of units granted in 2023, the Human Resources and Compensation Committee used the average of the high and low prices of our registered shares on the date of grant to align the value of the grant with the number of shares granted on a specific date. The actual amount awarded to each NEO is also set forth in the "Stock Awards" column of the Summary Compensation Table on page 78 of this proxy statement.
Performance-Based Restricted Stock Unit Awards
Reward achievement of long-term value drivers, EPS and AROIC, and stock price appreciation. PBRSUs are tied to our long-term performance to ensure that NEO pay is directly linked to the achievement of sustained long-term operating performance. Reflective of the desire to balance earnings growth and efficient use of capital, the Human Resources and Compensation Committee has chosen to measure performance in an equal mix of three-year cumulative EPS and
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three-year average AROIC for Bunge as a whole, with a relative TSR ("RTSR") modifier. AROIC is used to account for mark-to-market timing differences and adjust for readily marketable inventories. The Human Resources and Compensation Committee considers EPS and AROIC key drivers of shareholder value and fundamental to long-term value creation.
On February 17, 2023, the Human Resources and Compensation Committee approved the grant of PBRSUs to the NEOs for the 2023-2025 performance period. Payouts of the PBRSUs, if any, will generally be subject to the NEO's continued employment through the vesting date (generally, the third anniversary of the grant date) and will be based (i) 50% on our achievement of cumulative EPS targets and (ii) 50% on our achievement of average AROIC targets established by the Human Resources and Compensation Committee on the grant date. Once the achievement of the financial targets has been calculated, up to an additional 25% may be added or subtracted from the results depending on Bunge's three-year performance relative to the S&P 500 Industrials comparator group. In the event that the RTSR would result in a positive modifier, but Total Shareholder Return of Bunge is negative over the three-year period, the RTSR modifier will not be applied. In no event will the RTSR modifier result in an overall PBRSU achievement greater than the maximum payout attached to the award, which for the 2023 grant is 200% of the award target. Upon vesting, each PBRSU is settled with a Bunge registered share. In addition, dividend equivalents are paid in our registered shares on the date that PBRSUs are otherwise paid out, based on the number of shares vesting. However, in no event will dividend equivalents be paid on any shares in excess of the target award granted.
In setting the 2023-2025 targets, the Human Resources and Compensation Committee considered multiple factors, including:
•our externally stated goals;
•investor expectations;
•peer and broader market historical performance;
•industry economic factors;
•our historical and potential performance;
•long-range plans and capital investments; and
•typical distributions of payouts over time.
The resulting EPS and AROIC targets are established at levels that are intended to incentivize achievement of our long-term strategic plans and the continuous improvement of returns above our cost of capital.
Given our policy to not provide specific earnings guidance, performance targets for the 2023-2025 cycle are not disclosed prior to the end of the performance period as the Human Resources and Compensation Committee believes that disclosure would cause competitive harm to the Company.
As mentioned above, the Human Resources and Compensation Committee targeted to deliver 60% of the value of the 2023 long-term incentive award in PBRSUs. Information regarding the fair market value and number of PBRSUs that the NEOs may earn at the end of the 2023-2025 performance period, subject to satisfaction of the performance metrics described above, is shown in the Grants of Plan Based Awards Table on page 80 of this proxy statement.
2021-2023 PBRSU Award Determinations. Each year, following the end of a three-year PBRSU performance cycle, the Human Resources and Compensation Committee reviews and certifies the performance attained based on our reported audited financial statements, subject to the Human Resources and Compensation Committee's discretion under the 2016 EIP to adjust such results for unusual, unanticipated or non-recurring items and events. In February 2024, the Human Resources and Compensation Committee reviewed and certified achievement of the performance metrics for the PBRSUs granted on March 15, 2021 for the 2021-2023 performance period. Fifty percent of the 2021-2023 awards vest based on three-year cumulative diluted EPS from continuing operations and 50% on three-year average AROIC. The RTSR modifier has the potential to add or subtract up to 25% from the results.
Based on the Human Resources and Compensation Committee's determination that performance was at the levels set forth in the table below, PBRSUs were paid out at 200% of awarded target for the 2021-2023 performance period:
71 Bunge | 2024 Proxy Statement

Performance Metric	Threshold (30%)	Target (100%)	Maximum (200%)	Actual(1)	Results

EPS	$9.00	$15.00	$21.00	$39.75	200%
AROIC	6.6%	10.0%	12.0%	20.1%	200%

	Weighted average payout of performance metrics				200%

RTSR Modifier	25%ile	50%ile	75%ile	89%ile	+25%

	Total payout with modifier (capped at maximum; no modifier applied)				200%
(1)Adjusted for the same gains and charges as the Annual Incentive Plan, as described above.
Time-Based Restricted Stock Unit Awards
Reward stock price appreciation and continued service. For 2023, the Human Resources and Compensation Committee granted TBRSUs with 40% weighting for all NEOs to promote alignment with shareholder interests as the ultimate value received will be a function of stock price performance. TBRSUs also help us maintain competitive compensation levels and retain executive talent through a multi-year vesting schedule. TBRSUs generally vest in full on the third anniversary of the date of grant.
On February 17, 2023, the Human Resources and Compensation Committee approved the grant of TBRSUs to the NEOs effective March 15, 2023. Information regarding the grant date fair value and the number of TBRSUs awarded to each NEO is set forth in the Grants of Plan Based Awards Table on page 80 of this proxy statement.
Retirement and Executive Benefits
Competitively address basic health, welfare and retirement income needs. We provide employees with a wide range of retirement and other employee benefits that are designed to assist in attracting and retaining employees critical to our long-term success and to reflect the competitive practices of the companies in the peer group. U.S.-based NEOs are eligible for retirement benefits under the following plans: (i) Bunge Retirement Savings Plan; (ii) Bunge Excess Contribution Plan; (iii) Bunge Supplemental Excess Contribution Plan; and (iv) Bunge Deferred Compensation Plan. Each non-U.S.-based NEO is eligible to participate in a statutory retirement plan that covers substantially all employees who are employed in the country where the NEO is based. Amounts contributed by Bunge to such plans are set forth in the "All Other Compensation" column of the Summary Compensation Table on page 78 of this proxy statement.
Our executive compensation program also provides NEOs with limited perquisites and personal benefits. The Human Resources and Compensation Committee, in consultation with Semler Brossy, periodically reviews the benefits provided to the NEOs to ensure competitiveness with market practices.
Retirement Savings Plan
Each U.S.-based NEO is eligible to participate in the Bunge Retirement Savings Plan (the "401(k) Plan")—a tax-qualified retirement plan that covers substantially all U.S.-based salaried and non-union hourly employees. Participants may contribute up to 50% of their compensation on a before-tax and/or Roth basis into their 401(k) Plan accounts. We match an amount equal to 100% for each dollar contributed by participants on the first 3% of their compensation and 50% for each dollar contributed on the next 2% of their compensation. In addition, we contribute a fixed contribution of 5% of compensation to their 401(k) each year.
As the 401(k) Plan is a tax-qualified retirement plan, the Internal Revenue Code limits the "total contribution" that can be made to a participant's 401(k) plan account each year (for 2023, $73,500 including catch-up contributions). "Total contributions" include both employee contributions (before-tax, Roth, after-tax, and catch up) and company contributions (Company matching and fixed contributions). In addition, the Internal Revenue Code limits the amount of annual compensation that may be taken into account in computing benefits under the 401(k) Plan. In 2023, this compensation limit was $330,000. Participants may direct the investment of their 401(k) Plan accounts into several investment alternatives, including a Bunge common share fund.
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Excess Contribution Plan
Participants in the 401(k) Plan, including the U.S.-based NEOs, are eligible to participate in the Bunge Excess Contribution Plan—a non-tax-qualified defined contribution plan that is designed to restore retirement benefits that cannot be paid from the 401(k) Plan due to Internal Revenue Code limits.
The benefit provided under the excess contribution plan is equal to the difference between the benefit that would have been earned under the 401(k) Plan, without regard to any Internal Revenue Code limits, and the actual benefit provided under the 401(k) Plan. A participant's account balance is credited with the same investment return as the investment alternatives he or she selected under the 401(k) Plan (including the Bunge common share fund).
Payments are made from our general assets in a lump sum cash payment following a participant's termination of employment, subject to applicable restrictions set forth in Section 409A of the Internal Revenue Code.
Supplemental Excess Contribution Plan
In addition, each U.S.-based NEO is eligible to participate in the Bunge Supplemental Excess Contribution Plan—an unfunded, non-tax-qualified defined contribution plan that is designed to supplement retirement benefits for designated employees. The Human Resources and Compensation Committee of the Board designates those key employees who are eligible to participate in the supplemental excess contribution plan.
The benefit provided under the supplemental excess contribution plan will equal an amount determined as follows: the participant’s compensation multiplied by eight percent, less the maximum amount of employer contributions available to be credited to such participant’s accounts for such calendar year under the Bunge Retirement Savings Plan and the Bunge Excess Contribution Plan or their successor plans. For this purpose, the maximum amount of employer contributions includes: the maximum matching contributions allowed under such other plans and the non-matching employer contributions made on the participant’s behalf under such other plans. A participant's account balance is credited with the same investment return as the investment alternatives he or she selected under the 401(k) Plan (including the Bunge common share fund).
Payments are made from our general assets in a lump sum cash payment following a participant's termination of employment, subject to applicable restrictions set forth in Section 409A of the Internal Revenue Code.
Company matching contributions allocated to the NEOs under the Bunge Excess Contribution Plan and Bunge Supplemental Excess Contribution Plan are shown in the "All Other Compensation Total" column of the Summary Compensation Table on page 78 of this proxy statement.
Deferred Compensation Plan
We also maintain the Bunge Deferred Compensation Plan—a non-tax-qualified deferred compensation plan that is designed to provide participants with an opportunity to defer receipt of current income into the future on a tax-deferred basis. For 2023, none of our NEOs, including the CEO, participated in the deferred compensation plan.
Eligible employees who meet the minimum base salary level may participate in the deferred compensation plan. For 2023, the minimum base salary level required to participate in the deferred compensation plan was $330,000. The deferred compensation plan allows participants to voluntarily defer from 1% to 10% of their base salary and up to 100% of their annual incentive compensation. Gains and losses are credited based on a participant's election of a variety of deemed investment choices.
Subject to the applicable restrictions set forth in Section 409A of the Internal Revenue Code, a participant may elect to defer receipt of income for any period not less than 36 months from the date of deferral and will receive a distribution of his or her account following the end of his or her elected deferral period or death. Subject to applicable restrictions set forth in Section 409A of the Internal Revenue Code, participants may elect to receive payment of their deferred account balance in a lump sum or in up to 15 annual installments. Distributions of a participant's account are made in cash and from our general assets.

73 Bunge | 2024 Proxy Statement

Health and Welfare Plans
Active employee benefits such as medical, dental, life insurance and disability coverage are available to U.S. employees through our flexible benefits plan. Employees contribute toward the cost of the flexible benefits plan by paying a portion of the premium costs on a pre-tax basis. Long-term disability coverage can be paid on a pre- or post-tax basis at the employee's option.
Perquisites and Executive Benefits
It is the Human Resources and Compensation Committee's practice to limit special perquisites and executive benefits provided to the Company's executives. The Human Resources and Compensation Committee periodically reviews the perquisites provided to our executive officers under our executive compensation program. Under the current policy, we provide U.S.-based executive officers, including the NEOs, with a limited annual perquisite allowance of $9,600. Non-U.S. NEOs are provided with an automobile allowance in accordance with Company programs and local market practices.
In 2023, the Human Resources and Compensation Committee approved a limited budget of up to $100,000 of incremental cost for non-business use of the company charter aircraft by the CEO.
Post-Employment and Change of Control Benefits
Focus executives on shareholder interests during periods of uncertainty. Our executive compensation program is designed to provide for the payment of post-employment benefits upon certain types of terminations. Providing post-employment and change of control benefits assists us in attracting and retaining executive talent and reduces the personal uncertainty that executives are likely to feel when considering a corporate transaction. These arrangements also provide valuable retention incentives that encourage executives to complete such transactions, thus enhancing long-term shareholder value.
Messrs. Dimopoulos, Garros and Podwika are provided with post-employment benefits under the Executive Severance Plan, which includes change of control severance protections. Specifically, it contains a "double trigger" vesting requirement for the payment of post-employment benefits, meaning that both (1) a change of control must occur and (2) the NEO's employment must also be terminated under certain specified circumstances before they are entitled to any payments. All unvested equity awards are also subject to double trigger vesting upon a change of control. The Executive Severance Plan includes a 24-month non-competition and non-solicitation covenant in the case of change of control. Neither our Executive Severance Plan nor other compensation arrangements provide for a golden parachute excise tax gross up.
Messrs. Heckman and Neppl are provided with certain post-employment benefits pursuant to individual Executive Employment Agreements.
The terms of Executive Severance Plan and the Executive Employment Agreements are set forth under the Potential Payments Upon Termination of Employment or Change of Control table beginning on page 83 of this proxy statement.

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COMPENSATION GOVERNANCE
The Human Resources and Compensation Committee maintains and is committed to a policy of strong corporate governance. The principal governance elements of our executive compensation program are described in further detail below.
Executive Compensation Recoupment Policy
Mitigate unnecessary risk-taking that may have adverse impact on Bunge. The Board has adopted a recoupment policy ("clawback") with respect to executive compensation. The policy provides that, if the Board or an appropriate committee thereof determines that an executive officer or other senior executive has engaged in any fraud or misconduct that caused or was a significant contributing factor to having to restate all or a portion of its financial statement(s), the Board or committee shall take such actions as it deems appropriate to remedy the misconduct and prevent its recurrence.
The actions that may be taken against a particular executive include:
•requiring reimbursement of any bonus or incentive compensation paid to the executive;
•causing the cancellation of any equity-based awards granted to the executive; and
•seeking reimbursement of any gains realized on the disposition or transfer of any equity-based awards, if and to the extent that, (i) the amount of compensation was calculated based upon the achievement of certain financial results that were subsequently reduced due to a restatement, (ii) the executive engaged in fraud or misconduct that caused or significantly contributed to the restatement and (iii) the amount of the compensation that would have been awarded to or received by the executive had the financial results been properly reported would have been lower than the amount actually awarded or received.
Any clawback under this policy is in addition to any other remedies that may be available to Bunge under applicable law.
Effective December 1, 2023, Bunge adopted an additional recoupment policy to comply with the final Dodd-Frank clawback rules adopted by the SEC and the NYSE (the “Dodd-Frank Policy”). Under the Dodd-Frank Policy, in the event that Bunge is required to prepare an accounting restatement due to its material noncompliance with any financial reporting requirement under U.S. securities law, Bunge (with limited exceptions) will recover compensation from each current or former executive officer who, during the three fiscal years preceding the date on which Bunge is required to file the accounting restatement, received compensation from incentive awards based on the erroneous financial data that exceeds the amount of incentive-based compensation the executive would have received based on the restatement. The Human Resources and Compensation Committee has sole discretion to determine how to seek recovery under the policy and may forgo recovery if it determines that it would be impracticable and either the cost of recovery would exceed the amount sought to be recovered, or that recovery would cause an otherwise tax-qualified retirement plan broadly available to employees to fail to meet applicable tax qualification requirements. A copy of the Dodd-Frank Policy is included as an exhibit in Bunge’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023.
Share Ownership Guidelines
Ensure appropriate level of long-term wealth tied to shareholder returns. To further align the interests of senior management with our shareholders, the Board maintains share ownership guidelines that require executive officers to hold significant amounts of our registered shares. Executive officers are expected to meet minimum ownership guidelines by April 30 following the fifth anniversary of the date the executive is hired or appointed to a covered title, as applicable. The guideline applicable to senior executives is based on a multiple of base salary.
•CEO – 6x base salary
•Other NEOs – 3x base salary
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•Other Senior Executives - 2x base salary
The Human Resources and Compensation Committee reviews the progress of the NEOs toward meeting the ownership guidelines annually. In the event of financial hardship or other good cause, the Human Resources and Compensation Committee may approve exceptions to the share ownership guidelines as the Human Resources and Compensation Committee deems appropriate. For a description of the ownership guidelines applicable to our non-employee directors, see "Director Compensation" on page 45 of this proxy statement.
The following count towards meeting the ownership guideline: (i) shares beneficially owned by the executive directly or indirectly and (ii) 50% of the value of unvested TBRSUs. Unvested and vested unexercised stock options do not count toward achievement of the guidelines, along with unearned PBRSUs.
Executive officers, including the NEOs, are required to hold a minimum of 50% of the shares net of taxes acquired through long-term incentive plans (including stock options, PBRSUs and TBRSUs) until the guidelines are met. If the initial ownership period has lapsed, and the minimum ownership guideline is not met, executive officers are required to hold 100% of net shares acquired until the guideline is met. Compliance with the executive share ownership guidelines is reviewed annually. As of December 31, 2023, all NEOs have satisfied the share ownership guidelines.
To further encourage a long-term commitment to our sustained performance, executive officers are prohibited from hedging, pledging or using their registered shares as collateral for margin loans.
Tax Deductibility of Compensation
Section 162(m) of the Internal Revenue Code (and the regulations promulgated thereunder) precludes a public corporation from taking an income tax deduction for compensation exceeding $1 million payable in any year to the corporation’s chief executive officer and other “covered employees,” as defined in Section 162(m).
Although our executive compensation program has sought to maximize the tax deductibility of compensation payable to our executive officers to the extent permitted by law, the Human Resources and Compensation Committee continues to retain the flexibility and discretion to make compensation decisions that are driven by market competitiveness and based on the other factors discussed in the CD&A when necessary or appropriate (as determined by the Human Resources and Compensation Committee in its sole discretion) to enable Bunge to continue to retain, attract, reward and motivate its highly-qualified executives.

COMPENSATION AND RISK
We believe our compensation programs are designed to establish an appropriate balance between risk and reward in relation to our overall business strategy. To that end, the Human Resources and Compensation Committee has conducted a compensation risk assessment, with the assistance of management and Semler Brossy, the Human Resources and Compensation Committee's independent compensation consultant. Semler Brossy prepared a risk assessment of the executive programs while management prepared an assessment of all other compensation programs used by the Company.
The Human Resources and Compensation Committee largely focused its assessment on our executive compensation program, as these are the employees whose actions are most likely to expose us to significant business risk. The relevant features of the executive compensation program that mitigate risk are as follows:
•The program utilizes annual and long-term financial performance goals that are tied to key measures of short-term and long-term performance that drive shareholder value, and targets are set with a reasonable amount of stretch that should not encourage imprudent risk-taking.
•The Human Resources and Compensation Committee sets target awards under the executive compensation program following the receipt of advice and benchmarking analysis provided by Semler Brossy.
•The annual incentive and long-term equity-based compensation program awards are tied to several performance metrics to reduce undue weight on any one measure.
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•The annual incentive program's performance metric targets a share of profit to align with overall results for shareholders while maintaining performance orientation through scorecard factors and individual performance allocations.
•The use of non-financial performance factors in determining the actual payout of annual incentive compensation serves as a counterbalance to the quantitative performance metric.
•The executive compensation program is designed to deliver a significant portion of compensation in the form of long-term incentive opportunities, which focuses executives on our long-term success and discourages excessive focus on annual results.
•The equity incentive program uses a mix PBRSUs and TBRSUs that vest over several years to ensure that employees are focused on maximizing long-term shareholder value and financial performance and to mitigate the risks associated with the exclusive use of stock price-based awards.
•The performance metrics for the PBRSUs are based on overall Bunge performance over a three-year period, reducing incentives to maximize one segment's results and focusing on sustainable performance over a three-year cycle rather than any one year.
•Maximum awards that may be paid out under the annual incentive and equity incentive programs are subject to appropriate caps and the Human Resources and Compensation Committee retains the discretion to reduce payouts under the plans.
•We have adopted share ownership guidelines that further align the long-term interests of executives with those of our shareholders, as well as restrictions on hedging, holding our registered shares in a margin account and using our registered shares as collateral for loans, which seek to discourage a short-term stock price focus.
•We have adopted an executive compensation recoupment policy for senior executives, as discussed in "Executive Compensation Recoupment Policy" on page 75 of this proxy statement.
The Human Resources and Compensation Committee reviewed and discussed the findings of the risk assessment and believes that our compensation programs are appropriately balanced and do not motivate employees to take risks that are reasonably likely to have a material adverse effect on Bunge.

HUMAN RESOURCES AND COMPENSATION COMMITTEE REPORT
The Human Resources and Compensation Committee has reviewed and discussed the preceding "Compensation Discussion and Analysis" with management. Based on such review and discussions, the Human Resources and Compensation Committee recommended to the Board of Directors that this Compensation Discussion and Analysis be included in this proxy statement for the fiscal year ended December 31, 2023.
Members of the Human Resources and Compensation Committee:
Kenneth Simril, Chair
Bernardo Hees
Henry "Jay" Winship

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EXECUTIVE COMPENSATION TABLES
Summary Compensation Table
The following table sets forth the compensation of our CEO, our CFO and the other three most highly compensated executive officers who were serving as executive officers as of December 31, 2023.

Name and Principal Position	Year	Salary ($) (1)		Bonus ($)	Stock Awards ($)(2)(3)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(4)		Change in Pension Value & Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation Total ($)(6)		Total ($)(7)
Gregory Heckman	2023	$1,200,046		$—	$10,964,403	$—	$4,863,360		$—	$560,061		$17,587,870
Chief Executive Officer	2022	$1,200,046		$—	$11,480,361	$—	$4,745,040		$—	$474,244		$17,899,691
	2021	$1,200,046		$—	$9,991,055	$—	$4,608,000		$—	$349,126		$16,148,227

John Neppl	2023	$750,029		$—	$2,585,876	$—	$1,750,500		$—	$203,213		$5,289,618
Chief Financial Officer	2022	$737,528		$—	$2,707,599	$—	$1,707,000		$—	$200,002		$5,352,129
	2021	$700,027		$—	$1,990,250	$—	$1,645,000		$—	$116,766		$4,452,043

Christos Dimopoulos	2023	$831,810	(8)	$—	$2,068,659	$—	$2,589,008	(8)	$—	$155,913	(8)	$5,645,390
Co-President, Agribusiness	2022	$730,823		$—	$3,702,366	$—	$2,354,196		$—	$137,683		$6,925,068
	2021	$655,500		$—	$2,373,493	$—	$4,326,357		$—	$94,687		$7,450,037

Julio Garros	2023	$746,925	(9)	$—	$2,068,659	$—	$1,735,572	(9)	$—	$23,598		$4,574,754
Co-President, Agribusiness	2022	$570,525		$—	$2,165,962	$—	$1,583,024		$—	$21,652	(9)	$4,341,163

Joseph Podwika	2023	$600,000		$—	$1,551,546	$—	$1,017,450		$—	$131,975		$3,300,971
Chief Legal Officer	2022	$593,750		$—	$1,624,448	$—	$946,800		$—	$126,325		$3,291,323
(1)Actual salary payments during 2023. Annual base salary rates as of December 31, 2023 are described on page 64 of this proxy statement.
(2)The amounts shown reflect the aggregate full grant date fair value for equity awards for financial reporting purposes in accordance with ASC Topic 718 (without any reduction for risk of forfeiture) as determined based on applying the assumptions used in Bunge's audited financial statements. See Note 25 to the audited consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 regarding assumptions underlying the valuation of equity awards. Amounts reported for these awards may not represent the amounts that the listed officers ultimately realize from the awards. Whether, and to what extent, a listed officer realizes value will depend on our actual operating performance, stock price fluctuations and the listed officer's continued employment.
(3)Based on the full grant date value of the PBRSUs granted on March 15, 2023, the following are the maximum payouts, assuming the maximum level of performance is achieved: Mr. Heckman: $13,699,904; Mr. Neppl: $3,230,964; Mr. Dimopoulos: $978,810; Mr. Garros: $2,584,604; and Mr. Podwika: $1,938,244. For additional information on these awards, see "Long-term Incentive Plan" beginning on page 70 of this proxy statement.
(4)Incentive compensation awards under the AIP for the 2023 fiscal year that were paid in March 2024. In lieu of the awards under the AIP for 2023, Mr. Dimopoulos received an RMOI award in connection with his service to our Agribusiness segment as described in more detail under “Annual Risk Management & Optimization Incentive Awards” on page 68 of this proxy statement.
(5)None of the NEOs participate in Bunge's U.S. pension plan. There are no above market or preferential earnings with respect to nonqualified deferred compensation arrangements.

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(6)The following table provides details about each component of the "All Other Compensation" column:

Name	Registrant Contributions for Qualified Plans ($)	Registrant Contributions for Nonqualified Plan ($)	Perquisites and Other Personal Benefits ($)(a)	Total ($)
Gregory Heckman	$29,700	$437,194	$93,167	$560,061
John Neppl	$30,460	$163,153	$9,600	$203,213
Christos Dimopoulos(b)	$130,246	$—	$25,667	$155,913
Julio Garros(c)	$—	$—	$23,598	$23,598
Joseph Podwika	$29,013	$93,362	$9,600	$131,975

(a) For Mr. Heckman, represents $9,600 annual perquisite allowance and incremental variable cost (excluding fixed or other costs) of $83,567 for non-business use of the company chartered aircraft. For Messrs. Neppl and Podwika, represents $9,600 annual perquisite allowance. For Messrs. Dimopoulos and Garros, represents an automobile allowance in connection with their overseas employment.
(b) Amounts shown have been converted from Swiss francs to U.S. dollars at the exchange rate of 1.1883 U.S. dollars per Swiss franc as of December 31, 2023.
(c) Amounts shown have been converted from Brazilian reals to U.S. dollars at the exchange rate of 0.2061 U.S. dollars per Brazilian real as of December 31, 2023.

(7)As required by SEC rules, "Total" represents the sum of all columns in the table.
(8)Amounts shown have been converted from Swiss francs to U.S. dollars at the exchange rate of 1.1883 U.S. dollars per Swiss franc as of December 31, 2023.
(9)Amounts shown have been converted from Brazilian reals to U.S. dollars at the exchange rate of 0.2061 U.S. dollars per Brazilian real as of December 31, 2023.

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Grants of Plan Based Awards Table
The following table sets forth information with respect to awards under our Annual Incentive Plan, Risk Management & Optimization incentive program and Long-Term Incentive Plan for the fiscal year ended December 31, 2023.

	Grant Date	Date of Committee Action	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares or Units (#)	Closing Price on Grant Date ($)	Grant Date Fair Value of Stock and Option Awards (3) ($)
Name			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Gregory Heckman
2023 AIP			$122,400	$2,040,000	$4,896,000
2023 LTIP—PBRSUs	3/15/23	2/17/23				9,659	64,398	128,796		$96.79	$6,724,439
2023 LTIP—TBRSUs	3/15/23	2/17/23							42,932	$96.79	$4,239,964

John Neppl
2023 AIP			$45,000	$750,000	$1,800,000
2023 LTIP—PBRSUs	3/15/23	2/17/23				2,278	15,188	30,376		$96.79	$1,585,931
2023 LTIP—TBRSUs	3/15/23	2/17/23							10,125	$96.79	$999,945

Christos Dimopoulos
2023 RMOI(4)			$155,964	$1,039,762	$2,599,405
2023 LTIP—PBRSUs	3/15/23	2/17/23				1,822	12,150	24,300		$96.79	$1,268,703
2023 LTIP—TBRSUs	3/15/23	2/17/23							8,100	$96.79	$799,956

Julio Garros
2023 AIP(5)			$43,680	$728,008	$1,747,219
2023 LTIP—PBRSUs	3/15/23	2/17/23				1,822	12,150	24,300		$96.79	$1,268,703
2023 LTIP—TBRSUs	3/15/23	2/17/23							8,100	$96.79	$799,956

Joseph Podwika
2023 AIP			$40,500	$450,000	$1,057,500
2023 LTIP—PBRSUs	3/15/23	2/17/23				1,366	9,113	18,226		$96.79	$951,579
2023 LTIP—TBRSUs	3/15/23	2/17/23							6,075	$96.79	$599,967
(1)Represents the range of annual cash incentive award opportunities under our AIP and RMOI awards (as applicable). The minimum potential payout for each of the listed officers was zero. For AIP, the threshold award represents, for Messrs. Heckman, Neppl and Garros, 6% of the target award value, and for Mr. Podwika, 9% of the target award value (that is, the result if only the lowest weighted metric met the threshold) and the maximum award represents, for Messrs. Heckman, Neppl and Garros, 240% of the target award value, and for Mr. Podwika, 235% of the target award value (that is, the result if the highest weighted metric achieves a maximum 250% and the lowest weighted metric achieves a maximum of 200%). For RMOI awards, the threshold award represents 15% of the target award value (that is, the result if only the lowest weighted metric met the threshold) and the maximum award represents 250%. The performance period began on January 1, 2023 and ended on December 31, 2023. For additional discussion, see "Annual Incentive Plan" on page 65 of this proxy statement and "Annual Risk Management & Optimization Incentive Awards" on page 68 of this proxy statement.
(2)Represents the range of shares that may be released at the end of the January 1, 2023 – December 31, 2025 performance period for PBRSUs awarded under the 2016 EIP. The minimum potential payout for each of the listed officers under the PBRSUs is zero. The threshold award represents 15% of the target award value (that is, the result if only the lowest weighted metric met the threshold) and the maximum award represents 200% of the target award value. Payment of the award is subject to the achievement of certain financial metrics during the performance period. For additional discussion, see "Long-Term Incentive Plan" starting on page 70 of this proxy statement.
(3)This column shows the full grant date fair value of PBRSUs and TBRSUs under ASC Topic 718. Generally, the full grant date fair value is the amount we would expense in our financial statements over the award's vesting period. See Note 25 to the audited consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 regarding assumptions underlying valuation of equity awards.
(4)Amounts shown have been converted from Swiss francs to U.S. dollars at the exchange rate of 1.1883 U.S. dollars per Swiss franc as of December 31, 2023.
(5)Amounts shown have been converted from Brazilian real to U.S. Dollars at the exchange rate of 0.2061 U.S. dollars per Brazilian real as of December 31, 2023.

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Outstanding Equity Awards Table
The following table sets forth information with respect to all outstanding equity awards as of December 31, 2023.

			Option Awards(1)			Stock Awards(2)
Name	Date of Grant		Number of Securities Underlying Unexercised Options Exercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or other Rights That Have Not Vested ($)
Gregory Heckman	5/16/2019		480,000	$53.43	05/16/2029
	3/10/2020		455,000	$42.76	03/10/2030
	3/15/2021	(3)				53,386	$5,389,317
	3/15/2022	(4)(5)				41,033	$4,142,281	123,104	$12,427,349
	3/15/2023	(6)				43,734	$4,414,947	131,200	$13,244,640

John Neppl	3/10/2020		36,500	$42.76	03/10/2030
	3/15/2021	(3)				10,674	$1,077,540
	3/15/2022	(4)(5)				9,676	$976,792	29,028	$2,930,377
	3/15/2023	(6)				10,312	$1,040,996	30,942	$3,123,595

Christos Dimopoulos	2/28/2014		2,700	$79.47	02/27/2024
	2/27/2015		3,450	$81.68	02/26/2025
	3/01/2016		5,300	$50.07	03/01/2026
	3/08/2017		6,500	$81.00	03/08/2027
	2/28/2018		5,800	$75.99	02/28/2028
	3/12/2019		18,500	$51.89	03/12/2029
	3/10/2020		18,000	$42.76	03/10/2030
	3/15/2021	(3)				5,335	$538,568
	3/15/2021	(8)				—	—	6,163	$622,155
	3/15/2022	(4)(5)				7,739	$781,252	23,220	$2,344,059
	3/15/2022	(9)				—	—	9,911	$1,000,515
	3/15/2023	(6)(7)				8,250	$832,838	24,752	$2,498,714

Julio Garros	2/28/2014		3,300	$79.47	02/27/2024
	2/27/2015		3,750	$81.68	02/26/2025
	3/01/2016		6,500	$50.07	03/01/2026
	3/08/2017		4,700	$81.00	03/08/2027
	2/28/2018		5,800	$75.99	02/28/2028
	3/12/2019		7,700	$51.89	03/12/2029
	3/15/2021	(3)				3,304	$333,539
	3/15/2022	(4)(5)				7,739	$781,252	23,220	$2,344,059
	3/15/2023	(6)				8,250	$832,838	24,752	$2,498,714

Joseph Podwika	3/10/2020		22,500	$42.76	03/10/2030
	3/15/2021	(3)				6,935	$700,088
	3/15/2022	(4)(5)				5,802	$585,712	17,414	$1,757,943
	3/15/2023	(6)				6,188	$624,679	18,562	$1,873,834
(1)Represents unexercised options as of December 31, 2023. Options vested in one-third installments on the first, second and third anniversaries of their respective date of grant. All options have a 10-year term.
(2)Value of unvested restricted stock units using a share price of $100.95, the closing price of our registered shares on December 29, 2023. PBRSUs for the 2021-2023 performance cycle are not included in the table, as they are considered earned as of December 31, 2023. Includes dividend equivalents accrued on outstanding restricted stock units.
(3)TBRSUs vested in full on March 15, 2024, subject to continued service.
(4)TBRSUs that will vest in full on March 15, 2025, subject to continued service.
(5)Payment amount of the PBRSUs will be determined as of December 31, 2024 based on satisfaction of performance targets for the 2022-2024 performance period. Awards are subject to continued service through the third anniversary of the date of grant. Assumes maximum performance is attained.
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(6)TBRSUs that will vest in full on March 15, 2026, subject to continued service.
(7)Payment amount of the PBRSUs will be determined as of December 31, 2025 based on satisfaction of performance targets for the 2023-2025 performance period. Awards are subject to continued service through the third anniversary of the date of grant. Assumes maximum performance is attained. TBRSUs that will vest in full on March 15, 2025, subject to continued service.
(8)PBRSUs vested 33% on each March 15 of 2022, 2023 and 2024.
(9)PBRSUs vested 33% on each March 15 of 2023 and 2024, and will vest the remaining 33% on March 15 of 2025, subject to recovery base on future performance of Agribusiness line.
Option Exercises and Stock Vested Table
The following table sets forth information with respect to the exercise of stock options during 2023 and vesting of restricted stock units during 2023.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized Upon Vesting ($)
Gregory Heckman	—	$—	162,364	$15,423,768
John Neppl	—	$—	44,226	$4,183,264
Christos Dimopoulos	1,800	$41,832	36,017	$3,456,151
Julio Garros	—	$—	9,162	$866,577
Joseph Podwika	—	$—	28,036	$2,651,838
(1)The value realized upon exercise is calculated as the product of (a) the number of our registered shares for which the stock options were exercised and (b) the excess of the market price of our registered shares on the NYSE upon the exercise of the applicable stock option over the applicable exercise price per share of the stock option.
(2)Represents TBRSUs awarded in 2020 and 2021 that vested in whole or in part during 2023, PBRSUs awarded in 2021 with a performance period ended December 31, 2023 and Deferred RMOI performance shares awarded in 2022 that vested in whole or in part in 2023. The value realized upon vesting was determined by multiplying the number of shares vested by the market price of our registered shares on the NYSE on the vesting date.
Pension Benefits Table
None of the Named Executive Officers, including the CEO, receive pension benefits as the Bunge U.S. Pension Plan and the Bunge U.S. Supplemental Executive Retirement Plan were closed to new hires effective December 31, 2017. The NEOs also do not receive benefits under the Bunge Excess Benefit Plan as it is only available to those whose benefits under the pension plan are limited by the Internal Revenue Code.
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Nonqualified Deferred Compensation Table
The following table sets forth certain information with respect to our nonqualified deferred compensation plans as of December 31, 2023.

Name	Plan Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)(2)	Aggregate Balance at Last FYE ($)
Gregory Heckman	Excess Contribution Plan	$—	$310,954	$105,645	$—	$966,443
	Supplemental Excess Contribution Plan	$—	$126,240	$37,419	$—	$349,276
John Neppl	Excess Contribution Plan	$—	$121,178	$65,585	$—	$364,664
	Supplemental Excess Contribution Plan	$—	$41,975	$19,000	$—	$108,236
Christos Dimopoulos(3) (4)	RMOI Deferral	$—	$—	$—	$40,475	$592,102
Julio Garros(3)	N/A	$—	$—	$—	$—	$—
Joseph Podwika	Excess Contribution Plan	$—	$71,808	$19,246	$—	$182,622
	Supplemental Excess Contribution Plan	$—	$21,555	$4,548	$—	$45,143
(1)The amounts shown represent company contributions under the Bunge Excess Contribution and Bunge Supplemental Excess Contribution Plans and are included in the "All Other Compensation" column of the Summary Compensation Table on page 78 of this proxy statement.
(2)For Mr. Dimopoulos, includes a portion of the RMOI award for performance year 2019 that was mandatorily deferred and paid in April 2023. The RMOI award is described in more detail under "Annual Risk Management & Optimization Incentive Awards" on page 68 of this proxy statement.
(3)Mr. Dimopoulos and Mr. Garros are not eligible to participate in the nonqualified deferred compensation plans.
(4)Amounts shown have been converted from Swiss francs to U.S. dollars at the exchange rate of 1.1883 U.S. dollars per Swiss franc as of December 31, 2023.
The Excess Contribution Plan, Supplemental Excess Contribution Plan and Deferred Compensation Plan are described under "Retirement and Executive Benefits" beginning on page 72 of this proxy statement.
Potential Payments Upon Termination of Employment or Change of Control
We maintain certain plans that will require us to provide compensation to the listed officers in the event of certain terminations of employment.
Executive Severance Plan
Under our Executive Severance Plan, we have participation agreements with Messrs. Dimopoulos, Garros and Podwika with arrangements that provide post-employment benefits in the event that an executive’s employment is terminated by us or a successor without “cause” or by the executive for “good reason,”and, in the case of a change of control, with such termination occurring before the second anniversary of a “change of control” of the Company, as those terms are defined in the agreements.
The Executive Severance Plan provides that, upon a qualifying termination, the executive would be entitled to a payment equal to (i) 12 months of the executive's base salary and (ii) an amount equal to the executive's annual target bonus for the year in which termination occurs. In addition, each executive would be entitled to a prorated AIP award for the year in which the executive's employment is terminated based on the financial and individual performance achieved for the performance period and reimbursement for the COBRA premiums for the executive (and the executive’s spouse and eligible dependents) for continued participation in the Company’s group health plan for up to 18 months.
The Executive Severance Plan provides that, upon a qualifying termination during the change of control period, the executive would be entitled to a lump sum payment equal to (i) 24 months of the executive’s base salary in effect immediately prior to the termination date, and (ii) an amount equal to two times the executive’s annual target bonus
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for the year in which the termination occurs. In addition, each executive would be entitled to a prorated AIP award for the year in which the executive's employment is terminated based on the financial and individual performance achieved for the performance period and reimbursement for the COBRA premiums for the executive (and the executive’s spouse and eligible dependents) for continued participation in the Company’s group health plan for up to 18 months.
The executive will be entitled to receive accelerated vesting of all outstanding equity awards, with any stock options remaining exercisable for the remainder of their full term, and with unvested performance-based equity awards deemed vested at the greater of (i) actual performance or (ii) target levels with respect to performance goals or other vesting criteria.
As a condition to receiving the severance benefits, an executive must timely execute and deliver a general release of employment-related claims against the Company in substantially the form attached to the Executive Severance Plan. Executives are bound by a 24-month non-competition and non-solicitation covenants. The Executive Severance Plan does not provide for a tax gross-up.
Equity Acceleration Under the Equity Incentive Plans
Under the 2009 Equity Incentive Plan and the 2016 EIP, a participant's equity award will be subject to the following treatment upon a termination of employment (except as otherwise may be provided under an individual award agreement or employment agreement):
•In the event of a termination of employment due to death, disability or retirement (age 65 or age 55 with 10 years of service), an individual's stock options granted (i) under the 2009 Equity Incentive Plan will become fully vested and immediately exercisable and (ii) under the 2016 EIP will vest pro rata through the date of termination. Disability has the same meaning as under our long-term disability plan for all awards except incentive stock options, for which disability means permanent and total disability within the meaning of Section 22(e)(3) of the Internal Revenue Code.
•In the event of a termination of employment without "cause," all stock options granted (i) under the 2009 Equity Incentive Plan that would have vested in the 12-month period following termination of employment will immediately vest and become exercisable and (ii) under the 2016 EIP will vest pro rata through the date of termination.
Generally, for all terminations of employment other than for Cause or voluntary resignation, all TBRSU and PBRSU awards vest pro rata through the date of termination (for PBRSUs, subject to satisfaction of applicable performance goals and a minimum one-year service period).
Upon a change of control of the Company, outstanding equity awards under the 2009 Equity Incentive Plan and the 2016 EIP will be subject to the terms and conditions of the Executive Severance Plan.
Executive Employment Agreements
As a result of the previously completed change of its jurisdiction of incorporation from Bermuda to Switzerland (the “Redomestication”), resulting in the Bunge group holding company becoming a Swiss corporation, Bunge Global SA (the “Company”), and in order to comply with Swiss law, each of Messrs. Heckman and Neppl were required to relinquish his participation in, and eligibility to receive severance benefits under, the Bunge Executive Severance Plan and to enter into an Executive Employment Agreement (the “Employment Agreements”). Accordingly, on December 20, 2023, each of Messrs. Heckman and Neppl entered into the Employment Agreements, which were retroactively effective as of November 1, 2023 (the effective date of the Redomestication).
Consistent with Swiss corporate law requirements, the Employment Agreements memorialize the existing compensation arrangements for each executive with respect to their base salary, existing target annual bonus opportunity, eligibility to receive long-term equity incentive awards, and eligibility for employee and other fringe benefits. The Employment Agreements also provide for certain Notice Period Payments and Non-Compete Payments (as defined below) in the event of written notice by either the Company or the executive, as applicable, that the applicable executive’s employment with the Company will be terminated. The material terms of such payments are the following:
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•12 months’ advance written notice must be provided by either the Company or the executive to terminate his employment, unless the termination is by the Company for “cause” or by the executive without “good reason” (as such terms are defined in the Employment Agreements) (the “Notice Period”).
•The parties will determine the extent, duration, and nature of the applicable executive’s active employment services to be provided during the Notice Period, and the time at which such active services cease will be the beginning of the “Garden Leave Period.”
•Messrs. Heckman and Neppl will receive continued payments during the Notice Period (the “Notice Period Payments”) equal to the following: continued payments of (1) base salary, (2) an amount equal to (A) a pro-rata portion of the executive’s annual bonus under the AIP that he would have been entitled to receive for the then-applicable performance period in which the Garden Leave Period commences based on actual performance (with such pro-ration to be based on the length of the Notice Period prior to the Garden Leave Period) and (B) a pro-rata portion of the executive’s target annual bonus under the AIP (with such pro-ration to be based on the length of the Garden Leave Period), and (3) reimbursement for healthcare continuation premiums for the executive and his spouse and dependents (the “Healthcare Reimbursements”).
•In addition to the equity acceleration described above, upon a termination without “cause” or for “good reason,” any equity awards held by Messrs. Heckman and Neppl that are subject to performance-based vesting will vest based on the actual performance level attained for the applicable performance period (but subject to pro-ration as set forth in the applicable award agreement or equity plan), and, for Mr. Heckman, any stock options held by him will remain exercisable for (a) 36 months following the expiration of the Notice Period if the Notice Period expires outside of a change of control period (or, if the remainder of their full term is less than 36 months, for the remainder of such full term), and (b) the remainder of their full term if the Notice Period expires during a change of control period.
•Messrs. Heckman and Neppl will receive payments during the one year period following expiration of the Notice Period in exchange for their compliance with non-competition, non-solicitation, and other restrictive covenant obligations (the “Non-Compete Payments”) equal to the following: (1) one year of base salary, (2) the executive’s target annual bonus under the AIP and (3) up to 12 months of Healthcare Reimbursements.
•Both the Non-Compete Payments and the Notice Period Payments are subject to offset and/or reduction in the event that Messrs. Heckman or Neppl materially breach any of their restrictive covenant obligations or earn compensation from new employment (and/or other activity) that exceeds a certain threshold amount set forth in the Employment Agreements.
•Certain of the Notice Period Payments and Non-Compete Payments will be subject to the applicable executive’s execution and non-revocation of a release of claims in favor of the Company.
Estimated Payments Upon Termination of Employment or Change of Control
The potential amount of compensation payable to the listed officer in each situation is shown in the following table. The amounts assume that the respective termination of employment event occurred on December 31, 2023.
These amounts are estimates only and do not necessarily reflect the actual amounts that would be paid to the listed officers, which would only be known at the time that they become eligible for payment. The amounts are in addition to: (i) vested or accumulated benefits generally under our retirement plans and nonqualified deferred compensation plans, which are set forth in the disclosure tables above; (ii) benefits paid by insurance providers under life and disability insurance policies; and (iii) benefits generally available to U.S.-based salaried employees, such as accrued vacation.
Unless stated otherwise, the value of unvested and accelerated stock options shown in the tables below have been determined by multiplying (i) the number of unvested stock options that would have been accelerated by (ii) the difference between (x) the exercise price of the stock option and (y) $100.95, which was the closing price of our registered shares on December 29, 2023. Likewise, the value of unvested restricted stock unit awards shown in the tables below have been determined by multiplying (i) the number of unvested restricted stock units that would have been accelerated by (ii) the closing price of our registered shares on December 29, 2023.
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Name / Event of Termination	Cash Severance ($)	Notice Period and Non-Compete Payments ($)	Continuation of Benefits ($)	Accelerated Vesting of Equity ($)	Excise Tax Gross-up or Cut-back ($)	Total ($)(1)
Gregory Heckman(2)
Termination "For Cause"	$—	$—	$—	$—	$—	$—
Termination "Without Cause" or "For Good Reason"	$—	$6,480,000	$30,084	$15,020,350	$—	$21,530,434
Termination Related to Change of Control	$—	$6,480,000	$30,084	$26,782,539	$—	$33,292,623
Death, Disability or Retirement	$—	$—	$—	$20,294,988	$—	$20,294,988

John Neppl(3)
Termination "For Cause"	$—	$—	$—	$—	$—	$—
Termination "Without Cause" or "For Good Reason"	$—	$3,000,000	$48,409	$3,362,948	$—	$6,411,357
Termination Related to Change of Control	$—	$3,000,000	$48,409	$4,592,316	$—	$7,640,725
Death, Disability or Retirement	$—	$—	$—	$4,592,316	$—	$4,592,316

Christos Dimopoulos(4)(7)
Termination "For Cause"	$—	$—	$—	$—	$—	$—
Termination "Without Cause" or "For Good Reason"	$1,871,572	$—	$—	$3,134,701	$—	$5,006,273
Termination Related to Change of Control	$3,743,144	$—	$—	$4,972,797	$—	$8,715,941
Death, Disability or Retirement	$—	$—	$—	$4,097,057	$—	$4,097,057

Julio Garros(5)(7)
Termination "For Cause"	$—	$—	$—	$—	$—	$—
Termination "Without Cause" or "For Good Reason"	$1,456,016	$—	$—	$2,196,773	$—	$3,652,789
Termination Related to Change of Control	$2,912,032	$—	$—	$3,145,098	$—	$6,057,130
Death, Disability or Retirement	$—	$—	$—	$3,145,098	$—	$3,145,098

Joseph Podwika(6)(7)
Termination "For Cause"	$—	$—	$—	$—	$—	$—
Termination "Without Cause" or "For Good Reason"	$1,050,000	$—	$37,662	$2,066,345	$—	$3,154,007
Termination Related to Change of Control	$2,100,000	$—	$37,662	$2,808,429	$—	$4,946,091
Death, Disability or Retirement	$—	$—	$—	$2,808,429	$—	$2,808,429
(1)Total does not include vested amounts or accumulated benefits through December 31, 2023, including vested stock options, accumulated retirement benefits and amounts under deferred compensation plans, as those amounts are set forth in the disclosure tables above. PBRSUs for the 2021-2023 performance cycle and annual incentive awards for calendar year 2023 are not included in the table, as they are considered earned as of December 31, 2023. For disclosure purposes only, we have assumed that target performance measures were achieved for performance-based awards as of December 31, 2023.
(2)For the purposes of this table, Mr. Heckman's compensation for 2023 is as follows: base salary equal to $1,200,000 and a target annual bonus equal to $2,040,000.
(3)For purposes of this table, Mr. Neppl’s compensation for 2023 is as follows: base salary equal to $750,000 and a target annual bonus equal to $750,000.
(4)For purposes of this table, Mr. Dimopoulos’s compensation for 2023 is as follows: base salary equal to $831,810 and a target annual bonus equal to $1,039,762. Amounts shown have been converted from Swiss francs to U.S. dollars at the exchange rate of 1.1883 U.S. dollars per Swiss franc as of December 31, 2023.
(5)For purposes of this table, Mr. Garros's compensation for 2023 is as follows: base salary equal to $728,008 and a target annual bonus equal to $728,008. Amounts shown have been converted from Brazilian reals to U.S. dollars at the exchange rate of 0.2061 U.S. dollars per Brazilian real as of December 31, 2023.
(6)For the purposes of this table, Mr. Podwika's compensation for 2023 is as follows: base salary equal to $600,000 and a target annual bonus equal to $450,000.
(7)Pursuant to the Executive Severance Plan, if employment is terminated by the Company without “Cause” or he resigns for “Good Reason,” each NEO is entitled to a payment equal to (i) 12 months of his then base salary, (ii) 12 months of his target AIP award and (ii) continued payment of COBRA premiums for the NEO (and the NEO's eligible dependents) for up to 18 months.

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PAY RATIO DISCLOSURE
The pay ratio information is provided pursuant to Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K. We note that, due to our permitted use of reasonable estimates and assumptions in preparing this pay ratio disclosure, the disclosure may involve a degree of imprecision, and thus this pay ratio disclosure is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. We have elected to identify our median employee every three years unless a significant change in our employee population or employee compensation arrangements has occurred.

Methodology to Determine Median Employee
In determining such median employee, we evaluated our 3,537 U.S. (other than our CEO) and 19,549 non-U.S. employees as of October 31, 2023. The 23,086 employees consisted of all of our full-time, part-time and seasonal employees (other than our CEO) as of October 31, 2023. To identify the median employee, as well as to determine the annual total compensation of our median employee, we used total paid base compensation, which comprised year-to-date earned salary or wages paid in the designated time frame, overtime or shift differentials, any government mandated or union negotiated fixed pay and an additional 13th month pay (in countries where vacation and holiday pay are mandated, i.e., Brazil 13.33 months are paid). We incorporated annual incentives and bonuses in the year paid and any local profit sharing or other variable payments to arrive at total cash compensation. For any employee hired after January 1, 2023, and thus employed less than the 10-month measurement period, we adjusted pay to the full period.
•In identifying the median employee, a cost-of-living adjustment was made to all compensation delivered to employees outside of the United States. We used the World Bank's Purchasing Power Parity conversion factor for GDP. This adjustment takes into account the local cost of an equivalent basket of goods, which embeds the exchange rate and inflation into the comparison such that the basket of goods is priced the same in both countries. We determined that our median employee on a cost-of-living adjusted basis is a Sales Representative in Brazil.
•We made a separate foreign exchange adjustment as of December 31, 2023 and applied it consistently to all currencies. We determined that our median employee on a foreign exchange only adjusted basis is a Fire Brigade Leader in Poland.
Median Employee to CEO Pay Ratio
For 2023, we calculated annual total compensation for the median employee using the same methodology as for our NEOs as described in the 2023 Summary Compensation Table on page 78 of this proxy statement. The annual total compensation for Mr. Heckman, our CEO, was $17,587,870 (the same amount as reported under the 2023 Summary Compensation Table above) and the median annual total compensation of all of our employees (other than our CEO), was $85,513 adjusted for cost of living. For the cost-of-living adjustment, we used the World Bank's Purchasing Power Parity conversion factor for GDP. This adjustment takes into account the local cost of an equivalent basket of goods, which embeds the exchange rate and inflation into the comparison such that the basket of goods is priced the same in both countries.
Based on this information, our CEO's annual total compensation is 206 times that of the median of the annual total compensation of all employees.
In addition, the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees without any cost-of-living adjustment is 655 times the median employee. This is based on the foreign exchange rate as of December 31, 2023.

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PAY VERSUS PERFORMANCE DISCLOSURE
The pay versus performance information is provided pursuant to Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation S-K. The following table sets forth information regarding the compensation per the Summary Compensation Table (SCT) on page 78 of this proxy statement, the compensation actually paid (CAP) to our principal executive officer (PEO) and, on average, to our other NEOs (non-PEO NEOs) during the specified years, as calculated in accordance with the Pay Versus Performance (PvP) disclosure rule, and the Company's performance.

Year	Summary Compensation Table Total for PEO ($)	Compensation Actually Paid to PEO(1) ($)	Average Summary Compensation Table Total for Non-PEO NEOs(2) ($)	Average Compensation Actually Paid to Non-PEO NEOs(1)(2) ($)	Value of Initial Fixed $100 Investment Based On(3):		Net Income ($M)	Adjusted EPS ($)(5)
					Total Shareholder Return ($)	Industry Index Total Shareholder Return ($)(4)
2023	$17,587,870	$18,428,607	$4,702,683	$4,989,878	$197	$124	$2,243	$13.66
2022	$17,899,691	$36,869,068	$4,977,421	$6,799,877	$190	$137	$1,610	$13.91
2021	$16,148,227	$53,419,822	$6,527,939	$12,048,134	$173	$121	$2,078	$12.93
2020	$12,525,442	$36,032,900	$5,882,927	$10,231,847	$119	$105	$1,145	$8.30
(1)Compensation Actually Paid represents the Summary Compensation Table Total adjusted to (a) exclude any positive aggregate change in the actuarial present value of all defined benefit pension plan benefits for the applicable year and (b) include the fair value of current and prior year equity awards that are outstanding, vested or forfeited during the applicable year, instead of the grant date value of awards granted during the applicable year. The following tables show what amounts were deducted from, and added to, the Summary Compensation Table Total to calculate the PEO and Average Non-PEO NEO Compensation Actually Paid:

PEO SCT Total to CAP Reconciliation

Year	Summary Compensation Table Total Compensation		Deductions			Additions				Compensation Actually Paid
			Grant Date Fair Value of Stock and Option Awards(i)	Change in Pension Value & Nonqualified Deferred Compensation Earnings(ii)		Fair Value at FYE of Stock and Option Awards(iii)	Change in Fair Value of Outstanding and Unvested Stock and Option Awards(iv)	Change in Fair Value of Vested Stock and Option Awards(v)
2023	$17,587,870	-	$10,964,403	$—	+	$11,184,037	$2,885,552	$(2,264,449)	=	$18,428,607
2022	$17,899,691		$11,480,361	$—		$15,386,996	$5,751,424	$9,311,318		$36,869,068
2021	$16,148,227		$9,991,055	$—		$18,082,222	$24,119,250	$5,061,178		$53,419,822
2020	$12,525,442		$6,589,310	$—		$21,157,143	$10,411,408	$(1,471,783)		$36,032,900

Average Non-PEO NEO SCT Total to CAP Reconciliation

Year	Summary Compensation Table Total Compensation		Deductions			Additions				Compensation Actually Paid
			Grant Date Fair Value of Stock and Option Awards(i)	Change in Pension Value & Nonqualified Deferred Compensation Earnings(ii)		Fair Value at FYE of Stock and Option Awards(iii)	Change in Fair Value of Outstanding and Unvested Stock and Option Awards(iv)	Change in Fair Value of Vested Stock and Option Awards(v)
2023	$4,702,683	-	$2,068,685	$—	+	$2,109,884	$496,315	$(250,319)	=	$4,989,878
2022	$4,977,421		$2,550,094	$—		$3,264,413	$663,074	$445,063		$6,799,877
2021	$6,527,939		$2,649,102	$2,848		$4,253,230	$3,534,002	$384,913		$12,048,134
2020	$5,882,927		$1,528,073	$100,767		$3,689,683	$2,152,985	$135,092		$10,231,847

(i)    Represents the grant date fair value of stock and option awards granted in Fiscal Year.
(ii)    No NEOs were eligible to participate in the U.S. pension plan in 2022 or 2023. For 2020 and 2021, no service costs were accrued as Mr. Zachman's pension was under a frozen plan and the other NEOs were not eligible to participate in the U.S. pension plan. No NEOs participate in the deferred compensation program, including our PEO.
(iii)    Fair value at Fiscal Year-end of outstanding and unvested stock and option awards granted in Fiscal Year.
(iv)    Change in fair value of outstanding and unvested stock and option awards granted in prior Fiscal Years.
(v)    Change in fair value as of vesting date of stock and option awards granted in prior Fiscal Years for which applicable vesting conditions were satisfied during Fiscal Year.
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(2)For 2020 and 2021, the Non-PEO NEOs consisted of Messrs. Neppl, Padilla, Zachman and Dimopoulos. For 2022 and 2023, the Non-PEO NEOs consist of Messrs. Neppl, Dimopoulos, Garros and Podwika.
(3)Pursuant to the rules of the SEC, the comparison assumes $100 was invested on December 31, 2019 in our registered shares. Historic stock price performance is not necessarily indicative of future stock performance.
(4)The industry index is the Standard and Poor's (S&P) 500 Food Products Index as disclosed in the Company's annual report on Form 10-K for the fiscal year ended December 31, 2023.
(5)Represents Adjusted Earnings Per Share excluding certain gains and charges, which is the financial measure from the Company performance measure below that the Company uses to link compensation paid to the Company's PEO and Non-PEO NEOs for the years shown to the Company's performance. Adjusted Earnings Per Share excluding notables, as used in this proxy statement, is a non-GAAP financial measure, see Appendix A – Reconciliation of Non-GAAP Financial Measures for reconciliation to the most directly comparable U.S. GAAP measure.
Relationship Between Pay and Performance
The following shows the relationship between PEO CAP, Average Non-PEO NEO CAP, TSR and the indexed peer TSR.

Relationship Between Pay and Net Income
The following shows the relationship between PEO CAP, Average Non-PEO NEO CAP and Net Income.
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Relationship Between Pay and Adjusted EPS
The following shows the relationship between PEO CAP, Average Non-PEO NEO CAP and Adjusted EPS.
Most Important Performance Measures
As required, the list below reflects performance measures that we consider the most important for linking executive compensation actually paid to company performance in 2023.

•Adj EPS(1)	•AROIC(3)	•Relative TSR
•Adj PBT(I)(2)	•ESG
(1)Represents Adjusted Earnings Per Share excluding certain gains and charges. Adjusted Earnings Per Share excluding notables, as used in this proxy statement, is a non-GAAP financial measure, see Appendix A – Reconciliation of Non-GAAP Financial Measures for reconciliation to the most directly comparable U.S. GAAP measure.
(2)Represents Adjusted Profit Before Taxes before certain incentive payouts.
(3)Represents Adjusted Return on Invested Capital and used to account for mark-to-market timing differences and adjust for readily marketable inventories.
For further information regarding these performance measures and their function in the Company's executive compensation program, see the "Compensation Discussion and Analysis" section on page 58 of this proxy statement.

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PROPOSAL 10 — APPROVAL OF THE COMPENSATION OF THE BOARD AND EXECUTIVE MANAGEMENT TEAM UNDER SWISS LAW

10A. APPROVAL OF THE MAXIMUM AGGREGATE COMPENSATION OF THE BOARD FOR THE PERIOD BETWEEN THE 2024 ANNUAL GENERAL MEETING AND THE 2025 ANNUAL GENERAL MEETING
As required by our Articles of Association, our shareholders are provided, in accordance with Swiss law, the opportunity to vote at each annual general meeting on the maximum aggregate amount of compensation that can be paid or granted to the members of the Board for the period between the annual general meeting at which approval is sought and the next annual general meeting. The shareholder vote is binding. As a result, shareholders are being asked to ratify an amount of $5.1 million as the maximum aggregate amount of compensation of the Board for the period between the 2024 Annual General Meeting and the 2025 Annual General Meeting (the “2024/2025 Term”). The proposal is based on the Board consisting of 12 directors, of whom 11 are non-employee directors. Only the non-employee directors, including the Chair, are included in this proposal. Bunge’s Chief Executive Officer, who also is a member of the Board, does not receive any compensation for his role as a director.
The proposed maximum aggregate amount includes all forms of cash, stock and other compensation3 of the Board and represents the maximum possible amount that Bunge could pay or grant to the Board for the 2024/25 Term and not necessarily the actual amount that will be paid. A detailed description of our compensation program for members of our Board currently in effect for our Board can be found under the “Director Compensation” section of this proxy statement. Actual compensation paid to the members of the Board in 2024 will be disclosed in the proxy statement for our 2025 Annual General Meeting and in the Swiss Compensation Report for fiscal year 2024. The general principles of the compensation for our Board are described in Article 30 of our Articles of Association. We use a combination of cash and equity compensation to attract and retain qualified candidates to serve on our Board.

☑	OUR BOARD RECOMMENDS THAT YOU VOTE FOR THE PROPOSED MAXIMUM AGGREGATE COMPENSATION OF THE BOARD FOR THE PERIOD BETWEEN THE 2024 ANNUAL GENERAL MEETING AND THE 2025 ANNUAL GENERAL MEETING

10B. APPROVAL OF THE MAXIMUM AGGREGATE COMPENSATION OF THE EXECUTIVE MANAGEMENT TEAM FOR THE FISCAL YEAR 2025
As required by our Articles of Association, our shareholders are provided, in accordance with Swiss law, the opportunity to vote at each annual general meeting on the maximum aggregate compensation that can be paid or granted to the members of the Executive Management Team for the fiscal year commencing after the date of the annual general meeting. As a result, shareholders are being asked to ratify an amount of $37.5 million as the maximum aggregate amount of compensation of the Executive Management Team for fiscal year 2025. The shareholder vote is binding.
Pursuant to our Organizational Regulations, the Executive Management Team consists of the Chief Executive Officer, the Chief Financial Officer and such other officers as designated by the Board to be members of the Executive Management Team. Currently, Bunge’s Executive Management Team consists of the Chief Executive Officer and the Chief Financial Officer.
3 Company paid social security contributions pursuant to applicable law are not included in the maximum aggregate amount.
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The proposed maximum aggregate amount includes all forms of cash, stock4 and other compensation and is based on the expected fiscal year 2025 compensation of the Executive Management Team. This amount represents the maximum possible amount that Bunge could pay or grant to the Executive Management Team members in the 2025 fiscal year, subject to the authority of the Board to grant or pay a “supplementary amount” pursuant to Article 29 of our Articles of Association without additional shareholder ratification to persons who newly assume an Executive Management Team position after the prospective vote at the 2024 Annual General Meeting, and not necessarily the actual amount that will be paid. Consistent with the Company’s historical practice in setting executive compensation, as reflected in the Compensation Discussion and Analysis, we do not anticipate that the aggregate amount actually paid to our Executive Management Team members for fiscal year 2025 will be at the proposed maximum aggregate amount. Actual compensation paid to the Executive Management Team in 2025 will be disclosed in the proxy statement for our 2026 Annual General Meeting and the Swiss Compensation Report for fiscal year 2025.
For a detailed description of our compensation principles currently in effect for the Executive Management Team (and our other NEOs who are not members of the Executive Management Team), please refer to the section of this proxy statement under the caption: “Compensation Discussion and Analysis.” We recommend that our shareholders read our Articles of Association, in particular Article 30 regarding the general principles of compensation, and the Compensation Discussion and Analysis to understand our Executive Management Team compensation principles and process when considering this proposal. The actual amounts paid to each member of the Executive Management Team for fiscal years 2021-2023 are disclosed in this proxy statement under the caption: “Summary Compensation Table.”
In addition to this binding vote on maximum Executive Management Team compensation, shareholders have had the opportunity since 2011 under U.S. law, subject to an advisory vote by shareholders and a determination by the Board as to the frequency of such opportunity, to cast a retrospective advisory vote to approve the compensation paid to our Named Executive Officers (including our Executive Management Team members) for the fiscal year preceding the annual general meeting. Our shareholders have consistently expressed their support for the Company’s executive compensation principles. In 2023, 96.2% of the shares voted on compensation paid to the Company’s named executive officers, reflecting strong shareholder support for our Executive Management compensation principles.

☑	OUR BOARD RECOMMENDS THAT YOU VOTE FOR THE PROPOSED MAXIMUM AGGREGATE COMPENSATION OF THE EXECUTIVE MANAGEMENT TEAM FOR THE 2025 FISCAL YEAR

10C. ADVISORY VOTE ON THE SWISS COMPENSATION REPORT
Under our Articles of Association and the Swiss Code, we are required to prepare a separate Swiss Compensation Report each year that contains specific items in a presentation format determined by Swiss law. Our Swiss Compensation Report must be submitted to shareholders for approval in an advisory retrospective vote at each annual general meeting. The purpose of the advisory vote is to give shareholders an opportunity to provide input on the use of the Swiss aggregate maximum compensation amounts for the Board and the Executive Management Team that is approved by shareholders. While shareholders prospectively approve aggregate compensation for a subsequent period in Proposals 9A and 9B, the Swiss Compensation Report describes the actual use of the amount in the prior fiscal year.
The Swiss Statutory Compensation Report sets forth, for the fiscal year ended December 31, 2023, the compensation of the members of the Board and the members of Executive Management Team. An audit report from Deloitte SA, our Swiss statutory auditors, confirming that the Swiss Compensation Report complies with Swiss law, is included in the Swiss Compensation Report.
While we historically have had an advisory say-on-pay on the compensation paid to our named executive officers, that vote is required by SEC rules. The vote in this Proposal is required pursuant to Swiss law. Consequently, both votes are
4 Stock compensation consists of grants of restricted stock units which cliff vest on the third anniversary of the grant date. Such grants are valued at grant date fair value in accordance with U.S. GAAP methodology. To the extent that such grants of restricted stock units are subject to the achievement of performance targets, such grants are valued based on target achievement of performance criteria. The value on the vesting date may differ due to share price fluctuation and achievement against predetermined performance criteria ranging from 0% to 200% of target.
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required to be included on the agenda at the annual general meeting. The Swiss Compensation Report covers the compensation paid to the members of the Board and the Executive Management Team for the prior fiscal year (2023).
Regarding executive compensation, there are some differences between executive compensation disclosed in the Swiss Compensation Report and in the executive compensation section of this proxy statement. This is due to differences between Swiss and SEC compensation disclosure requirements.
First, Swiss and SEC requirements necessitate compensation disclosures for slightly different sets of executives. The Swiss Compensation Report requires disclosure of compensation paid to our Executive Management Team, which is a set of executives appointed by the Board based on the applicable provisions of Swiss law and our Organizational Regulations. On the other hand, this proxy statement discloses compensation paid to our named executive officers, which is determined in accordance with SEC rules.
Second, the equity awards disclosed in the Swiss Compensation Report table represent grants for performance for that particular year. This is consistent with how our Human Resources and Compensation Committee views compensation for 2023 as described in the Compensation Discussion & Analysis section of this proxy statement.
Third, the Swiss Compensation Report is required to include company-paid benefits including medical and dental premiums, health and life insurance, social charges such as social security and Medicare taxes, and miscellaneous per employee costs associated with administering each program.
All other forms and amounts of compensation are consistent between the Swiss Compensation Report and the executive compensation disclosures in this proxy statement.

☑	OUR BOARD RECOMMENDS THAT SHAREHOLDERS VOTE, ON AN ADVISORY BASIS, FOR THE RETROSPECTIVE COMPENSATION OF DIRECTORS AND NAMED EXECUTIVE OFFICERS AS SET FORTH IN THE SWISS COMPENSATION REPORT

93 Bunge | 2024 Proxy Statement

SWISS STATUTORY COMPENSATION REPORT

Bunge | 2024 Proxy Statement 94

General
In accordance with the Swiss Code of Obligations (the "CO") and our Articles of Association, we are required to prepare a separate Swiss Statutory Compensation Report each year that contains specific items in a presentation format determined by the CO. This report must be included in the materials made available to our shareholders each year.
Our executive management team (as defined under Swiss law, hereafter referred to as the “Executive Management Team”) for the period starting November 1, 2023—the effective date of our redomestication to Switzerland—through December 31, 2023, consisted of Gregory A. Heckman, Chief Executive Officer, and John N. Neppl, Chief Financial Officer.
The following sets forth the compensation of the members of the Board of Directors and Executive Management Team for all the functions that they have performed for Bunge Global SA (“Bunge” or the “Company,” which may be referred to as “we,” “us,” or “our”) and its subsidiaries. The Company became the ultimate holding company of the Bunge group effective November 1, 2023, pursuant to a scheme of arrangement under Bermuda law, which effectively changed the place of incorporation of the Bunge group holding company from Bermuda to Switzerland. The Company is thus the successor to the former group holding company, Bunge Limited, an exempted limited liability company under Bermuda law. This Compensation Report has been prepared as if the Board of Directors and the Executive Management of the Company had been in office for the entire fiscal year 2023.
For information about compensation for our Board of Directors and our Named Executive Officers pursuant to the rules and regulations of the U.S. Securities & Exchange Commission, please review our Definitive Proxy Statement for our 2024 Annual Meeting of Shareholders. You may access this report on the Investor Center section of our website at investors.bunge.com/investors/financial-information/annual-reports.
Compensation of the Board of Directors
The following table discloses the cash and equity awards paid to each of our non-employee directors for the period starting January 1, 2023 through December 31, 2023.
Table 1

Name(1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(2)(3)(4)	Total ($)(2)
Eliane Aleixo Lustosa de Andrade(5)	$110,000	$199,919	$309,919
Sheila Bair	$130,000	$199,919	$329,919
Carol Browner	$120,000	$199,919	$319,919
Bernardo Hees	$100,000	$199,919	$299,919
Michael Kobori	$100,000	$199,919	$299,919
Monica McGurk	$63,736	$199,919	$263,655
Ken Simril	$122,747	$199,919	$322,666
Henry Winship	$125,000	$199,919	$324,919
Mark Zenuk	$171,429	$299,834	$471,263
(1)The table above includes only Directors who were active as of the redomestication date. Mr. Fyrwald and Ms. Hyle did not stand for re-election at our 2023 Annual General Meeting and, therefore, are excluded from this table.
(2)Although the effective date of our redomestication to Switzerland was November 1, 2023, this table discloses all cash and equity awards paid to the listed non-employee directors for the full calendar year from January 1, 2023 through December 31, 2023.
(3)Each of the non-employee directors serving on the Board on the close of business on Bunge's May 11, 2023 Annual General Meeting received an annual grant of 2,229 restricted stock units. In addition, as part of Mr. Zenuk's compensation for serving as non-employee Chair, he was granted an additional 1,114 restricted stock units. Annual grants vest on the first anniversary of the date of grant, provided the director continues to serve on the Board on such date. The average of the high and low sale prices of our common shares on the NYSE was $89.69 on May 11, 2023.
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(4)The amounts shown reflect the full grant date fair value of the award for financial reporting purposes in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation - Stock Compensation ("ASC Topic 718") (without any reduction for risk of forfeiture) as determined based on applying the assumptions used in Bunge's audited financial statements. See Note 25 to the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2023, regarding assumptions underlying the valuation of equity awards. Other than the restricted stock units reported above and associated dividend equivalents, no director had any other stock awards outstanding as of December 31, 2023. The number of awards granted excludes dividend equivalents. The closing price of our registered shares on the NYSE on December 31, 2023 was $100.95.
(5)Company paid Swiss social charges for Ms. Aleixo Lustosa de Andrade were trivial and, therefore, are excluded from this table.
Compensation of the Executive Management Team
The following table represents information concerning the Executive Management Team members' compensation for the period starting January 1, 2023 through December 31, 2023.
Table 2

Name and Principal Position	Salary ($) (1)	Bonus ($)	Stock Awards ($) (1)(2)	Non-Equity Incentive Plan Compensation ($) (1)(3)	Change in Pension Value & Nonqualified Deferred Compensation Earnings ($) (1)(4)	Registrant Contributions for Medical and Insurance Premiums and Other Social Charges ($)(5)	All Other Compensation ($)(6)	Total ($) (1)
Gregory A. Heckman Chief Executive Officer	$1,200,046	$ -	$10,964,403	$4,863,360	—	$634,739	$560,061	$18,222,609
John N. Neppl Chief Financial Officer	$750,029	$ -	$2,585,876	$1,750,500	—	$208,548	$203,213	$5,498,166
(1)Although the effective date of our redomestication to Switzerland was November 1, 2023, this table discloses all compensation to the Executive Management Team for the full calendar year from January 1, 2023 through December 31, 2023.
(2)The amounts shown reflect the aggregate equity compensation granted in 2023 based on the grant date fair value for financial reporting purposes in accordance with ASC Topic 718 (without any reduction for risk of forfeiture) as determined based on applying the assumptions used in Bunge's audited financial statements. Amounts reported for these awards may not represent the amounts that the Executive Management Team ultimately realize from the awards. Whether, and to what extent, the Executive Management Team realizes value will depend on our actual operating performance, stock price fluctuations and continued employment.
(3)The amounts shown reflect the amount of incentive compensation awarded under the AIP in 2023, which was paid in March 2024.
(4)None of the Executive Management Team participate in the pension plan. There are no above market or preferential earnings with respect to nonqualified deferred compensation arrangements.
(5)Represents the annual portion of the medical, dental and life insurance premiums as well U.S. social taxes paid by the Company.
(6)The following table provides details about each component of the "All Other Compensation" column:

Name	Registrant Contributions for Qualified Plans ($)	Registrant Contributions for Nonqualified Plan ($)	Perquisites and Other Personal Benefits ($) (7)	Total ($)
Gregory Heckman	$29,700	$437,194	$93,167	$560,061
John Neppl	$30,460	$163,153	$9,600	$203,213

(7)For Mr. Heckman, represents $9,600 annual perquisite allowance and incremental variable cost (excluding fixed or other costs) of $83,567 for non-business use of the company-chartered aircraft.
Loans and Credits
There were no loans or credits made or outstanding at any time from January 1, 2023 to December 31, 2023 to any members of the Board of Directors or Executive Management Team.
Security Ownership of the Board of Directors and Executive Management Team
Board of Directors
The following table sets forth the shares, options and share units held as of year-end 2023 by each member of our board of directors serving on our board at fiscal year-end 2023. The shares ownership of Mr. Heckman, our Chief Executive Officer, who is a member of the board of directors, is set forth in Executive Management Team.
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Table 3

Name	Year	Shares Held	TBRSUs Held (1)
Eliane Aleixo Lustosa de Andrade	2023	635	2,269
Sheila Bair	2023	9,098	2,269
Carol M. Browner	2023	23,527	2,269
Bernardo Hees	2023	14,998	2,269
Michael Kobori	2023	2,726	2,269
Monica McGurk	2023	—	2,269
Kenneth Simril	2023	2,726	2,269
Henry W. Winship, IV	2023	27,385	2,269
Mark N. Zenuk	2023	18,324	3,402
(1)Subject to acceleration upon certain events, the Time-Based Restricted Stock Units (TBRSUs) vest over time, are settled in shares upon vesting on a one-for-one basis and receive dividend equivalent units. There are no grants of stock options or performance-based shares to Directors.
Executive Management Team
The following table sets forth the shares, options and share units held as of year-end 2023 by each member of our Executive Management Team serving in such position for the period starting November 1, 2023—the effective date of our redomestication to Switzerland—through December 31, 2023.
Table 4

Name	Year	Shares Held	Options Held (1)	Options Exercise Price (1)	Years of Expiration	TBRSUs Held (2)	PBRSUs Held (2)(3)
Gregory A. Heckman	2023	478,667	480,000 455,000	$53.43 $42.76	2029 2030	138,153	207,764
John N. Neppl	2023	65,908	36,500	$42.76	2030	30,662	45,998
(1)Each option provides the right to purchase one share at the exercise price. Subject to acceleration upon certain events, the share options are exercisable in equal installments on anniversaries of grant dates.
(2)Subject to acceleration upon certain events, the TBRSUs and PBRSUs vest over time, are settled in shares upon vesting on a one-for-one basis and receive dividend equivalent units.
(3)The PBRSU amounts in the table above assume achievement of target level of performance including target dividend equivalent units through December 31, 2023. Under the terms of the PBRSUs, shares of stock are earned based on the company’s Adjusted Return on Invested Capital, Earnings Per Share and relative Total Shareholder Return. Vesting of PBRSUs occurs on the third anniversary of the grant date following the date when the Human Resources and Compensation Committee certifies the results of the three-year performance period. Annual PBRSUs are awarded on March 15th of each year.
Board of Directors and Executive Management Team Biographies
Board of Directors
Eliane Aleixo Lustosa de Andrade, 61-Ms. Aleixo Lustosa most recently served as Managing Director at the Brazilian Development Bank, National Bank for Economic and Social Development, where she was responsible for capital markets and the execution of the Brazilian Privatization Program. Earlier in her career, she was the Chief Financial Officer of LLX Logística S.A. (currently Prumo Logística S.A.), Vice President of Finance and Control of Grupo Abril S.A., Executive Director of Globex Utilidades S.A. and Chief Investment Officer of the Petrobras’ Employee Pension Fund. Ms. Aleixo Lustosa currently serves as a non-employee director of the following companies: Grupo CCR S.A., BrasilAgro S.A., and Aegea Saneamento S.A. She has been a referee of the Brazilian Arbitration Chamber of Novo Mercado Bovespa - B3 - Brazilian Stock Market since 2004, and is member of the Bluebell Index advisory board. Ms. Aleixo Lustosa has a Ph.D in Finance and Masters of Arts and Bachelor of Arts degrees in Economics from Pontifical Catholic University of Rio de Janeiro, Brazil, where she later served as a professor of microeconomics and international relations. She has two Board Member Certificates, one issued by Competent Boards – Global ESG &
97 Bunge | 2024 Proxy Statement

Climate Certificate & Designation Program and one issued by the Brazilian Institute of Corporate Governance, where she also teaches Corporate Governance.
Sheila Bair, 70-Ms. Bair is the former Chair of the Federal Deposit Insurance Corporation (FDIC), where she served in that capacity from 2006 to 2011. After leaving the FDIC, she joined the Pew Charitable Trust as a senior advisor, a role she held from 2011 through 2015. Ms. Bair also served as president of Washington College from 2015 to 2017, and senior advisor to the international law firm DLA Piper, from 2014 to 2015. Earlier in her career, she also served as Assistant Secretary for Financial Institutions at the U.S. Department of the Treasury (2001 to 2002), Senior Vice President for Government Relations of the New York Stock Exchange (1995 to 2000), Commissioner of the Commodity Futures Trading Commission (1991 to 1995), and as counsel to Kansas Republican Senate Majority Leader Bob Dole (1981 to 1988). She continues her work on public policy issues as chair emeritus of the Systemic Risk Council, as a founding director of the Volcker Alliance, and as a Senior Fellow of the Center for Financial Stability. Ms. Bair is a non-employee director of Lion Electric Company, where she serves as a member of the Compensation Committee and chairs the Nomination and Corporate Governance Committee. She is a former Board Chair of Fannie Mae and non-employee director of Host Hotels & Resorts, Inc., Thomson Reuters and the Industrial and Commercial Bank of China Ltd. She is an accomplished author and has written several books on financial issues. In 2021, she was appointed trustee of the prestigious Economists for Peace and Security, and the Eminent Persons Group, which advises the IFRS Foundation on sustainability financial disclosures. She holds a bachelors from the University of Kansas and a J.D. from the University of Kansas School of Law. She also holds honorary doctorates from Kansas University, Amherst College and Drexel University.
Carol M. Browner, 68-Ms. Browner is senior of counsel at Covington & Burling LLP, a multinational law firm, and is a member of their environmental, social and governance practice. From 2011 to 2021, Ms. Browner was senior counsel at Albright Stonebridge Group, a global advisory firm. From 2009 to 2011, she served as Assistant to President Barack Obama and director of the White House Office of Energy and Climate Change Policy. From 2001 to 2008, Ms. Browner was a founding principal of the Albright Group and Albright Capital Management LLC. Previously, she served as Administrator of the Environmental Protection Agency from 1993 to 2001. She also chairs the board of the League of Conservation Voters. She holds a J.D. and B.A. from the University of Florida.
Gregory A. Heckman, 61-Mr. Heckman has been our CEO since 2019 and also has served as a director since October 2018. Mr. Heckman has more than 30 years of experience in the agriculture, energy and food processing industries. He is Founding Partner of Flatwater Partners and has served as CEO of The Gavilon Group from 2008 to 2015. During his time at Gavilon, he led the company through a period of considerable growth in both the agriculture and energy industries prior to the eventual sale of the agriculture business to Marubeni Corporation and the energy business to NGL Energy Partners. Prior to that, he served as Chief Operating Officer of ConAgra Foods Commercial Products and President and COO of ConAgra Trade Group. Mr. Heckman serves on the board of the Federal Reserve Bank of St. Louis and as a non-executive director on the Board of Directors of OCI NV, a global producer of fertilizer and chemicals. In addition, he serves on the New York Stock Exchange Board Advisory Council and the Executive Committee of the Chair's Council for Greater St. Louis, Inc. Mr. Heckman holds a B.S. in agriculture economics and marketing from the University of Illinois at Urbana-Champaign.
Bernardo Hees, 54-Mr. Hees was a partner at 3G Capital, a global investment firm, from 2010 until the end of 2019. Mr. Hees served as CEO of The Kraft Heinz Company from July 2015 until June 2019 and as CEO of H.J. Heinz Company from June 2013 until its merger with Kraft Foods Group, Inc. in July 2015. Previously, Mr. Hees served as CEO of Burger King Worldwide Holdings, Inc., a global fast food restaurant chain, from September 2010 to June 2013 and Burger King Worldwide, Inc. from June 2012 to June 2013, and as CEO of América Latina Logística, a logistics company, from January 2005 to September 2010. Mr. Hees serves as Executive Chairman of the Board of Directors of Avis Budget Group, Inc. He holds a B.A. in Economics from the Pontifical Catholic University of Rio de Janeiro and an MBA from Warwick Business School in the United Kingdom.
Michael Kobori, 64-Mr. Kobori is currently the Chief Sustainability Officer at Starbucks Coffee Company, a position he has held since 2020. Prior to joining Starbucks, he was with Levi Strauss & Co. where he served as Vice President, Sustainability from 2007 to 2020 and the Director, Global Code of Conduct from 2001 to 2006. Prior to that, he was with The Asia Foundation, where he supported human rights and economic development in Bangladesh, Thailand and Vietnam. Mr. Kobori currently serves on the Advisory Committee for Voluntary Foreign Assistance and the President's Leadership Council of The Asia Foundation. Mr. Kobori has been a lecturer in corporate sustainability at the Haas School of Business, University of California at Berkeley. He is the Executive Producer of Utopia Theatre Project, an artist-led social justice theater company. Mr. Kobori has served on a number of not-for profit boards and
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advisory commissions, including the Cotton Board, Better Cotton Initiative, Sustainable Apparel Coalition, ILO Better Work, and Levi Strauss Foundation. He holds a Masters of Public Policy and AB, Psychology and Asian Studies degrees from the University of California, Berkeley.
Monica McGurk, 54-Ms. McGurk is currently the Chief Executive Officer of the North American Business Unit at Tropicana Brands Group, a position she has held since October 2023 after joining the company as the CEO of its Mainstream & Chilled Brands business Unit in September 2022. Previously, she served as the Chief Global Growth Officer at Kellogg Company from 2019 to 2022 and the Chief Global Revenue and eCommerce Officer from 2018 to 2019. Prior to working at Kellogg Company, she worked at Tyson Foods and The Coca-Cola Company where she held various P&L and functional leadership positions across strategy, eCommerce and digital media/marketing. She is currently a non-employee director of the privately held company, PivotBio. Ms. McGurk holds a B.A. in Government from Harvard University and a M.B.A. and Certificate in Public Management along with a M.A. in Education from Stanford University. Additionally, she completed the Executive Education Agribusiness Seminar at Harvard Business School; Ethics of AI at the University of Helsinki, Finland; and Introduction to ESG at the Corporate Finance Institute.
Kenneth Simril, 58-Mr. Simril is the former President and Chief Executive Officer of Fleischmann's Ingredients, a position he held from 2006 to 2021. Prior to joining Fleischmann's, he was the Chief Financial Officer and Chief Operations Officer of Clipper Corporation, a manufacturer of both custom and semi-custom items for the food service industry. Before Clipper Corporation, Mr. Simril was the Chief Financial Officer of ClearPath Networks Inc. He has also served in various finance and engineering roles with Mobil Oil Corporation and Exxon Mobil Corporation. Mr. Simril is a former non-employee director of At Home Group, Inc. He currently serves as an independent director of American Funds managed by the Capital Group, a privately held company. He holds a B.S. in Petroleum Engineering from the University of Southern California and an MBA from Harvard Business School.
Henry W. Winship, 56-Mr. Winship is the Founder and Managing Member of Pacific Point Capital, LLC and the Founder and Managing Member of Pacific Point Advisors, LLC. Prior to that, he was a Principal, Senior Managing Director and Member of the Investment Committee at Relational Investors, which he joined in 1996. He has over 25 years of experience as an institutional investor and in investment management, accounting and financial management. Mr. Winship is a non-employee director of C.H. Robinson and former non-employee director of CoreLogic, Inc. He also serves on the Board of Advisors of the Corporate Governance Institute at San Diego State University Fowler College of Business. He is a Certified Public Accountant and holds the professional designation of Chartered Financial Analyst. He holds a bachelor's degree in finance from the University of Arizona and an MBA from the University of California, Los Angeles.
Mark N. Zenuk, 57-Mr. Zenuk has served as Managing Partner of Tillridge Global Agribusiness Partners, an agribusiness private equity firm, since 2016. Prior to Tillridge, he was a Managing Director at NGP Energy Capital Management where he led the agribusiness investment platform from 2010 to 2016. Before joining NGP Energy Capital Management, he served in many domestic and international executive leadership roles with Archer Daniels Midland Company ("ADM"), having most recently led ADM’s oilseed business unit. Before joining ADM in 1999, he served as General Manager of the Commodity Marketing Group for the Saskatchewan Wheat Pool and Marketing Manager for the Canadian Wheat Board. He holds a B.S. in Agricultural Economics from the University of Saskatchewan.
Executive Management Team
The biographical information for Mr. Heckman is set forth above under Board of Directors.
John W. Neppl, 58-Mr. Neppl has served as Chief Financial Officer since joining Bunge in May 2019. Mr. Neppl joined Bunge from Green Plains Inc., where he served as Chief Financial Officer. Prior to Green Plains, Mr. Neppl served as Chief Financial Officer of The Gavilon Group, LLC, an agriculture and energy commodities management firm with an extensive global footprint. Mr. Neppl held senior financial management positions at ConAgra Foods, Inc., including Senior Financial Officer of ConAgra Trade Group and Commercial Products division as well as Assistant Corporate Controller. Prior to ConAgra, Mr. Neppl was Corporate Controller at Guarantee Life Companies. He began his career as an auditor with Deloitte & Touche. He is a member of the Creighton University Heider College of Business Dean’s Advisory Board and also serves on the Advisory Board of Adams Land & Cattle. Mr. Neppl earned his Bachelor of Science degree in business administration with a major in accounting from Creighton University in Omaha, Nebraska. He is also a certified public accountant (inactive status).
99 Bunge | 2024 Proxy Statement

Deloitte SA
Rue du Pré-de-la-Bichette 1
1202 Genève

Phone: +41 (0)58 279 6000
Fax: +41 (0)58 279 6600
www.deloitte
Report on the Audit of the Swiss Statutory Compensation Report according to Art. 734a-734f CO
REPORT OF THE STATUTORY AUDITOR
To the General Meeting of
BUNGE GLOBAL SA, GENEVA

Report on the Audit of the Swiss Statutory Compensation Report

Opinion
We have audited the Swiss Statutory Compensation Report of Bunge Global SA (the Company) for the year ended December 31, 2023. The audit was limited to the information pursuant to Art. 734a-734f of the Swiss Code of Obligations (CO) in tables 1, 2, 3, and 4, on pages 95 to 97 of the Swiss Statutory Compensation Report.

In our opinion, the information pursuant to Art. 734a-734f CO in the accompanying Swiss Statutory Compensation Report complies with Swiss law and the Company’s articles of association.

Basis for opinion
We conducted our audit in accordance with Swiss law and Swiss Standards on Auditing (SA-CH). Our responsibilities under those provisions and standards are further described in the “Auditor’s Responsibility for the Audit of the Swiss Statutory Compensation Report” section of our report. We are independent of the Company in accordance with the provisions of Swiss law and the requirements of the Swiss audit profession, and we have fulfilled our other ethical responsibilities in accordance with these requirements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Other information
The Board of Directors is responsible for the other information. The other information comprises the information included in the proxy statement, but does not include tables 1, 2, 3, and 4 in the Swiss Statutory Compensation Report.

Our opinion on the Swiss Statutory Compensation Report does not cover the other information and we do not express any form of assurance conclusion thereon.

In connection with our audit of the Swiss Statutory Compensation Report, our responsibility is to read the other information and, in doing so, consider whether the other information is materially inconsistent with the audited financial information in the Swiss Statutory Compensation Report or our knowledge obtained in the audit or otherwise appears to be materially misstated.

If, based on the work we have performed, we conclude that there is a material misstatement of this other information, we are required to report that fact. We have nothing to report in this regard.
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Board of Directors Responsibilities for the Swiss Statutory Compensation Report
The Board of Directors is responsible for the preparation of a Swiss Statutory Compensation Report in accordance with the provisions of Swiss law and the Company’s articles of association, and for such internal control as the Board of Directors determines is necessary to enable the preparation of a Swiss Statutory Compensation Report that is free from material misstatement, whether due to fraud or error. It is also charged with structuring the remuneration principles and specifying the individual remuneration components.

Auditor’s Responsibilities for the Audit of the Swiss Statutory Compensation Report
Our objectives are to obtain reasonable assurance about whether the information pursuant to Art. 734a-734f CO is free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with Swiss law and SA-CH will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of this Swiss Statutory Compensation Report.

As part of an audit in accordance with Swiss law and SA-CH, we exercise professional judgement and maintain professional skepticism throughout the audit. We also:

•Identify and assess the risks of material misstatement in the Swiss Statutory Compensation Report, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.
•Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control.
•Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made.

We communicate with the Board of Directors and/or its relevant committee regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit.

We also provide the Board of Directors and/or its relevant committee with a statement that we have complied with relevant ethical requirements regarding independence, and to communicate with them all relationships and other matters that may reasonably be thought to bear on our independence, and where applicable, actions taken to eliminate threats or safeguards applied.

Deloitte SA

Joelle Herbette Nicolas de Portier de Villeneuve
Licensed Audit Expert Licensed Audit Expert
Auditor in Charge

Geneva, [date]
JH/NDV
101 Bunge | 2024 Proxy Statement

PROPOSAL 11 — ADVISORY VOTE ON THE SWISS STATUTORY NON-FINANCIAL MATTER REPORT
Beginning in 2024, Swiss companies are required to submit a non-financial matter report pursuant to article 964c para. 1 of the Swiss Code to shareholders for approval at each annual general meeting. Accordingly, shareholders are being asked to approve our Swiss Statutory Non-Financial Matter Report for the fiscal year 2023. The shareholder vote on our Swiss Statutory Non-Financial Matter Report is advisory. Our Swiss Statutory Non-Financial Matter Report covers environmental matters (including CO2), social matters, employee-related matters, respect for human rights, and combating corruption. Our Swiss Statutory Non-Financial Matter Report for the Fiscal Year 2023, along with this proxy statement, is attached as Appendix C to this Proxy Statement.

☑	OUR BOARD RECOMMENDS THAT SHAREHOLDERS VOTE, ON AN ADVISORY BASIS, FOR THE APPROVAL OF THE SWISS STATUTORY NON-FINANCIAL MATTER REPORT
Bunge | 2024 Proxy Statement 102

PROPOSAL 12 — ELECTION OF THE SWISS STATUTORY INDEPENDENT VOTING REPRESENTATIVE
Swiss law requires that the shareholders of a Swiss company listed on a stock exchange elect annually an independent voting representative (“Independent Voting Representative”) for a term extending until completion of the next annual general meeting.
The main duty of the Independent Voting Representative is to exercise the voting rights in accordance with the instructions received from shareholders. The Independent Voting Representative will not make statements, submit motions or proposals or ask questions to the Board on behalf of shareholders. The Board has recommended that the law firm of Wuersch & Gering LLP, 100 Wall Street, 10th Floor, New York, NY 10005, USA be elected as the Independent Voting Representative for a term extending until completion of the annual general meeting in 2025. Wuersch & Gering LLP is a New York law firm with lawyers who have experience in Swiss legal matters. Wuersch & Gering LLP does not perform any other services for Bunge.

☑	OUR BOARD RECOMMENDS THAT SHAREHOLDERS VOTE FOR WUERSCH & GERING LLP AS THE SWISS STATUTORY INDEPENDENT VOTING REPRESENTATIVE
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PROPOSAL 13 — APPOINTMENT OF INDEPENDENT AUDITOR FOR U.S. SECURITIES LAW REPORTING AND REELECTION OF STATUTORY AUDITOR FOR SWISS LAW PURPOSES
Appointment of Deloitte & Touche LLP as Independent Auditor for U.S. Securities Law Reporting
Based on the recommendation of our Audit Committee, our Board has recommended and asks that you vote for the appoint Deloitte & Touche LLP as our independent auditor for the fiscal year ending December 31, 2024. Deloitte & Touche LLP has audited our annual financial statements since 2002. Pursuant to our Articles of Association, the shareholders shall elect the Auditor at the General Meeting for a term of office of one financial year. Its term of office ends with the approval of the annual management report of the respective financial year by the General Meeting. The Auditor is eligible for re-election.

The affirmative vote of a majority of the votes cast on the proposal is required to make such appointment. If you do not appoint Deloitte & Touche LLP, our Board will reconsider its selection of Deloitte & Touche LLP and make a proposal for a new independent auditor.

Representatives of Deloitte & Touche LLP are expected to attend the virtual annual general meeting and will have the opportunity to make a statement if they desire to do so. We also expect that they will be available to respond to questions.
Reelection of Deloitte SA as Swiss Statutory Auditor for Fiscal Year 2024
At the recommendation of our Audit Committee, our Board has recommended and asks that you vote for the reelection of Deloitte SA, Geneva, Switzerland, as our Swiss statutory auditor firm for the fiscal year ending December 31, 2024.

Pursuant to Swiss law, the Company’s shareholders must elect an auditor supervised by the Swiss Federal Oversight Authority as the Company’s statutory auditor. The statutory auditor’s main task is to audit the standalone statutory financial statements and consolidated financial statements of Bunge Global SA. Our Board has recommended that Deloitte SA, Geneva, Switzerland, be elected as the Bunge Global SA’s Swiss statutory auditor for our consolidated financial statements and standalone statutory financial statements.

Representatives of Deloitte SA are expected to attend the virtual Annual General Meeting and will have the opportunity to make a statement if they desire to do so. We also expect that they will be available to respond to questions.
Fees
The chart below sets forth the aggregate fees for professional services rendered by the Deloitte & Touche LLP for services performed in each of 2023 and 2022, and breaks down these amounts by category of service:

	2023	2022
Audit Fees	$14,947,921	$13,856,789
Audit-Related Fees	$389,310	$347,881
Tax Fees	$90,000	$70,000
All Other Fees	$74,780	$58,521
Total	$15,502,011	$14,333,191
Bunge | 2024 Proxy Statement 104

Audit Fees
Audit fees are fees billed for the audit of our annual consolidated financial statements, the audit of our internal control over financial reporting and the reviews of our quarterly financial statements. Additionally, audit fees include comfort letters, statutory audits, consents and other services related to SEC matters.
Audit-Related Fees
For 2023 and 2022, audit-related fees include fees for audits in conjunction with acquisitions and divestitures, statutory attestation services, work related to employee benefit plans and certain other agreed-upon procedures engagements.
Tax Fees
Tax fees in 2023 and 2022 primarily relate to tax compliance services, tax planning advice and tax due diligence. Tax compliance services are services rendered based upon facts already in existence or transactions that have already occurred to document, compute and review amounts to be included in tax filings.
All Other Fees
For All Other Fees, in 2023 and 2022 fees were paid to Deloitte & Touche, LLP for subscriptions to a comprehensive database of accounting and financial disclosure-related literature, as well as for certain local market non-recurring advisory services.
Pre-Approval Policies and Procedures
The Audit Committee has adopted a policy for pre-approval of all audit services, audit-related services, tax services and other services provided by our independent auditor. Pre-approval is detailed as to particular types of services and is subject to specific fee levels. The independent auditor and management are required to periodically report to the Audit Committee regarding the services that have been provided to us in accordance with this pre-approval policy.

All of the services relating to the fees described in the table above were pre-approved by our Audit Committee. In making its recommendation to appoint Deloitte & Touche LLP as our independent auditor and Deloitte SA as our statutory auditor for the fiscal year ending December 31, 2024, the Audit Committee has considered whether the services provided by Deloitte & Touche LLP and Deloitte SA are compatible with maintaining the independence of Deloitte & Touche LLP and Deloitte SA, and has determined that such services do not interfere with Deloitte & Touche LLP's or Deloitte SA's independence.

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OUR BOARD RECOMMENDS THAT, BASED ON THE RECOMMENDATION OF THE AUDIT COMMITTEE, YOU VOTE FOR THE APPOINTMENT OF DELOITTE & TOUCHE LLP TO SERVE AS OUR INDEPENDENT AUDITOR AND THE ELECTION OF DELOITTE SA AS OUR SWISS STATUTORY AUDITOR FOR THE FISCAL YEAR ENDING DECEMBER 31, 2024

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AUDIT COMMITTEE REPORT
Our Audit Committee is composed of four independent directors, all of whom are financially literate. In addition, our Board has determined that Messrs. Simril and Winship each qualifies as an "audit committee financial expert" as defined under Item 407 of Regulation S-K of the Securities Act of 1933, as amended. The Audit Committee operates under a written charter which reflects NYSE listing standards and SEC requirements regarding audit committees. A copy of the charter is available through the "Investor Center — Governance" section of our website at bunge.com.

The Audit Committee's primary role is to assist the Board in fulfilling its responsibility for oversight of (1) the quality and integrity of our financial statements and related disclosures, (2) our compliance with legal and regulatory requirements, (3) our independent auditor's qualifications, independence and performance and (4) the performance of our internal audit and control functions.

Our management is responsible for the preparation of our financial statements, our financial reporting process and our system of internal controls. Our independent auditor is responsible for performing an audit of the financial statements in accordance with the standards of the Public Company Accounting Oversight Board ("PCAOB"), and issuing an opinion as to the conformity of those audited financial statements to U.S. generally accepted accounting principles and for auditing the effectiveness of our internal control over financial reporting. The Audit Committee monitors and oversees these processes.

The Audit Committee has sole authority over the selection of our independent auditor and manages our relationship with the independent auditor (who report directly to the Audit Committee). Deloitte & Touche LLP ("Deloitte") has served as our independent auditor since 2002. Each year, the Audit Committee evaluates the performance, qualifications and independence of the independent auditor. The Audit Committee is also involved in the selection of the lead audit partner. The Audit Committee pre-approves all audit, audit-related services, tax services and other services provided by the independent auditor and the fees for those services pursuant to written policies and procedures.

The Audit Committee meets with management and the independent auditor periodically to consider the adequacy of our internal controls. The Audit Committee also receives regular updates from our internal audit function, which has unrestricted access to the Audit Committee.

The Audit Committee has reviewed and discussed with management and Deloitte the audited financial statements as of and for the fiscal year ended December 31, 2023 and Deloitte’s evaluation of our internal control over financial reporting. The Audit Committee has also discussed with the independent auditor the matters required to be discussed pursuant to PCAOB Auditing Standard No. 1301 (Communications with Audit Committees). In addition, the Audit Committee has received the written disclosures and the letter from Deloitte required by the applicable requirements of the PCAOB regarding Deloitte's communications with the Audit Committee concerning independence and has discussed with them their independence from Bunge and its management. The Audit Committee also considered whether the non-audit services provided by Deloitte to us during 2023 were compatible with their independence as auditor.

Based on these reviews and discussions, the Audit Committee has recommended to the Board, and the Board has approved, the inclusion of the audited financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 for filing with the Securities and Exchange Commission.
Members of the Audit Committee
Henry "Jay" Winship, Chair
Eliane Aleixo Lustosa de Andrade
Sheila Bair
Kenneth Simril
Bunge | 2024 Proxy Statement 106

SHAREHOLDER PROPOSALS FOR THE 2025 ANNUAL GENERAL MEETING OF SHAREHOLDERS
To be considered for inclusion in Bunge's proxy statement for our Annual General Meeting of Shareholders in 2025, presently anticipated to be held on May 15, 2025, shareholder proposals must be received by Bunge no later than December 6, 2024. In order to be included in our sponsored proxy materials, shareholder proposals will need to comply with the SEC's Rule 14a-8 and article 16 of our Articles of Association. If you do not comply with Rule 14a-8, we will not be required to include the proposal in the proxy statement and the proxy card we will mail to our shareholders. Shareholder proposals should be sent to our Corporate Secretary at 1391 Timberlake Manor Parkway, St. Louis, Missouri 63017, U.S.A., Attention: Corporate Secretary.
In addition, shareholders may submit proposals on matters appropriate for shareholder action at the 2025 Annual General Meeting of Shareholders in accordance with our Articles of Association. To properly submit such a proposal, shareholders who hold, alone or together, at least 0.5 percent of Bunge Global SA's share capital or votes and are so recorded in the share register may request in writing that an item or proposal be included on the agenda for the Annual General Meeting of Shareholders. Such a request must be received by Bunge Global SA in writing at least 120 but not more than 150 calendar days prior to the anniversary of the 2024 Annual General Meeting, specifying the agenda item(s) and proposal(s), together with: (1) evidence of the required shareholdings recorded in the share register; (2) as to each shareholder of record requesting that an item or a proposal be included on the agenda of the 2025 General Meeting (each a "Proposing Person"), (a) the name and address of each such Proposing Person, as they appear on Bunge Global SA's share register; (b) the number of shares directly or indirectly beneficially owned or held of record by each such Proposing Person (including any shares as to which each such Proposing Person has a right to acquire beneficial ownership, whether such right is exercisable immediately or only after the passage of time); (c) any material pending or threatened legal proceeding involving Bunge Global SA, any affiliate of Bunge Global SA or any of their respective directors or officers, to which each such Proposing Person or its affiliates is a party; and (d) any other information relating to each such Proposing Person that would be required to be disclosed in a proxy statement or other filing required pursuant to Section 14(a) of the Exchange Act to be made in connection with a general solicitation of proxies or consents by each such Proposing Person in support of the business proposed to be brought before the 2025 Annual General Meeting; and (3) as to each shareholder of record providing notice of nomination proposed to be made at the 2025 General Meeting, whom such shareholder proposes to nominate as a member of the Board, all information relating to such proposed nominee that would be required to be disclosed, or is otherwise necessary for disclosure, in a proxy statement or other filing required pursuant to Section 14(a) under the Exchange Act to be made in connection with a general solicitation of proxies for an election of directors in a contested election (including such proposed nominee’s written consent to be named in the proxy statement as a nominee and to serve as a director if elected), including (a) a reasonably detailed description of all direct and indirect compensation and other material monetary agreements, arrangements or understandings during the past three years, any other material relationships, between or among the nominating shareholder and its affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee and his or her affiliates, associates or others acting in concert therewith, on the other hand, and (b) a completed questionnaire (in the form provided by the Secretary upon written request) with respect to the identity, background and qualification of the proposed nominee and the background of any other person or entity on whose behalf the nomination is being made.
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INFORMATION ABOUT THIS PROXY STATEMENT AND MEETING
Information About this Proxy Statement
Why did I receive this Proxy Statement?
Bunge Global SA has furnished these proxy materials to you because our Board of Directors is soliciting your vote at the Annual General Meeting on May 15, 2024. In order to provide expanded access and a convenient experience for our shareholders, the Annual General Meeting will be a virtual meeting of shareholders, which will be conducted via live audio webcast. There will not be a physical meeting. We have designed the virtual meeting to offer the same participation opportunities as an in-person meeting.
This proxy statement contains information about the items being voted on at the Annual General Meeting and important information about us. Our 2023 Annual Report, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, is also being furnished together with this proxy statement. If you received printed versions of these materials by mail, these materials also include the proxy cards or voting instructions form for the Annual General Meeting. We are making these proxy materials first available to shareholders on or about April [5], 2024.
We have sent these materials to each person who is registered as a holder of our registered shares in the register of members (such owners are often referred to as "holders of record" or "registered holders") as of the close of business on March 15, 2024.
Any additional shareholders who are registered in Bunge Global SA’s share register on April 25, 2024 will receive a copy of the proxy materials after April 25, 2024 and are entitled to exercise voting rights with respect to the matters to be resolved upon at this year’s Annual General Meeting by attending and casting their vote during the Annual General Meeting or by giving instructions to the Independent Voting Representative in the manner as further set out in the proxy statement. Under our Articles of Association, shareholders of record may also grant proxies to any third party to exercise their voting rights on their behalf. Any such third party need not be a shareholder. Shareholders not registered in Bunge Global SA’s share register as of April 25, 2024 will not be entitled to exercise voting rights with respect to the matters to be resolved upon at the 2024 Annual General Meeting. No shareholder will be entered in Bunge Global SA’s share register as a shareholder with voting rights between the close of business on April 25, 2024 and the opening of business on the day following the 2024 Annual General Meeting. Computershare, which maintains Bunge Global SA’s share register, will, however, continue to register transfers of Bunge Global SA’s shares in the share register in its capacity as transfer agent during this period.

We have requested that banks, brokerage firms and other nominees who hold our registered shares on behalf of the owners of the registered shares, (such owners are often referred to as "beneficial shareholders" or "street name holders") as of the close of business on March 15, 2024 and on April 25, 2024, forward either a notice or a printed copy of these materials, together with a proxy card or voting instruction form, to those beneficial shareholders. We have agreed to pay the reasonable expenses of the banks, brokerage firms and other nominees for forwarding these materials.
Finally, we have provided for these materials to be sent to persons who have interests in our registered shares through participation in the Bunge share funds of the Bunge Retirement Savings Plan, the Bunge Savings Plan and the Bunge Savings Plan—Supplement A. Although these persons are not eligible to vote directly at the Annual General Meeting, they may, however, instruct the trustees of the plans on how to vote the registered shares represented by their interests. The enclosed proxy card will also serve as voting instructions for the trustees of the plans. If you do not provide voting instructions for shares held for you in any of these plans, the trustees will vote these shares in the same ratio as the shares for which voting instructions are provided.

Shareholders who owned our registered shares as of the close of business on April 25, 2024 are entitled to access and vote at the 2024 Annual General Meeting. Shareholders not registered in Bunge Global SA’s share register as of April 25, 2024 will not be entitled to exercise voting rights with respect to the matters to be resolved upon at the 2024 Annual General Meeting. No shareholder will be entered in Bunge Global SA’s share register as a shareholder with voting rights between the close of business on April 25, 2024 and the opening of business on the day following the 2024 Annual General Meeting. Computershare, which maintains Bunge Global SA’s share register, will, however, continue to register transfers of Bunge Global SA’s shares in the share register in its capacity as transfer agent during this period.
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What is Notice and Access and why did Bunge elect to use it?
As permitted by regulations of the Securities and Exchange Commission (the "SEC"), Notice and Access provides companies with the ability to make proxy materials available to shareholders electronically via the internet. We have elected to provide many of our shareholders with a Notice of Internet Availability of Proxy Materials instead of receiving a full set of printed proxy materials in the mail. The notice is a document that provides instructions regarding how to:
•view our proxy materials on the internet;
•access the Annual General Meeting and vote your shares; and
•request printed copies of these materials, including the proxy card or voting instruction form.
On or about April [5], 2024, we began mailing the notice to certain beneficial shareholders and posted our proxy materials on the website referenced in the notice. See "Notice of Annual General Meeting of Shareholders" in this proxy statement for more information about where to view our proxy materials on the internet.
As more fully described in the notice, shareholders who received the notice may choose to access our proxy materials on the website referenced in the notice or may request to receive a printed set of our proxy materials. In addition, the notice and website provide information regarding how you may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. The selected delivery choice will remain in effect until changed by the shareholder. If you have previously elected to receive our proxy materials electronically, you will continue to receive access to those materials by email unless you elect otherwise.
What does it mean if I receive more than one notice or set of proxy materials for the Annual General Meeting?
It means that you have multiple accounts at the transfer agent and/or with banks and stockbrokers. Please vote all of your registered shares. Beneficial shareholders sharing an address who are receiving multiple notices or copies of proxy materials will need to contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all shareholders at the shared address in the future. In addition, if you are the beneficial owner, but not the record holder, of our registered shares, your broker, bank or other nominee may deliver only one copy of the notice or proxy materials for the Annual General Meeting to multiple shareholders who share an address unless that nominee has received contrary instructions from one or more of the shareholders. We will deliver promptly, upon written or oral request, a separate copy of the notices, proxy statement or 2023 Annual Report to a shareholder at a shared address to which a single copy of the documents was delivered. Shareholders who wish to receive a separate copy of these documents should submit their request to our Investor Relations department by telephone at (636) 292-3014 or by submitting a written request to 1391 Timberlake Manor Parkway, St. Louis, Missouri 63017, U.S.A., Attention: Investor Relations.
Can I receive future proxy materials electronically?
Shareholders can help us conserve natural resources and reduce the cost of printing and mailing proxy statements and annual reports by opting to receive future mailings electronically. To enroll, please visit enroll.icsdelivery.com/bg and follow the instructions or adjust your delivery instructions on www.proxyvote.com.
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Information About the Meeting
What proposals are being presented at the Meeting?
Shareholders are being asked to vote on the following matters at the Annual General Meeting:
•Proposal 1 — approval of the Swiss Statutory Consolidated Financial Statements and Swiss Standalone Statutory Financial Statements of Bunge for the year ended December 31, 2023;
•Proposal 2 — approval of the Appropriation of Earnings for Fiscal Year 2023;
•Proposal 3 — approval of a Cash Dividend in the Aggregate Amount of U.S. $2.72 Per Outstanding Share Out of Bunge's Reserve from Capital Contribution in Four Equal Installments;
•Proposal 4 — discharge of the Members of the Board and of the Executive Management Team from Liability for the Activities During Fiscal 2023;
•Proposal 5 — election of Directors;
•Proposal 6 — reelection of the Chair of the Board;
•Proposal 7 — reelection of the members of the Human Resources and Compensation Committee;
•Proposal 8 — approval of the Bunge 2024 Long-Term Incentive Plan;
•Proposal 9 — advisory vote to approve named executive officer compensation under U.S. Securities Law requirements;
•Proposal 10 — approval of the Compensation of the Board and Executive Management Team under Swiss Law; Advisory Vote on the Swiss Compensation Report;
•Proposal 11 — advisory vote on the Swiss Statutory Non-Financial Matter Report;
•Proposal 12 — election of the Swiss Statutory Independent Voting Representative; and,
•Proposal 13 — appointment of Independent Auditor for U.S. Securities Law Reporting and Reelection of statutory auditor for Swiss Law purposes.
Other than the matters set forth in this proxy statement and matters incidental to the conduct of the Annual General Meeting, we do not know of any business or proposals to be considered at the Annual General Meeting. If any other business is proposed and properly presented at the Annual General Meeting, if you have given your proxy to the Independent Voting Representative, or another representative of your choice, the representative will vote your shares as instructed by you.

How do I attend, vote and submit questions at the Annual General Meeting?
How to attend?
To be able to attend the Annual General Meeting virtually and vote, ask questions, submit motions and/or submit proposals, to the extent permitted under Swiss law, with respect to a specific agenda item (generally referred to hereinafter as "attend and vote at the Annual General Meeting virtually"), you must register in advance by accessing ProxyVote.com and entering the 16-digit control number found on your proxy card or voter instruction form for the Annual General Meeting. Please note that the registration deadline is May 13, 2024 at 10:59 p.m. Central Daylight Time (May 14, 2024 at 5:59 a.m. Central European Summer time). You should be prepared to provide a valid e-mail address, your name and control number. Following your registration, you will receive a confirmation email with information on how to attend the meeting. You will not be able to attend the Annual General Meeting unless you register by the deadline noted above.

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Once you have preregistered, you will be able to participate in the Annual General Meeting on May 15, 2024 by visiting virtualshareholdermeeting.com/BG2024 and entering the same 16-digit control number, name and email you used to preregister or by calling the telephone number provided in the confirmation email provided to you following your preregistration. Beneficial owners who do not have a 16-digit control number should follow the instructions provided on the voting instruction form provided by your broker, bank or other nominee.

If you hold your registered shares through a brokerage firm, bank or other nominee, you should follow the instructions provided by your brokerage firm, bank other holder of record to be able to participate in the meeting.

How do I submit questions?
Shareholders who wish to attend and vote at the Annual General Meeting virtually and who wish to ask questions, submit motions and/or submit proposals, to the extent permitted under Swiss law, with respect to a specific agenda item must preregister to attend the meeting on virtualshareholdermeeting.com/BG2024 by May 13, 2024 at 10:59 PM Central Daylight Time (May 14 at 5:59 AM Central European Summer Time). Following preregistration to attend the Annual General Meeting, Shareholders will receive an email with instructions on how to attend the meeting at virtualshareholdermeeting.com/BG2024 or by telephone, along with instructions on how to ask a question, submit a motion and/or submit a proposal, to the extent permitted under Swiss law, during the Annual General Meeting. For Shareholders participating by telephone who want to ask a question, the shareholder verification process may take a few minutes which may require that the Annual General Meeting be paused during that time. Shareholders may alternatively also submit questions, motions, proposals or make a statement, to the extent permitted under Swiss law, beginning at 8:15 a.m. Central Daylight Time (3:15 p.m. Central European Summer Time) once they have logged into viretualshareholdermeeting.com/BG2024 by selecting a question topic and entering their question via the “Ask a Question” section at the lower left-hand corner of the screen and then clicking on Submit. You are highly encouraged to submit your question(s) in advance of the Annual General Meeting.
Shareholder questions or comments are welcome, but we will only answer questions pertinent to the agenda items. Questions or comments that are substantially similar may be grouped and answered together to avoid repetition. Questions, motions or proposals that relate to matters that are not the proper subject for action by shareholders, are irrelevant to our business, relate to material non-public information of the Company, relate to personal concerns or grievances, are derogatory to individuals or that are otherwise in bad taste, or are not otherwise suitable for the conduct of the Annual General Meeting as determined in our sole discretion, will not be answered. Additional rules of conduct and procedures may apply during the Annual General Meeting and will be available for you to review in advance of the meeting at virtualshareholdermeeting.com/BG2024. Please note that you won’t be able to instruct the Independent Voting Representative to make any statements, ask questions, submit motions or submit proposals on your behalf.
Shareholders who wish to ask a question must ensure that the device from which they have called or logged into the Annual General Meeting on has sufficient audio and video capabilities for the shareholder to be well seen and heard at the meeting. Shareholders logged in on a device without audio and video capabilities will not be able to speak.
How do I vote at the Annual General Meeting?
Holders of record who have already submitted their voting instructions in their proxy to the Independent Voting Representative can still vote their shares at the Annual General Meeting by revoking their proxy following any of the methods explained below under the heading "May I change or revoke my proxy?"

If street name holders who have already submitted their voting instructions in their proxy to the Independent Voting Representative request a legal proxy from their bank, broker or other organization to attend and vote at the Annual General Meeting, voting instructions submitted to the Independent Voting Representative will be disregarded and not counted. Such a street name holder may then only vote its shares at the virtual Annual General Meeting.

If you are planning to attend and vote at the Annual General Meeting virtually and completed the preregistration process, you may vote your registered shares during the meeting by visiting virtualshareholdermeeting.com/BG2024. To vote, you will need your 16-digit control number included on your proxy card, or on the voter instruction form for the meeting.

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My shares are held through a brokerage firm, bank or other nominee. How do I register in advance to access, vote and submit questions at the Annual General Meeting?
If you are a registered holder of registered shares (i.e., you hold your shares through our transfer agent, Computershare), please follow the instructions described above and on your proxy card or voter instruction form that you received for the meeting.
If you hold your registered shares through a brokerage firm, bank or other nominee, you should follow the instructions provided above and the instructions provided by your brokerage firm, bank or other holder of record to be able to participate in the meeting.

What if I have trouble accessing the Annual General Meeting virtually?
The virtual meeting platform is fully supported across browsers (Internet Explorer, Firefox, Chrome and Safari) and devices (desktops, laptops, tablets and mobile phones) running the most updated version of applicable software and plugins. You should ensure that you have a strong internet connection wherever you intend to participate in the meeting. We encourage you to access the meeting prior to the start time. You will be able to join the Annual General Meeting beginning at 8:15 a.m., Central Daylight Time (3:15 p.m. Central European Summer Time) on May 15, 2024. We will have a technician ready to assist you with any technical difficulties you may have accessing the Annual General Meeting. If you encounter any difficulties accessing the Annual General Meeting, please call the technical support number that will be posted on the virtual meeting platform login page.
If I can't participate in the live Annual General Meeting webcast, can I vote or listen to it later?
You may vote your registered shares before the meeting as described in “How do I vote?” and following the instructions on your proxy card or voter instruction form for the meeting. You do not need to access the webcast to vote if you submitted your voting instructions to the Independent Voting Representative in advance of the Annual General Meeting. We do not intend to record the Annual General Meeting; however, we will disclose the results on a Form 8-K that we will file with the SEC within four business days of the Annual General Meeting.

What constitutes a quorum?
Our Articles of Association provide that the presence of shareholders, in person or by proxy, holding at least a majority of all the shares entitled to vote at the commencement of the meeting constitutes a quorum for purposes of convening the 2024 Annual General Meeting. Abstentions and “broker non-votes” will be counted as present for the purpose of determining whether there is the required quorum at the meeting, so long as the broker has discretion to vote the shares on at least one matter before the 2024 Annual General Meeting.
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Information About Voting
How many votes do I have?
Every holder of a registered share will be entitled to one vote per share for the election of each director and to one vote per share on each other matter presented at the Annual General Meeting. On March 15, 2024, there were 140,985,466 registered shares issued and outstanding and entitled to vote at the Annual General Meeting.
How do I vote?
You can submit voting instructions or exercise your vote in the following ways:

•By Telephone or the Internet: You may submit voting instructions to the Independent Voting Representative electronically by telephone or over the internet before the Annual General Meeting by following the instructions on your proxy card for the meeting. If you are a beneficial shareholder, please follow the instructions on your notice or voting instruction form for the meeting.

•By Mail: If you are a shareholder of record, by marking, dating and signing your proxy card for the meeting with your instructions to the Independent Voting Representative and returning it by mail in the enclosed postage-paid envelope before the Annual General Meeting. If you are a beneficial shareholder and received or requested printed copies of the proxy materials, you can submit voting instructions by following the instructions on your voting instruction form for the meeting.

•At the Meeting: If you are planning to attend and vote at the Annual General Meeting virtually, you or your representative may vote your registered shares during the meeting by following the instructions described under "How do I attend, vote and submit questions at the Annual General Meeting?"

Your vote is very important. Even if you plan to vote at the Annual General Meeting, we encourage you to provide voting instructions to the Independent Voting Representative before the Annual General Meeting. Alternatively, you are encouraged to register for voting at the virtual Annual General Meeting as soon as possible.
What if I return my proxy card but do not mark it to show how I am voting?
If you sign and return your proxy card or voting instruction form but do not indicate more specific instructions for voting, you will be deemed to have instructed the Independent Voting Representative to vote your shares in accordance with the recommendations of the Board of Directors with regard to the items listed in the notice of the meeting. If any modifications to agenda items or proposals identified in this proxy statement or other matters on which voting is permissible under Swiss law are properly presented at the Annual General Meeting for consideration, in the absence of other specific instructions, you will be deemed to have instructed the Independent Voting Representative to vote in accordance with the recommendations of the Board of Directors.
May I change or revoke my proxy?
You may change or revoke your proxy at any time before it is exercised in one of four ways:
1.Notify our Corporate Secretary in writing at the address provided below before the Annual General Meeting that you are changing or revoking your proxy to the Independent Voting Representative for the Annual General Meeting;
2.Use the telephone or the internet to change your proxy for the respective meeting;
3.Submit another proxy card (or voting instruction form if you hold your registered shares in street name) with a later date for the Annual General Meeting; or
4.If you are a holder of record, or a beneficial holder with a legal proxy from the holder of record, by following the instructions to attend and vote at such meeting virtually and accessing and voting at the Annual General Meeting.
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You may not revoke a proxy simply by accessing the Annual General Meeting. To revoke a proxy, you must take one of the actions described above. Any written notice of revocation must be sent to the attention of our Corporate Secretary at 1391 Timberlake Manor Parkway, St. Louis, Missouri 63017, U.S.A.
What vote is required in order to approve each proposal?
The affirmative vote of a simple majority of the votes cast at the 2024 Annual General Meeting (in person or by proxy) is required to approve each of the proposals under agenda item nos. 1, 2, 3, 4, 8, and 10.

The affirmative vote of a majority of the votes cast (in person or by proxy) is also required to elect each of the nominees for director under agenda item 5, to reelect the Chair of the Board under agenda item 6, to reelect each of the members of the Human Resources and Compensation Committee under agenda item 7, to elect the Independent Voting Representative under agenda item 12 and to appoint the independent auditor and elect the statutory auditor under agenda item 13.

The affirmative vote of a majority of the votes cast (in person or by proxy) is further required to approve the non-binding advisory vote on named executive officer compensation (agenda item 9) and to approve the non-binding advisory vote on the Swiss Statutory Non-Financial Matter Report (Proposal 11).

Abstentions, broker non votes (if any) or blank or invalid ballots are not counted for such purposes and have no impact on the approval of such agenda item.

Proposals 9 and 11 are advisory votes only and, as discussed in connection with these proposals, the voting results are not binding on us. However, consistent with our record of shareholder engagement, our Board will review the results of the vote and will take them into account in considering the compensation of our named executive officers and the non-financial matters addressed in the Swiss statutory non-financial matter report.

Shares represented by "broker non-votes" (i.e., registered shares held by brokers which are represented at the Annual General Meeting but with respect to which the broker is not empowered to vote on a particular proposal) and (ii) shares represented at the Annual General Meeting which abstain from voting on any matter, are not included in the determination of the shares cast at the meeting, but are counted for quorum purposes so long as the broker has discretion to vote the shares on at least one matter before the Annual General Meeting.

Under NYSE rules, brokers who hold shares in street name for customers, such that the shares are registered on the books of the Company as being held by the brokers, have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners, but are precluded from exercising their voting discretion with respect to proposals for “non‑routine” matters. Proxies submitted by brokers without instructions from customers for these non‑routine or contested matters are referred to as “broker non‑votes.” The following matters are non‑routine matters under NYSE rules:

•Discharge of the Members of the Board of Directors and the Executive Management Team from Liability for Activities During Fiscal Year 2023
•Election of Directors
•Reelection of the Chair of the Board
•Reelection of the Members of the Human Resources and Compensation Committee
•Approval of the 2024 Long-Term Incentive Plan
•Advisory Vote to Approve Named Executive Officer Compensation Under U.S. Securities Law Requirements
•Approval of the Compensation of the Board and Executive Management Team Under Swiss Law; Advisory Vote on the Swiss Compensation Report
How will voting on any other business be conducted?
Other than the matters set forth in this proxy statement and matters incident to the conduct of the Annual General Meeting, we do not know of any business or proposals to be considered at the meeting. If you have appointed the Independent Voting Representative as your proxy, if any modifications to agenda items or proposals identified in this proxy statement or any other matters on which voting is permissible under Swiss law are properly presented at the Annual General Meeting for consideration, in the absence of other specific instructions, shareholders will be deemed to have instructed the Independent Voting Representative to vote in accordance with the recommendations of the Board of Directors.
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Who will count the votes?
Broadridge will act as the inspector of election and will tabulate the votes.
Deadline for Appointment of Proxies by Telephone or the Internet or Returning Your Proxy Card
Shareholders should complete and return the proxy card for the Annual General Meeting as soon as possible. To be valid, your proxy card for the meeting must be completed in accordance with the instructions on it and received by us no later than 10:59 p.m., Central Daylight Time, on May 13, 2024 (5:59 a.m., Central European Summer Time, on May 14, 2024). If you appoint your proxy by telephone or the internet, we must receive your appointment no later than 10:59 p.m., Central Daylight Time, on May 13, 2024 (5:59 a.m., Central European Summer Time, on May 14, 2024). If you participate in the Bunge share funds of the Bunge Retirement Savings Plan, the Bunge Savings Plan or the Bunge Savings Plan — Supplement A, you must submit your voting instructions for the meeting no later than 10:59 p.m., Central Daylight Time, on May 11, 2024 (5:59 a.m., Central European Summer Time, on May 12, 2024) in order to allow the plan trustees time to receive your voting instructions and vote on behalf of the plans. If your registered shares are held in street name and you are voting by mail, you should return your voting instruction form for the meeting in accordance with the instructions on that form or as provided by the bank, brokerage firm or other nominee who holds our registered shares on your behalf.
Solicitation of Proxies
We will bear the cost of the solicitation of proxies, including the preparation, printing and mailing of proxy materials and the notice. We will furnish copies of these proxy materials to banks, brokers, fiduciaries and custodians holding shares in their names on behalf of beneficial owners so that they may forward these proxy materials to our beneficial owners.
We have retained Innisfree M&A Incorporated to act as proxy solicitor for the Annual General Meeting for a fee of $30,000 plus reasonable out-of-pocket expenses. In addition, we may supplement the original solicitation of proxies by mail with solicitation by telephone and other means by our directors, officers and/or other employees. We will not pay any additional compensation to these individuals for any such services.

115 Bunge | 2024 Proxy Statement

UNITED STATES SECURITIES AND EXCHANGE COMMISSION REPORTS
A copy of our 2023 Annual Report, which includes our Annual Report on Form 10-K for the year ended December 31, 2023, as filed with the SEC, is enclosed with these proxy materials. Our Annual Report on Form 10-K is also available to shareholders free of charge on our website at bunge.com under the captions "Investor Center — Financial Information — Annual reports" or by writing to us at 1391 Timberlake Manor Parkway, St. Louis, Missouri 63017, U.S.A., Attention: Investor Relations.

OTHER MATTERS
We know of no other business that will be brought before the Annual General Meeting. If any other matter or any proposal should be properly presented and should properly come before the meeting for action, the persons named in the accompanying proxy will vote upon such proposal at their discretion and in accordance with their best judgment or, in the case of the Independent Voting Representative, as instructed by the shareholder.
By Order of the Board of Directors

April [5], 2024	Lisa Ware-Alexander Vice President, Deputy General Counsel and Corporate Secretary
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APPENDIX A — RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
This proxy statement contains certain "non-GAAP financial measures" as defined in Regulation G of the Securities Exchange Act of 1934. Bunge has reconciled these non-GAAP financial measures to the most directly comparable U.S. GAAP financial measures below. The non-GAAP financial measures that Bunge uses may not be comparable to similarly titled measures used by other companies.
Net income attributable to Bunge to Adjusted Earnings Per Share
Adjusted Earnings Per Share is a non-GAAP financial measure and is not intended to replace Net income attributable to Bunge, the most directly comparable U.S. GAAP financial measure. Adjusted Earnings Per Share is calculated by excluding from Net income attributable to Bunge, certain gains and charges and temporary mark-to-market timing differences divided by weighted-average shares outstanding - diluted, as defined below. Bunge’s management believes the presentation of this non-GAAP measure allows investors to view its performance using the same measures that managements uses in evaluating financial and business performance and trends without regard to certain gains and charges and mark-to-market timing impacts. These non-GAAP measures are not a measure of consolidated operating results under U.S. GAAP and should not be considered as an alternative to Net income attributable to Bunge.
Below is a reconciliation of Net income attributable to Bunge, to Adjusted Net income attributable to Bunge and Adjusted Earnings Per Share:

	Year Ended December 31,
(US$ in millions, except per share data)	2023	2022	2021
Net income attributable to Bunge	$2,243	$1,610	$2,078
Adjustment for Mark-to-market timing differences (1)	(356)	246	12
Adjusted for certain (gains) and charges:
Acquisition and integration costs	122	—	—
Impairment of equity method and other investments	36	53	—
Ukraine-Russia war	(25)	68	—
Fixed asset impairment	28	—	35
Discontinued trademarks	12	—	—
Pension settlement	—	(21)	—
Bond early redemption	—	39	—
Impairment on sale of a business	—	106	129
Tax on Mexico wheat milling disposition	—	30	—
Gain on sale of assets	—	—	(165)
Gain on sale of a business	—	—	(119)
Adjusted Net income attributable to Bunge	$2,060	$2,131	$1,970
Weighted-average shares outstanding - diluted (2)	151	153	152
Adjusted Earnings Per Share - diluted	$13.66	$13.91	$12.93
(1) Mark-to-market timing difference comprises the estimated net temporary impact resulting from unrealized period-end gains/losses associated with the fair valuation of certain forward contracts, readily marketable inventories (RMI), and related futures contracts associated with our committed future operating capacity. The impact of these mark-to-market timing differences, which is expected to reverse over time due to the forward contracts, RMI, and related futures contracts being part of an economically-hedged position, is not representative of the operating performance of our business.
(2) There were less than 1 million anti-dilutive outstanding contingently issuable restricted stock units excluded from the weighted-average number of shares outstanding for the years ended December 31, 2023, 2022, and 2021.
Cash provided by (used for) operating activities to Adjusted Funds from Operations
Adjusted Funds from Operations ("Adjusted FFO") is a non-GAAP financial measure and is not intended to replace Cash provided by (used for) operating activities, the most directly comparable U.S. GAAP financial measure. Adjusted FFO is calculated by excluding from Cash provided by (used for) operating activities, foreign exchange gain (loss) on
Bunge | 2024 Proxy Statement A-1

net debt, working capital changes, net (income) loss attributable to noncontrolling interests and redeemable noncontrolling interests, and mark-to-market timing differences after tax. Bunge's management believes the presentation of this measure allows investors to view its cash generating performance using the same measure that management uses in evaluating financial and business performance and trends without regard to foreign exchange gains and losses, working capital changes and mark-to-market timing differences. This non-GAAP measure is not a measure of consolidated cash flow under U.S. GAAP and should not be considered as an alternative to Cash provided by (used for) operating activities, Net increase (decrease) in cash and cash equivalents, restricted cash, and cash held for sale, or any other measure of consolidated cash flow under U.S. GAAP.

Below is a reconciliation of Cash provided by (used for) operating activities to Adjusted FFO:

Year Ended December 31,
(US$ in millions)	2023
Cash provided by (used for) operating activities	$3,308
Foreign exchange (loss) gain on net debt	281
Working capital changes	(673)
Net (income) loss attributable to noncontrolling interests and redeemable noncontrolling interests	(94)
Mark-to-market timing difference, after tax	(356)
Adjusted FFO	$2,466
Net income attributable to Bunge to Adjusted Total Segment EBIT
Total segment earnings before interest and tax ("Total Segment EBIT") and Adjusted Total Segment EBIT are non-GAAP financial measures and are not intended to replace Net income attributable to Bunge, the most directly comparable U.S. GAAP financial measure. Bunge's management believes these non-GAAP measures are a useful measure of its operating profitability, since the measures allow for an evaluation of segment performance without regard to their financing methods or capital structure. For this reason, operating performance measures such as these non-GAAP measures are widely used by analysts and investors in Bunge's industries. These non-GAAP measures are not a measure of consolidated operating results under U.S. GAAP and should not be considered as an alternative to Net income attributable to Bunge or any other measure of consolidated operating results under U.S. GAAP.
Total Segment EBIT is the aggregate of the earnings before interest and taxes of Bunge’s reportable segments together with its Corporate and Other activities. Total Segment EBIT excludes EBIT attributable to noncontrolling interests.
Adjusted Total Segment EBIT is calculated by excluding temporary mark-to-market timing differences, as defined above, and certain gains and (charges), from Total Segment EBIT. Bunge uses Total Segment EBIT to evaluate the operating performance of Bunge’s Total reportable segments together with Corporate and Other.
Below is a reconciliation of Net income attributable to Bunge to Adjusted Total Segment EBIT:

Year Ended December 31,
(US$ in millions)	2023
Net income attributable to Bunge	$2,243
Interest income	(148)
Interest expense	516
Income tax expense (benefit)	714
Noncontrolling interest share of interest and tax	8
Total Segment EBIT	$3,333
Mark-to-market timing differences	(477)
Certain (gains) & charges	175
Adjusted Total Segment EBIT	$3,031
Bunge | 2024 Proxy Statement A-2

APPENDIX B — BUNGE 2024 LONG-TERM INCENTIVE PLAN
BUNGE 2024 LONG-TERM INCENTIVE PLAN
Effective May 15, 2024
Article 1. Establishment, Purpose and Duration
1.1. Establishment of the Plan. Bunge Global SA hereby establishes the Bunge 2024 Long-Term Incentive Plan (the "Plan"). Except as otherwise indicated, capitalized terms are defined in Article 16 below.
1.2. Purposes of the Plan. The purposes of the Plan are to (i) attract, retain and motivate key employees, consultants, and independent contractors; (ii) compensate them for their contributions to the growth and profitability of the Company; (iii) to encourage ownership of Common Stock in order to align their interests with those of shareholders; and (iv) promote the sustained long-term performance of the Company and the creation of shareholder value. The Plan seeks to achieve these purposes by providing for discretionary long term incentive Awards in the form of Options, Restricted Stock Units, SARs, Performance Units, and other stock or cash awards.
1.3. Prior Plan. The Plan replaces the Bunge 2016 Equity Incentive Plan (the “Prior Plan”). No Awards will be granted under the Prior Plan on or after the Effective Date, but the Prior Plan will remain in effect with respect to outstanding awards granted prior to the Effective Date.
1.4. Duration of the Plan. The Plan shall be effective on the Effective Date. The Plan shall terminate on the day before the tenth anniversary of the Plan and may be terminated earlier pursuant to Article 12. Any Awards that are outstanding upon termination of the Plan shall remain in force and effect in accordance with the terms of the Plan and any applicable Award Agreement.
Article 2. Administration
2.1. The Committee. The Plan shall be administered by the Committee. The Committee shall be comprised solely of Directors who are: (a) "non-employee directors" as contemplated by Rule 16b-3 under the Exchange Act; and (b) "independent directors" as contemplated by Section 303A.02 of the New York Stock Exchange Listed Company Manual.
2.2. Authority of the Committee. Subject to the terms and conditions of the Plan, the Committee shall have full power and discretionary authority to:
(a) designate the Participants;
(b) determine the size and types of Awards;
(c) approve forms of Award Agreements for use under the Plan;
(d) determine the terms and conditions of each Award, including without limitation, and to the extent applicable, the Exercise Price, the Exercise Period, vesting conditions, Performance Goals, Performance Periods, any vesting acceleration, waiver of forfeiture restrictions, and any other term or condition regarding any Award or its related Shares (including subjecting the Award or its related Shares to compliance with restrictive covenants), in each case, subject to the limitations of Section 9.5;
(e) construe and interpret the Plan and any agreement or instrument entered into pursuant to the Plan;
(f) establish, amend or waive rules and regulations for the Plan's administration;
(g) amend the terms and conditions of any outstanding Award and any instrument or agreement relating to an Award (subject to the provisions of Article 12);
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(h) delay issuance of Shares or suspend a Participant's right to exercise an Award as deemed necessary to comply with applicable laws;
(i) determine the duration and purposes of leaves of absence that may be granted to a Participant without constituting termination of his or her employment or service for Plan purposes;
(j) authorize any person to execute, on behalf of the Company, any agreement or instrument required to carry out the Plan purposes;
(k) correct any defect, supply any omission, or reconcile any inconsistency in the Plan, any Award, or any instrument or agreement relating to an Award, in the manner and to the extent it shall deem desirable to carry the Plan into effect;
(l) adopt such plans or subplans as may be deemed necessary or appropriate to comply with the laws of other countries, allow for tax-preferred treatment of Awards or otherwise provide for the participation by Participants who reside outside of the U.S.; and
(m) make any and all determinations which it determines to be necessary or advisable for the Plan administration.
2.3. Delegation. Except to the extent prohibited by applicable law or the applicable rules and regulations of any securities exchange or inter-dealer quotation system on which the Shares are listed or traded, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it. Any such allocation or delegation may be revoked by the Committee at any time. Without limiting the generality of the foregoing, the Committee may delegate to one or more officers of the Company or any Subsidiary the authority to act on behalf of the Committee with respect to any matter, right, obligation, or election which is the responsibility of or which is allocated to the Committee herein, and which may be so delegated as a matter of law, except for grants of Awards to persons who are subject to Section 16 of the Exchange Act.
2.4. Decisions Binding. All determinations and decisions made by the Committee pursuant to the Plan and all related orders or resolutions of the Board shall be final, conclusive and binding on all persons interested in the Plan or an Award. The Committee shall consider such factors as it deems relevant to making its decisions, determinations and interpretations including, without limitation, the recommendations or advice of any Director, officer or employee of the Company or a Subsidiary and such agents, attorneys, consultants and accountants as it may select. The Committee's determinations under the Plan need not be the same for all persons. A Participant or other holder of an Award may contest a decision or action by the Committee with respect to such person or Award and only on the grounds that such decision or action was arbitrary or capricious or was unlawful.
2.5. Indemnification. No member of the Committee, the Board or any person to whom authority was delegated in accordance with Section 2.3 above (each such person, an "Indemnifiable Person") shall be liable for any action taken or omitted to be taken or any determination made with respect to the Plan or any Award (unless constituting fraud or a willful criminal act or omission). Each Indemnifiable Person shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense (including attorneys' fees) that may be imposed upon or incurred by such Indemnifiable Person in the manner provided in the Company's articles of association as may be amended from time to time or in any indemnification agreement of the Company with such Indemnifiable Person. In the performance of their responsibilities with respect to the Plan, such individuals shall be entitled to rely upon information and advice furnished by the Company's officers, agents, attorneys, consultants and accountants and any other party deemed necessary or appropriate, and no such individual shall be liable for any action taken or not taken in reliance upon any such advice. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which an Indemnifiable Person may be entitled, or any power that the Company may have to indemnify them or hold them harmless.
2.6. Construction and Interpretation. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan, any Award or any Award Agreement shall be within the sole and complete discretion of the Committee.
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2.7. Action by the Board. Notwithstanding anything in the Plan to the contrary, any authority or responsibility, which, under the terms of the Plan, may be exercised by the Committee may alternatively be exercised by the Board.
Article 3. Shares Subject to the Plan
3.1. Number of Shares. Subject to adjustments as provided in Section 3.3 below, the maximum aggregate number of Shares that may be issued for all purposes under this Plan shall be 5.0 million Shares. Shares issued under the Plan may consist, in whole or in part, of Shares issued out of the capital band or the conditional share capital of the Company, Shares held by the Company or any of its subsidiaries in treasury or Shares reacquired by the Company in any manner, or a combination thereof.
3.2. Share Counting. The number of Shares remaining available for issuance shall be reduced by the number of Shares subject to outstanding Awards and, for Awards that are not denominated by Shares, by the number of Shares actually delivered upon settlement or payment of the Award. Notwithstanding anything in the Plan to the contrary, Shares subject to an Award will again be available for grant and issuance pursuant to the Plan to the extent: (a) the relevant Awards terminate by expiration, forfeiture, cancellation, or otherwise without the issuance of Shares, (b) the relevant Awards are settled in cash in lieu of Shares, (c) the relevant Awards are surrendered pursuant to an Exchange Program, or (d) such Shares are withheld by the Company to cover taxes incurred in connection with other stock-settled Awards. Shares subject to an Award may not again be made available for grant and issuance pursuant to the Plan if such Shares are: (x) subject to an Option or a stock-settled SAR and were not issued upon the net settlement or net exercise of such Option or SAR, (y) delivered to, or withheld by, the Company to pay the Exercise Price or the withholding taxes due with respect to an Option or SAR, or (z) repurchased on the open market with the proceeds of an Option exercise. In addition, to the extent not prohibited by applicable law, rule or regulation, Shares delivered or deliverable in connection with any Substitute Award shall not reduce the number of Shares authorized for grant pursuant to Section 3.1 above.
3.3. Adjustments in Authorized Shares and Awards. In the event of any merger, amalgamation, reorganization, consolidation, recapitalization, stock dividend, bonus issues, extraordinary cash dividend, stock split, reverse stock split, share consolidation or subdivision, spin-off, split-off or similar transaction or other change in corporate structure affecting the Shares, such adjustments and other substitutions shall be made to the Plan and to Awards as the Committee deems equitable or appropriate, including, without limitation, such adjustments in the aggregate number, class and kind of securities that may be delivered, in the aggregate or to any Participant, in the number, class, kind and option or Exercise Price of securities subject to outstanding Awards as the Committee may determine to be appropriate; provided, however, that the number of Shares subject to any Award shall always be a whole number and further provided that in no event may any change be made to an ISO which would constitute a modification within the meaning of Section 424(h)(3) of the Code. Moreover, notwithstanding anything in the Plan to the contrary, an adjustment to an Award may not be made in a manner that would result in adverse tax consequences under Section 409A.
Article 4. Eligibility
The Committee may select any Employee or Consultant to receive an Award; provided, however, that ISOs shall only be granted to Employees in accordance with Section 422 of the Code.
Article 5. Restricted Stock Units
5.1. Award of Restricted Stock Units. The Committee may grant Restricted Stock Units to an Employee or Consultant with such terms and provisions that the Committee shall determine.
5.2. Terms of Restricted Stock Units. Each Award of RSUs shall be subject to an Award Agreement that shall set forth (a) the number or a formula for determining the number of Shares subject to the Award, (b) the terms and conditions regarding the grant, vesting and forfeiture of the RSUs and (c) such other terms and conditions as may be appropriate.
5.3. Vesting Conditions. The Committee shall determine the vesting schedule for each Award of RSUs. Vesting shall occur, in full or in installments, upon satisfaction of the terms and conditions specified in the Award Agreement. The Committee shall have the right to make the vesting of RSUs subject to the continued employment or
Bunge | 2024 Proxy Statement B-3

service of a Participant, passage of time or such performance criteria as deemed appropriate by the Committee, which criteria may be based on financial performance and personal performance evaluations.
5.4. Settlement of Restricted Stock Units. Earned RSUs shall be settled in a lump sum or in installments on or after the date(s) set forth in the Award Agreement. The Committee may settle earned RSUs in cash, Shares, or a combination of both. Distribution may occur or commence when the vesting conditions applicable to a RSU have been satisfied or, if the Committee so provides in an Award Agreement, it may be deferred in accordance with applicable law, to a later date. The Committee may also permit a Participant to defer payment of Shares related to a RSU provided that the terms of the RSU and any deferral satisfy the requirements of applicable law and the deferral is pursuant to a deferred compensation plan offered by the Company or a Subsidiary.
Article 6. Performance Units
6.1. Award of Performance Units. The Committee may grant Performance Units to an Employee or Consultant with such terms and provisions that the Committee shall determine.
6.2. Terms of Performance Units. Each Award of Performance Units shall be subject to an Award Agreement that shall set forth (a) the number of Performance Units granted or a formula for determining the number of Performance Units subject to the Award, (b) the initial value (if applicable) of the Performance Units, (c) the Performance Goals and level of attainment that shall determine the number of Performance Units to be paid out, (d) such terms and conditions regarding the grant, vesting and forfeiture of the Performance Units and (e) such other terms and conditions as may be appropriate.
6.3. Earning of Performance Units. After completion of an applicable Performance Period, the holder of Performance Units shall be entitled to receive a payout with respect to the Performance Units earned by the Participant over the Performance Period. Payment shall be determined by the Committee based on the extent to which the Performance Goals have been achieved and together with the satisfaction of any other terms and conditions set forth in the Plan and the applicable Award Agreement. No payment shall be made with respect to a Performance Unit prior to certification by the Committee that the Performance Goals have been achieved.
6.4. Settlement of Performance Units. Earned Performance Units shall be settled in a lump sum or in installments after the date(s) set forth in the Award Agreement. The Committee may settle earned Performance Units in cash or in Shares (or in a combination thereof), which have an aggregate Fair Market Value equal to the value of the earned Performance Units. Distribution may occur or commence after completion of the applicable Performance Period and the satisfaction of any applicable vesting conditions or, if the Committee so provides in an Award Agreement, it may be deferred, in accordance with applicable law, to a later date. The Committee may also permit a Participant to defer settlement of Shares related to a Performance Unit to a date or dates after the Performance Unit is earned provided that the terms of the Performance Unit and any deferral satisfy the requirements of applicable law and the deferral is pursuant to a deferred compensation plan offered by the Company or a Subsidiary.
Article 7. Stock Options and Stock Appreciation Rights
7.1. Award of Options and SARs. The Committee may grant Options, SARs or both, to an Employee or Consultant with such terms and provisions that the Committee shall determine.
7.2. Terms of Options and SARs. Each Award of Options or SARs shall be subject to an Award Agreement that shall set forth (a) the term or duration of the Options or SARs, (b) the number of Shares subject to the Options or SARs, (c) the Exercise Price, (d) the Exercise Period and (e) such other terms and conditions as may be appropriate. The Committee may grant Options in the form of ISOs, NQSOs or a combination thereof. Each Award Agreement also shall specify whether the Options are intended to be an ISO or a NQSO.
7.3. Duration of Options and SARs. Each Option or SAR shall expire at such time as the Committee shall determine at the time the Award is granted; provided, however, that no Option or SAR shall be exercisable later than the tenth (10th) anniversary of its date of grant.
7.4. Exercise of and Payment for Options and SARs. Options and SARs shall be exercisable at such times and be subject to such terms and conditions as the Committee shall approve, which need not be the same for each Award or for each Participant. Options and SARs shall be exercised by the delivery of a written notice of exercise to
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the Company or its designated agent, setting forth the number of Shares to be exercised with respect to the Options or SARs, and, in the case of Options, accompanied by full payment for the Shares.
The Exercise Price upon exercise of any Option shall be payable to the Company in full either: (a) in cash or its equivalent, (b) by tendering, either by actual or constructive delivery, previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the Exercise Price, (c) by net Share settlement or similar procedure involving the cancellation of a portion of the Option representing Shares with an aggregate Fair Market Value at the time of exercise equal to the Exercise Price or (d) by any combination thereof. To the extent not prohibited by Section 402 of the Sarbanes-Oxley Act of 2002, the Committee also may allow cashless exercise as permitted under Federal Reserve Board's Regulation T, subject to applicable securities law restrictions, or by any other means which the Committee determines to be consistent with the Plan's purpose and applicable law.
As soon as practicable after receipt of a written notification of exercise of an Option and provisions for full payment for an Option, the Company shall issue to the Participant an appropriate number of Shares based upon the number of Shares purchased under the Option.
Upon exercise of a SAR, a Participant shall be entitled to receive payment from the Company in an amount equal to the product of: (a) the excess of (i) the Fair Market Value of a Share on the date of exercise over (ii) the Exercise Price of the SAR, multiplied by (b) the number of Shares with respect to which the SAR is exercised. At the discretion of the Committee, payment upon the exercise of a SAR may be in cash, in Shares of equivalent value or in a combination thereof. The Committee's determination regarding the form of SAR payout shall be set forth in an applicable Award Agreement.
7.5. Automatic Exercise. The Committee may provide that, in the event that (i) an Option or SAR is not exercised or settled by the last day of the Exercise Period, (ii) the Participant is legally precluded from otherwise exercising such Option or SAR before the last day of the Exercise Period due to legal restrictions or Company policy (including policies on trading in Shares), and (iii) the Exercise Price of such Option or SAR is below the Fair Market Value of a Share on the last day of the Exercise Period, as determined by the Committee, then the Option or SAR may be deemed exercised on such date, with no action required on the part of the Participant, with a spread equal to the Fair Market Value of the Shares subject to the Award on such date minus the Exercise Price for those Shares. The resulting proceeds net of any required tax withholding and any applicable costs shall be paid to the Participant or the Participant's legal representative.
7.6. Restrictions on Repricing, Repurchases, and Discounts. Other than in connection with a transaction described in Section 3.3, without shareholder approval, (i) the Exercise Price of an Option or SAR may not be reduced, directly or indirectly, after the grant of the Award; (ii) an Option or SAR may not be cancelled in exchange for cash, other Awards, or Options or SARs with an Exercise Price that is less than the Exercise Price of the original Option or SAR; and (iii) the Company may not repurchase an Option or SAR for value (in cash, substitutions, cash buyouts, or otherwise) at any time when the Exercise Price of a Stock Option or SAR is above the Fair Market Value of a Share. In no event shall the Exercise Price of an Option or the grant price per Share of a SAR be less than 100% of the Fair Market Value of a Share on the date of grant; provided , however that the Exercise Price of a Substitute Award granted as an Option shall be determined in accordance with Section 409A and may be less than 100% of the Fair Market Value.
7.7 Incentive Stock Options. The Exercise Price of an ISO shall be fixed by the Committee at the time of grant or shall be determined by a method specified by the Committee at the time of grant, but in no event shall the Exercise Price be less than the minimum Exercise Price specified in Section 7.6. No ISO may be issued to any individual who, at the time the ISO is granted, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any of its Subsidiaries, unless (i) the Exercise Price determined as of the date of grant is at least 110% of the Fair Market Value on the date of grant of the Shares subject to such ISO and (ii) the ISO is not exercisable more than five years from the date of grant thereof. No Participant shall be granted any ISO which would result in such Participant receiving a grant of ISO that would have an aggregate Fair Market Value in excess of $100,000, determined as of the time of grant, that would be exercisable for the first time by such Participant during any calendar year. Any grants in excess of this limit shall be treated as NQSOs. No ISO may be granted under the Plan after the tenth anniversary of the Effective Date. The terms of any ISO granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code, or any successor provision thereto, as amended from time to time.
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Article 8. Other Awards
Subject to limitations under applicable law, the Committee may grant such other Awards to Employees and Consultants that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Shares as deemed by the Committee to be consistent with the purposes of the Plan. The Committee may also grant Shares as a bonus, or may grant other Awards in lieu of obligations of the Company or a Subsidiary to pay cash or deliver other property under the Plan or under other plans or compensatory arrangements. The terms and conditions applicable to such other Awards shall be determined from time to time by the Committee and set forth in an applicable Award Agreement.
Article 9. General Provisions Applicable to Awards
9.1. Limits on Awards. Subject to any adjustments described in Section 3.3 the following limits shall apply to Awards:
(a) No more than an aggregate of 1,000,000 Shares may be issued under ISOs;
(b) The maximum number of Shares subject to RSUs that may be granted to a Participant during any one calendar year is 1,000,000;
(c) The maximum number of Shares subject to Performance Units that may be granted to a Participant during any one calendar year is 1,000,000;
(d) The maximum number of Shares subject to either Options or SARs that may be granted to a Participant during any one calendar year is 1,000,000;
(e) The maximum amount of cash-denominated Other Awards that may be granted to a Participant during any one calendar year is $2,500,000; and
(f) The maximum number of Shares subject to share-denominated Other Awards that may be granted to a Participant during any one calendar year is 1,000,000.
To the extent not prohibited by applicable laws, rules and regulations, any Shares underlying Substitute Awards shall not be counted against the number of Shares remaining for issuance and shall not be subject to the individual limits contained in Section 3.1 or this Section 9.1.
9.2 Restrictions on Transfers of Awards. Except as may be provided by the Committee, no Award and no right under any such Award, shall be assignable, alienable, saleable, or transferable by a Participant otherwise than by will or by the laws of descent and distribution or, except in the case of an ISO, pursuant to a domestic relations order, as the case may be; provided , however , that the Committee may, subject to applicable laws, rules and regulations and such terms and conditions as it shall specify, permit the transfer of an Award, other than an ISO, for no consideration to a permitted transferee. Each Award, and each right under any Award, shall be exercisable, during the Participant's lifetime, only by the Participant or, if permissible under applicable law, by the Participant's guardian or legal representative. No Award and no right under any such Award, may be pledged, alienated, attached, or otherwise encumbered, and any purported pledge, alienation, attachment, or encumbrance thereof shall be void and unenforceable against the Company or any Subsidiary.
9.3. Restrictions on Transfers of Shares. The Committee may impose such restrictions on any Shares acquired pursuant to an Award as it may deem advisable, including, without limitation, restrictions to comply with applicable Federal securities laws, with the requirements of any stock exchange upon which such Shares are then listed and with any blue sky or state securities laws applicable to such Shares.
9.4. Additional Restrictions on Awards and Shares. Either at the time an Award is granted or by subsequent action, the Committee may, but need not, impose such restrictions, conditions or limitations as it determines appropriate on the Award, any Shares issued under an Award, or both, including, without limitation, (a) restrictions under an insider trading policy, (b) any compensation recovery policy or policies established by the Company as such policy or policies may be amended from time to time, (c) share retention guidelines, minimum holding requirements and other restrictions designed to delay or coordinate the timing and manner of sales, (d) restrictions as
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to the use of a specified brokerage firm for receipt, resales or other transfers of such Shares, (e) restrictions relating to a Participant's activities following termination of employment or service, including but not limited to, competition against the Company, disclosure of Company confidential information, and solicitation of Company employees and/or customers, and (f) other policies that may be implemented by the Board from time to time.
9.5. Minimum Vesting Period. All Awards shall have a vesting period of not less than one year from date of grant, including those Awards that are subject to Performance Goals or other performance-based objectives; provided, however, that Awards that result in the issuance of an aggregate of up to 5% of the Shares available pursuant to Section 3.1 may be granted to any one or more Participants without respect to such minimum vesting provisions. Notwithstanding anything in this Plan to the contrary, Substitute Awards shall not be subject to the minimum vesting provisions of this Section 9.5.
9.6. Shareholder Rights; Dividend Equivalents. Except as provided in the Plan or an Award Agreement, no Participant shall have any Shares subject to an Award and any of the rights of a shareholder unless and until such Participant has satisfied all requirements for exercise or vesting of the Award pursuant to its terms, Shares have actually been issued, restrictions imposed on the Shares, if any, have been removed, and the Shares are entered upon the records of the duly authorized transfer agent of the Company. The recipient of a Award (other than Options and SARs) may be entitled to receive Dividend Equivalents, and the Committee may provide that such amounts (if any) shall be deemed to have been reinvested in additional Shares or otherwise reinvested and subject to vesting and forfeiture to the same extent as the underlying Award; provided, however, that Dividend Equivalents shall only become payable if and to the extent the underlying Award vests, regardless of whether or not vesting is contingent upon continued employment, the achievement of Performance Goals, or both.
9.7. Termination of Employment or Service. Each Award Agreement shall set forth the terms relating to the treatment of an Award in the event of a Participant's termination of employment or service, including, without limitation, the extent to which the right to vest, exercise or receive payout of an Award may continue following termination of the Participant's employment or service with the Company and its Subsidiaries, including due to death or Disability, and any forfeiture provisions. Such provisions shall be determined by the Committee in its discretion, shall be included in the Award Agreement applicable to a Participant, need not be uniform among all Awards or among all Participants and may reflect distinctions based on the reasons for termination of employment or service.
9.8. Effect of Change in Status. The Committee shall have the discretion to determine the effect upon an Award, in the case of (i) any individual who is employed with, or engaged by, an entity that ceases to be a Subsidiary, (ii) any leave of absence approved by the Company or a Subsidiary, (iii) any change in the Participant's status from an Employee to a Consultant, or vice versa, and (iv) at the request of the Company or a Subsidiary, any Participant who becomes employed by any partnership, joint venture, corporation or other entity not meeting the requirements of a Subsidiary.
Article 10. Change of Control
Unless specifically prohibited by the Plan or unless the Committee provides otherwise prior to the Change of Control, upon the occurrence of a Change of Control and a termination of a Participant's employment or service with the Company or a Subsidiary without Cause on or before the occurrence of the two year anniversary of the occurrence of a Change of Control:
(a) Any restrictions imposed on RSUs shall be deemed to have expired;
(b) With respect to all outstanding Awards of Performance Units and other performance-based Awards, the Committee (i) shall determine the greater of (x) the payout at the target number of Performance Units granted for the entire Performance Period and (y) the payout based upon the actual performance level attained as of the last day of the calendar quarter immediately prior to the date of the Participant's termination without Cause, in either case, after giving effect to the accumulation of Dividend Equivalents, and (ii) shall pay to the Participant the greater of such amounts, prorated based upon the number of complete and partial calendar months within the Performance Period which have elapsed as of the date of the Participant's termination without Cause. Payment shall be made in cash or in shares, as determined by the Committee;
(c) Any and all outstanding and unvested Options and SARs shall become immediately exercisable; and
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(d) Any restrictions imposed on any and all outstanding and unvested Other Awards shall be deemed to have expired.
Article 11. Corporate Transactions.
11.1. Assumption or Replacement of Awards by Successor. In the event of a Change of Control, any or all outstanding Awards may be assumed or replaced by the successor entity, which assumption or replacement shall be binding on all Participants. In the alternative, the successor entity may substitute equivalent Awards or provide substantially similar consideration to Participants as was provided to shareholders of the Company (after taking into account the existing provisions of the Awards). In the event such successor entity refuses to assume, replace or substitute Awards, as provided above, pursuant to a Change of Control, then notwithstanding any other provision in this Plan to the contrary, such Awards shall have their vesting accelerate as to all Shares subject to such Awards immediately prior to the Change of Control unless otherwise determined by the Board and then such Awards will terminate. In addition, in the event such successor entity refuses to assume, replace or substitute Awards, as provided above, the Committee will notify Participants in writing that such Awards will be exercisable for a period of time determined by the Committee in its discretion, and such Awards will terminate upon the expiration of such period. Awards need not be treated similarly in a Change of Control. Except as provided in Article 10 and in this Section 11.1, the vesting, payment, purchase or distribution of an Award may not be accelerated by reason of a Change of Control.
11.2. Assumption of Awards by the Company. The Company, from time to time, also may substitute or assume outstanding awards granted by another company, whether in connection with an acquisition of such other company or otherwise, by either; (a) granting a Substitute Award; or (b) assuming such award as if it had been granted under this Plan if the terms of such assumed award could be applied to an Award granted under this Plan.
Article 12. Amendment, Modification and Termination
12.1. Amendment, Modification and Termination. The Board may, at any time and from time to time, alter, amend, suspend or terminate the Plan in whole or in part; provided, however, that no amendment which requires shareholder approval in order for the Plan to comply with Section 422 of the Code, Section 303A.08 of the New York Stock Exchange Listed Company Manual, or any other applicable law, regulation or rule, shall be effective unless such amendment shall be approved by the requisite vote of the shareholders.
12.2. Awards Previously Made. No termination, amendment or modification of the Plan shall adversely affect in any material way any outstanding Award, without the written consent of the Participant holding such Award unless such termination, modification or amendment is required by applicable law.
Article 13. Tax Withholding
The Company or a Subsidiary, as appropriate, may require any individual entitled to receive a payment of an Award to remit to the Company, prior to payment, an amount sufficient to satisfy any applicable tax withholding requirements. In the case of an Award payable in Shares, the Company or a Subsidiary, as appropriate, may permit or require a Participant to satisfy, in whole or in part, the obligation to remit taxes by directing the Company to withhold Shares that would otherwise be received by the individual, or may repurchase Shares that were issued to the Participant, to satisfy any applicable federal, state, local or foreign tax withholding requirements, including up to the maximum permissible statutory tax rate for the applicable tax jurisdiction, in accordance with applicable law and pursuant to any rules that the Company may establish from time to time. The Company may establish procedures to allow Participants to satisfy such withholding obligations through a net share settlement procedure or the withholding of Shares subject to the applicable Award. The Company or a Subsidiary, as appropriate, shall also have the right to deduct from all cash payments made to a Participant (whether or not the payment is made in connection with an Award) any applicable taxes required to be withheld with respect to payments under the Plan.
Article 14. General Provisions
14.1. Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall be deemed gender-neutral (i.e., inclusive of all genders, gender identities or expressions of gender), the plural shall include the singular and the singular shall include the plural.
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14.2. Headings and Severability. The headings of Articles and Sections herein are included solely for convenience of reference and shall not affect the meaning of any of the provisions of the Plan. In the event any Plan provision shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining Plan provisions, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.
14.3. Successors. All Company obligations with respect to Awards, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business or assets of the Company.
14.4. No Right to Employment or Engagement. Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant's employment or engagement at any time, for any reason or no reason in the Company's discretion, nor confer upon any Participant any right to continue in the employ or service of the Company or any Subsidiary.
14.5. Participation. No Employee shall have the right to be selected to receive an Award, or, having been so selected, to be selected to receive a future Award.
14.6. Requirements of Law. The making of Awards and the issuance of Shares shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required. The Company shall not be required to issue or deliver any certificates or make any book entries evidencing Shares pursuant to the exercise or vesting of any Award, unless and until the Board or the Committee has determined, with advice of counsel, that the issuance of such Shares is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any exchange on which the Shares are listed or traded, and the Shares are covered by an effective registration statement or applicable exemption from registration. In addition to the terms and conditions provided in the Plan, the Board or the Committee may require that a holder make such reasonable covenants, agreements, and representations as the Board or the Committee deems advisable in order to comply with any such laws, regulations, or requirements.
Notwithstanding any other provision set forth in the Plan, if required by the then-current Section 16 of the Exchange Act, any "derivative security" or "equity security" offered pursuant to the Plan to any Insider may not be sold or transferred within the minimum time limits specified or required in such rule, except to the extent Rule 16b-3 exempts any such sale or transfer from the restrictions of Section 16 of the Exchange Act. The terms "equity security" and "derivative security" shall have the meanings ascribed to them in the then-current Rule 16a-1 under the Exchange Act.
14.7. Securities Law Compliance. With respect to Insiders, Plan transactions are intended to comply with all applicable conditions of the Federal securities laws. To the extent any Plan provision or action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.
14.8. Governing Law. To the extent not preempted by Federal law, the Plan, the Award Agreements and all agreements thereunder, shall be construed in accordance with, and subject to, the laws of the State of Missouri applicable to contracts made and to be entirely performed in Missouri and wholly disregarding any choice of law provisions that might otherwise be contrary to this express intent.
14.9. Effect on Other Benefits. No payment pursuant to the Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any affiliate except to the extent otherwise expressly provided in writing in such other plan or an agreement thereunder.
14.10. Unfunded Plan. The Plan is intended to be an unfunded plan for incentive compensation. With respect to any payments not yet made to a holder pursuant to an Award, nothing contained in the Plan or any Award Agreement shall give the holder any rights that are greater than those of a general creditor of the Company or any affiliate.
14.11. Recoupment.
(a) Notwithstanding anything in the Plan to the contrary, all Awards shall be subject to the Company’s Executive Compensation Recoupment Policy, to the extent applicable, and any other applicable clawback, recoupment
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or other similar policy that the Board or Committee may adopt at any time (each, a “Policy”), notwithstanding any provision of an employment agreement or other agreement to the contrary. All Awards shall be subject to potential cancellation, recoupment, rescission, payback or other action in accordance with the terms of such Policy. To the extent that the terms of this Plan and such Policy conflict, the terms of such Policy shall prevail.
(b) Unless otherwise set forth in the applicable Award Agreement, by accepting an Award under the Plan, the Participant thereby: (i) agrees to be bound by the terms and conditions of any confidentiality, nonsolicitation, noncompetition or invention assignment provisions in the applicable Award Agreement, (ii) acknowledges and agrees that the Company would have not granted such Award in the absence such terms and conditions, (iii) represents and warrants that the Participant will remain in full compliance with such terms and conditions, (iv) agrees to make or cause to be made any payments required pursuant to a Policy, (v) agrees that the Company may deduct from, and set-off against, any amounts owed to the Participant by the Company or any Subsidiary (including, without limitation, amounts owed as wages, bonuses, severance, or other fringe benefits) to the extent of the amount owed by the Participant to the Company pursuant to a Policy and (vi) agrees and consents to the Company’s application, implementation and enforcement of  (A) any Policy established by the Company that may apply to the Participant and (B) any provisions of applicable law relating to cancellation, rescission, payback or recoupment of compensation, and expressly agrees that the Company and the Committee or Board may take such actions as are necessary to effectuate any Policy or applicable law without further consent or action being required by the Participant.
(c) An Award Agreement evidencing an Award under the Plan as to which this Section 14.11 applies shall provide the applicable Participant with a reasonable period of time following the date of such Participant’s receipt of such Award Agreement to refuse acceptance of such Award if the Participant disagrees with any of the terms and conditions of this Section 14.11. If a Participant refuses acceptance of an Award, the Award will be immediately forfeited, the Participant will have no further rights with respect to such Award, and the shares of Common Stock underlying such Award shall again be available for grant under the Plan.
14.12. Award Agreement. In the event of any conflict or inconsistency between the Plan and any Award Agreement, the Plan shall govern and the Award Agreement shall be interpreted to minimize or eliminate any such conflict or inconsistency.
Article 15. Compliance with Section 409A of the Code.
The parties intend that Plan payments and benefits comply with Section 409A to the extent it applies or an exemption therefrom, and, accordingly, to the maximum extent permitted, the Plan shall be interpreted and be administered to be in compliance therewith. Any payments described in the Plan that are due within the "short-term deferral period" as defined in Section 409A shall be paid prior to the 15th day of the third month of the calendar year immediately following the calendar year in which any applicable restrictions lapse and shall not be treated as deferred compensation unless applicable law requires otherwise. Notwithstanding anything to the contrary in the Plan: (i) no payment or distribution under this Plan that constitutes an item of deferred compensation under Section 409A and becomes payable by reason of a Participant's termination of employment or service with the Company will be made to such Participant until such Participant's termination of employment or service constitutes a "separation from service" under Section 409A; and (ii) to the extent required in order to comply with Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided during the six (6) month period immediately following the Participant's termination of employment shall instead be paid on the first business day after the date that is six (6) months following the Participant's separation from service (or upon the Participant's death, if earlier). In addition, for Plan purposes, each amount to be paid or benefit to be provided to the Participant pursuant to the Plan, which constitute deferred compensation subject to Section 409A, shall be construed as a separate identified payment for purposes of Section 409A. For any Plan payment that constitutes "non-qualified deferred compensation" under Section 409A, to the extent required to comply with Section 409A, a Change of Control shall be deemed to have occurred with respect to such payment only if a change in the ownership or effective control of the Company or a change in ownership of a substantial portion of the assets of the Company shall also be deemed to have occurred under Section 409A. The Company makes no representation that any or all of the payments or benefits described in this Plan will be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to any such payment. A Participant shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A.

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Article 16. Definitions
Whenever used in the Plan, the following terms shall have the meanings set forth below and, when such meaning is intended, the initial letter of the word is capitalized:
"Approved Member" shall mean the individuals who, as of the Effective Date, constitute the Board and subsequently elected members of the Board whose election is approved or recommended by at least a majority of such current members or their successors whose election was so approved or recommended (other than any subsequently elected members whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board).
"Award" shall mean, individually or collectively, an Award of RSUs, Performance Units, NQSOs, ISOs, SARs or any other type of Award permitted under Article 8.
"Award Agreement" shall mean any written or electronic agreement or document evidencing any Award granted by the Committee, which may, but need not, be signed or acknowledged by the Company or a Participant as determined by the Committee. Award Agreements shall, in the discretion of the Committee, contain such terms and conditions that are not inconsistent with the terms of the Plan.
"Board" shall mean the Board of Directors of the Company.
"Cause" shall mean (unless otherwise expressly provided in the applicable Award Agreement, or another applicable contract with the Participant that defines such term for purposes of determining the effect that a "for cause" termination has on the Participant's Awards) the termination of a Participant's employment or service with the Company in connection with:
(a) any willful and continued failure or refusal of a Participant to substantially perform the duties required of the Participant as an employee of the Company (other than any such failure resulting from the Participant’s Disability or incapacity due to bodily injury or physical or mental illness), except that the Company’s failure to achieve performance or strategic targets, goals or initiatives cannot be the sole factor in determining the Participant’s failure to substantially perform Participant’s duties;
(b) a Participant's conviction of, or a plea of nolo contendere to, a felony or misdemeanor involving moral turpitude (other than any traffic-related offense); or
(c) any willful and material violation by the Participant of any law or material written policy of the Company that could reasonably be expected to have a substantial adverse impact on the business of the Company or any of its Subsidiaries;
provided that in all events the Company must provide the Participant written notice of the alleged existence of Cause within 45 days following the event or condition allegedly constituting Cause and Cause will only be deemed to exist if the relevant event or condition is not substantially cured (if susceptible of cure) within 30 days following the Participant’s receipt of such notice, or in the event such Cause is not susceptible to cure within such 30-day period, the Company reasonably determines that the Participant has not taken all reasonable steps within such 30-day period to cure such Cause as promptly as practicable thereafter. No act or failure to act on the Participant’s part will be considered “willful” unless it is done or omitted by the Participant in bad faith or without reasonable belief that the Participant’s action or omission was in, and not opposed to, the best interests of the Company. Any determinations made by the Committee under the Plan with respect to the existence of Cause shall be subject to de novo review in the event of any legal proceeding between the Company or any Subsidiary and Participant and any determinations made by the Committee under the Plan with respect to the existence of Cause shall be made by the Committee reasonably and in good faith. A termination for Cause shall be deemed to occur (subject to reinstatement upon a contrary final determination by the Committee) on the later of (i) the date on which the Company or any affiliate first gives written notice to the Participant of a finding of termination for Cause or (ii) the expiration of any applicable cure period during which the Participant fails to remedy the circumstances triggering Cause.

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"Change of Control" shall mean the occurrence of any of the following events.
(a) the acquisition by any Person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act and the applicable rulings and regulations thereunder) of 35% or more of the Common Stock;
(b) the consummation after approval by the shareholders of the Company of either (i) a plan of complete liquidation or dissolution of the Company or (ii) a merger, amalgamation or consolidation of the Company with any other corporation, the issuance of voting securities of the Company in connection with a merger, amalgamation or consolidation of the Company, a sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another corporation (each, a "Business Combination"), unless, in each case of a Business Combination, immediately following such Business Combination, all or substantially all of the individuals and entities who were the beneficial owners of the Common Stock issued and outstanding immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then outstanding shares of common stock and more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Common Stock; or
(c) the failure for any reason of the Approved Members to constitute at least a majority of the Board.
With respect to any Award that is subject to Section 409A and payment is to be accelerated in connection with the Change of Control, solely for purposes of determining the timing of payment, no event(s) set forth in clauses (a), (b) or (c) above shall constitute a Change of Control for purposes of this Plan unless such event(s) also constitutes a "change in the ownership", "change in the effective control" or a "change in the ownership of a substantial portion of the assets" of the Company as defined under Section 409A.
For purposes of the definition of "Change of Control," a "Person" shall mean any person, entity or "group" within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, except that such term shall not include (a) Bunge International Limited, (b) any member of the Company and its Subsidiaries, (c) a trustee or other fiduciary holding securities under an employee benefit plan of any member of the Company and its Subsidiaries, (d) an underwriter temporarily holding securities pursuant to an offering of such securities or (e) an entity owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of shares of the Company
"Code" shall mean the Internal Revenue Code of 1986, as such is amended from time to time, including any applicable regulations, and any reference to a section of the Code shall include any successor provision of the Code.
"Committee" means the Compensation Committee of the Board.
"Common Stock" means the common registered shares of the Company, par value $.01 per share.
"Company" means Bunge Global SA, a Swiss company, or any successor thereto as provided in Section 14.3.
"Consultant" shall mean any natural person engaged by the Company or a Subsidiary to render services, but who is not an Employee provided, that a Consultant will include only those persons to whom the issuance of Common Stock may be registered under Form S-8 under the Securities Act.
"Director" means any individual who is a member of the Board.
"Disability" mean for (a) Participants covered by the long term disability plan of the Company or a Subsidiary, disability as defined in such plan; and (b) for all other Participants, a physical or mental condition of the Participant resulting from bodily injury, disease or mental disorder which renders the Participant incapable of continuing the Participant's usual or customary employment or service with the Participant's employer or service recipient for a period of not less than six consecutive months. The disability of the Participant shall be determined by the Committee in good faith after reasonable medical inquiry, including consultation with a licensed physician as
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chosen by the Committee, and a fair evaluation of the Participant's ability to perform his or her duties. Notwithstanding the previous two sentences, with respect to an Award that is subject to Section 409A where the payment or settlement of the Award will accelerate upon termination of employment or service as a result of the Participant's Disability, solely for purposes of determining the timing of payment, no such termination will constitute a Disability for purposes of the Plan or any Award Document unless such event also constitutes a "disability" as defined under Section 409A.
"Dividend Equivalent" means, with respect to Shares subject to Awards, a right to an amount equal to dividends declared on an equal number of issued and outstanding Shares.
"Effective Date" was originally effective as of May 26, 2016. The current amendment and restatement of the Plan became effective on May 21, 2020, subject to approval by the shareholders at the 2020 Annual Meeting.
"Employee" means each employee of the Company or any Subsidiary.
"Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.
"Exchange Program" means a program pursuant to which outstanding Awards are surrendered, cancelled or exchanged for cash, the same type of Award or a different Award (or combination thereof).
"Exercise Period" means the period during which a SAR or Option is exercisable, as set forth in the related Award Agreement.
"Exercise Price" means the price at which a Share may be purchased by a Participant pursuant to an Option or SAR, as determined by the Committee and set forth in an Award Agreement. Other than in connection with Substitute Awards, the exercise price per Share shall not be less than 100% of the Fair Market Value of a Share on the date an Option or SAR is granted.
"Fair Market Value" of a Share as of any date means the average of the highest and lowest sale prices of the Common Stock n the date of determination (or the mean of the closing bid and asked prices for the Common Stock if no sales were reported) as reported by the New York Stock Exchange or other domestic stock exchange on which the Common Stock is listed. If the Common Stock is not listed on a domestic stock exchange, Fair Market Value will be determined by such other method as the Committee determines in good faith to be reasonable and in compliance with Section 409A. If the determination date for the Fair Market Value occurs on a weekend, holiday or other non-Trading Day, the Fair Market Value will be the price as determined above on the immediately preceding Trading Day, unless otherwise determined by the Committee. The determination of Fair Market Value for purposes of tax withholding may be made in the discretion of the Committee subject to applicable laws and is not required to be consistent with the determination of Fair Market Value for other purposes. For purposes of achieving an exemption from Section 409A in the case of affected Participants subject to Section 409A, Fair Market Value shall be determined in a manner consistent with Section 409A.
"Indemnifiable Person" shall have the meaning set forth in Section 2.5.
"Incentive Stock Option" or "ISO" means an option to purchase Shares, granted under Article 7, which is designated as an ISO and satisfies the requirements of Section 422 of the Code.
"Insider" means an Employee who is, on the relevant date, an officer, Director or ten percent (10%) beneficial owner of the common shares, as contemplated by Section 16 of the Exchange Act.
"Nonqualified Stock Option" or "NQSO" means an option to purchase Shares, granted under Article 7, which is not intended to be an ISO.
"Option" means an ISO or a NQSO.
"Participant" means an Employee or Consultant who holds an outstanding Award.
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"Performance Goals" means, any of the general performance objectives, selected by the Committee and specified in an Award Agreement, from among the performance criteria set forth on Schedule A hereto, either individually, alternatively or in any combination, applied to the Company as a whole or any Subsidiary, business unit, division, segment, product line, or function or any combination of the foregoing, either individually, alternatively, or in any combination, on a GAAP or non-GAAP basis, and measured, to the extent applicable, on an absolute basis or relative to a pre-established target, to determine whether the performance goals established by the Committee with respect to an applicable Award has been achieved. The Performance Goals shall be determined in accordance with generally accepted accounting principles (subject to adjustments and modifications for specified types of events or circumstances approved by the Committee in advance) consistently applied on a Subsidiary, business unit, division, segment, product line, function or consolidated basis or any combination thereof. Adjustment events include (i) asset write-downs; (ii) litigation or claim judgments or settlements; (iii) the effect of changes in tax laws, accounting principles or other laws or provisions affecting reported results; (iv) charges for any reorganization and restructuring programs; (v) unusual or infrequent charges or losses as described in Accounting Standards Codification 225-20-20 or elements of adjusted income in the management's discussion and analysis of financial condition and results of operations appearing in the Company's annual report to shareholders for the applicable year; (vi) the impact of acquisitions or divestitures; (vii) foreign exchange gains and losses and (viii) gains or losses on asset sales.
"Performance Period" means the period of time during which the Performance Goals will be measured to determine what, if any, Performance Units have been earned. A Performance Period shall, in all cases, be at least twelve (12) months in length.
"Performance Unit" means the right of a Participant to receive cash or Shares, upon achievement of the Performance Goals, in accordance with the Plan.
"Restricted Stock Unit" or "RSU" means an Award to a Participant covering a number of Shares that at a later date may be settled in cash, or by issuance of those Shares.
"Section 409A" means Section 409A of the Code.
"Share" means a share of Common Stock.
"Stock Appreciation Right" or "SAR" means a right, granted alone or in connection with a related Option, designated as a SAR, to receive a payment on the day the right is exercised, pursuant to Article 7. Each SAR shall be denominated in terms of one Share.
"Subsidiary" means any corporation that is a "subsidiary corporation" of the Company as that term is defined in Section 424(f) of the Code.
"Substitute Awards" shall mean Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, by a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.

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Schedule A

FINANCIAL PERFORMANCE MEASURES
accounts payable
accounts receivable
cash flow
cash-flow return on investment
cash value added
days cash cycle
days sales outstanding
debt
earnings before interest and tax (EBIT)
earnings before interest, tax depreciation and
amortization (EBITDA)
earnings per share
earnings per share from continuing operations
economic value added
effective tax rate
free cash flow
impairment write offs
income from continuing operations (net income
after minority interests) interest coverage	margin
market capitalization
net financial debt
net sales
operating cash flow
operating earnings before asset impairment
operating profit
pre-tax income
return on equity
return on invested capital
return on net assets
return on tangible net assets
return on tangible net worth
revenue growth
selling general and administrative expenses
share price
total shareholder return
relative total shareholder return
value at risk
working capital
NON-FINANCIAL PERFORMANCE MEASURES
amount of inventory brand recognition customer/supplier satisfaction days of inventory diversity and/or succession goals or implementation employee turnover energy usage headcount product quality	loading time/days loading market share productivity/efficiency quality recruiting risk management safety/environment satisfaction indexes talent development turn around time volumes

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APPENDIX C — SWISS STATUTORY NON-FINANCIAL MATTERS REPORT
Bunge Global SA's ("Bunge's" or the "Company's") shareholders approved, at an extraordinary general meeting held on October 5, 2023, a proposal which effectively changed the Company’s place of incorporation and residence from Bermuda to Switzerland (the “Redomestication”). The Redomestication became effective on November 1, 2023 and allowed for a multitude of benefits, including the alignment of Bunge’s corporate legal structure and commercial operations, a more central location within our major markets and with balanced corporate governance requirements, a more sophisticated financial and commercial infrastructure and a stable and well-developed legal system. Following the Redomestication, the Swiss Code of Obligations (“Swiss Code”) requires the Company to put to a shareholder vote certain proposals that were previously not required under Bermuda law. Accordingly, Bunge’s 2024 proxy statement contains additional, new proposals, including an advisory vote on a Non-Financial Matters Report. This Non-Financial Matters Report is prepared in accordance with the requirements of article 964a-c of the Swiss Code and covers the performance and impact of Bunge’s business in financial year 2023. While the Company only became subject to the requirements of the Swiss Code following the Redomestication effective November 1, 2023, the Company is electing to voluntarily designate the timeframe for this report as starting on January 1, 2023 and ending December 31, 2023.
Additionally, the Company remains subject to U.S. Securities and Exchange Commission (“SEC”) reporting requirements, the mandates of the Sarbanes-Oxley Act and the corporate governance requirements of the New York Stock Exchange (“NYSE”), and we continue to report our financial results in U.S. dollars and under U.S. GAAP. You are encouraged to refer to "Item 1A. Risk Factors" in the Company's 2023 Annual Report available at investors.bunge.com/governance/governance-document.
Business Introduction
With more than two centuries of history, Bunge works to bring quality food to the table, increase sustainability where it operates, strengthen global food security and help affected communities thrive. Our registered office is in Geneva, Switzerland, and our corporate headquarters is in St. Louis, Missouri (USA). We have around 23,000 employees working in more than 300 facilities located in more than 40 countries. Bunge buys, sells, stores and transports oilseeds and grains to serve customers around the world; processes oilseeds to make protein meal for animal feed and edible oil products for commercial customers and consumers; mills wheat, corn and others grains to make ingredients used by food companies; and sells fertilizers in South America. More details on Bunge’s business model, financial performance, and incorporation can be found in the Company’s 2023 Annual Report available at investors.bunge.com/governance/governance-document.
On November 1, 2023, we completed the Redomestication, and as a result, Bunge is incorporated under Swiss law as a stock corporation (Aktiengesellschaft) and domiciled in Geneva, Switzerland. Bunge is recorded in the Commercial Register of the Canton of Geneva with enterprise registration number CHE-318.451.510. Our registered office and principal executive offices are located at Route de Florissant 13, 1206 Geneva, Switzerland. Our corporate headquarters is located at 1391 Timberlake Manor Parkway, Chesterfield, Missouri, 63017, United States of America. As a Swiss corporation, and following the Redomestication Bunge is required under Swiss law to prepare this report covering certain non-financial matters, including environmental matters (in particular the carbon reduction goals), social issues, employee-related issues, respect for human rights, and combating corruption. Bunge’s public reporting on environmental, social and governance (“ESG”) matters conforms with internationally recognized frameworks and standards, the details of which are captured in the Company’s corporate sustainability reports which are periodically published to disclose additional information on Bunge’s ESG strategy, initiatives, performance, and other disclosures which cover matters outside the requirements of article 964a-c of the Swiss Code.
Reporting Boundaries
Bunge adopts a materiality-based approach to sustainability disclosure. The sustainability topics described in this report are the topics identified in our latest materiality assessment as having the greatest importance to our stakeholders and which constitute Bunge’s greatest impact on the environment and society. See "Materiality and Stakeholder Engagement" section on the following page.
Unless otherwise noted, disclosures on ESG matters: (a) comply with applicable laws and regulations, (b) align with financial reporting boundaries, and (c) encompass the Company’s own operations and supply chains. Both greenhouse
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gas ("GHG") emissions (for Scopes 1 & 2) which are reported in compliance with the GHG Protocol, and environmental factors such as water, waste and energy, apply to approximately 90 industrial operations facilities which account for the material part of the Company’s emissions and natural resource consumption. Another example of a material sustainability topic boundary includes Bunge’s actions to eliminate deforestation in accordance with its commitment to have deforestation-free supply chains in 2025. For these metrics, the boundary is applicable to the commodities and geographies where deforestation is accepted to be of greater risk. This principally means the sourcing geographies around the world for palm oil, and the regions of South America where soybean expansion is most focused (the Cerrado of Brazil, and the Gran Chaco of Argentina and Paraguay).
Sustainability at Bunge
Bunge believes sustainability is critical to our business. While we have consistently incorporated ESG factors into Bunge’s strategy and operations, we have intensified our efforts in light of new consumer trends, risks arising from factors such as climate change, stakeholder engagement, and the emerging commercial opportunities in the low carbon market. We integrate ESG factors into nearly every area of our business, from how we evaluate new growth markets, plan and develop our strategic goals, compensate our employees and operate our facilities, to how we engage with our customers, suppliers, employees, communities, shareholders and other stakeholders. We encourage Bunge leadership around the globe to embrace sustainable decision-making across our value chains built on a foundation of ethical leadership, accountability and environmental stewardship. Our key areas of growth, comprising expansion of our oilseed processing and origination capabilities, production of renewable feedstocks, increasing our plant lipids portfolio and development of new plant-based protein ingredients, are not only core to our business strategy but also a testament to the alignment of sustainability with our corporate vision.
A key feature of our sustainability strategy is to leverage Bunge’s position in the value chain and its experience delivering sustainable solutions to stakeholders in order to collaboratively promote industry-wide transformation. Bunge has been a founder and active member of industry associations and platforms to find practical solutions to certain sustainability challenges, such as climate change, land use change, human rights and biodiversity. More information on our participation in associations and our impact can be found in our sustainability report available at bunge.com/sustainability.
We are committed to eliminating native vegetation conversion associated with agricultural commodity production and trade in 2025 – a commitment that was established in 2015 and serves as a guide for sector alignment. We intend to build on our shared efforts, working with governments, farmers, and other key stakeholders in our supply chains, to identify opportunities for public-private collaboration focused on eliminating commodity-driven deforestation.
Bunge's vision is to build 21st century value chains that are integrated from farm to consumer, traceable and verifiable, and have a positive impact on the planet. Our company is committed to adopting policies that reflect this vision across our business and supply chains, and to collaborating with stakeholders and other value chain participants. Bunge adopts sustainability commitments and practices for our value chains. To address today's challenges and contribute to the solutions ahead, we set sustainability goals, incorporating activities and commitments that will support robust action on climate change, promote responsible supply chains and provide accountability for everything we do. We rely on an open dialogue between stakeholders, farmers, civil society, customers, partners, non-governmental organizations (“NGOs”) and governments so that we can promote actions that help support sustainable agriculture.
Materiality and Stakeholder Engagement
Bunge conducted its most recent materiality assessment from November to December 2022 which was endorsed by executive leadership and the Board of Directors. The assessment was carried out by a multi-stakeholder and cross-functional committee (hereinafter, the “sustainability committee”) comprising approximately 100 individuals from Bunge’s global operations, including but not limited to sustainability, legal, controlling, commercial, human resources, and communications teams, representing a range of core commodities, geographies and experiences. The subsequent findings were published in Bunge’s 2023 Global Sustainability Report available at bunge.com/sustainability. The Company believes that with respect to financial year 2023, there are no material changes to the material topics identified during our 2022 materiality assessment.
On June 13, 2023 we entered into a Business Combination Agreement (“BCA”) with Viterra Limited (“Viterra”) and its shareholders, including certain affiliates of Danelo Limited (“Glencore”), Canada Pension Plan Investment Board
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Monroe Canada Inc. (“CPPI”), Venus Investment Limited Partnership (“BCI”), and Ocorian Limited in its capacity as trustee of the Viterra Employee Benefit Trust (together with Viterra, the “Sellers”), to acquire Viterra in a stock and cash transaction (the “Viterra Transaction”). On October 5, 2023, over 98.65% of our shareholders approved the business combination with Viterra, which remains subject to customary closing conditions, including receipt of required regulatory approvals. We expect to consider a renewed materiality assessment for the combined company after the closing of the Viterra Transaction.
External stakeholder engagement is a continuous process at Bunge and was a key input into the materiality assessment. Stakeholders consulted include customers, investors, NGO’s representing various levels of civil society, government regulators industry associations, and local communities. These represent the groups which have a more consistent engagement with Bunge’s business and operations, and to whom we have more frequent and impactful interactions. We track the interactions with most of these stakeholders to understand and assess the frequency with which certain topics arise. A series of workshops were conducted in 2022 and 2023 with external stakeholders on various ESG matters to ensure that our material topics and overall sustainability strategy are aligned with their expectations and concerns.
Methodology
The starting point for Bunge’s 2022 materiality assessment involved an aggregation of the material topics recommended by ESG disclosure frameworks and ratings agencies, such as SASB, the S&P Corporate Sustainability Assessment (DJSI), MSCI, ISS and Sustainalytics. Judgement was applied by the sustainability committee to remove topics that were determined to be non-material for our industry. A series of workshops were used to evaluate each individual material topic on the basis of its relevance to Bunge’s stakeholders – both internal and external – as well as the Company’s ability to influence the impact of those topics on society and the environment. An additional lens was included to subjectively assess whether the topics posed a material financial, reputational, or physical risk to Bunge.
Outcome
Bunge has identified nine primary topics which, in our evaluation of our business operations, impact nature and society:
Primary environmental topics:
•GHG footprint
•Carbon solutions
•Deforestation
Primary social topics:
•Human rights and social impact
•Safety at work
•Inclusion and belonging
•Human capital
Primary governance topics:
•Corporate governance
•Business ethics
These primary material topics are summarized and disclosed as per the following sections of this report:
•Climate Change
•Environmental Matters
•Social Matters
•Anti-Corruption Matters

Sustainability Governance – Overview
Bunge’s five Board committees oversee Bunge’s governance, compensation, risk management and sustainability practices, including climate-related risks and opportunities:
•Oversight of sustainability at Bunge is led by the Sustainability and Corporate Responsibility Committee and specific related sustainability responsibilities are integrated across other Board committees. The
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Sustainability and Corporate Responsibility Committee oversees and provides input on the development of sustainability and corporate social responsibility policies, strategies and programs of the Company.
•The Corporate Governance and Nominations Committee has the overall responsibility for overseeing, among other things, Bunge’s governance frameworks and board practices, as well as the identification of qualified board candidates with the appropriate skills, diversity and experience to oversee Bunge’s business.
•The Human Resources and Compensation Committee oversees our compensation framework, governance, guidelines and performance criteria, which includes ESG and human capital metrics. It also oversees initiatives and policies related to belonging and inclusion, workforce environment and culture.
•The Enterprise Risk Management Committee evaluates climate-related risks and exposures in connection with its periodic review of other enterprise risks facing the Company, and management's risk mitigation strategies.
•The Audit Committee evaluates trends and developments in non-financial reporting practices and requirements which impact the Company's regulatory filings, including ESG disclosures.
Members of our executive leadership team are directly involved in the development and execution of our sustainability strategy, which includes the management of climate-related risks and opportunities. Below are some highlights of their involvement and responsibilities:
•Our Chief Executive Officer ("CEO") is the final arbiter in the management of sustainability strategy, risks and opportunities, and helps to set the overall vision for the Company.
•Our Co-Presidents of Agribusiness oversee the commercial and industrial operations of the business, with management over the sustainability opportunities from products and services, and the implementation of sustainability commitments within the multiple value chains of the enterprise.
•Our President of Food Solutions oversees the sustainability solutions for key global customers in Bunge’s food and ingredients business, particularly in tropical and edible oils.
•Our Chief Financial Officer (our “CFO”) is the management lead of the Audit Committee. The CFO provides overall guidance and strategic input into financial opportunities and risks associated with sustainability issues, as well as oversight of Bunge’s sustainability-linked credit facilities.
•Our Chief Human Resources Officer (our “CHRO”) is the management lead of the Human Resources and Compensation Committee. The CHRO oversees the embedding of ESG metrics—such as emissions performance and safety—into the compensation of Bunge employees. The CHRO also leads the diversity, equity and inclusion strategy, along with the talent development programs throughout the business.
•Our Chief Risk Officer (our “CRO”) is the management lead of the Enterprise Risk Management Committee. The CRO oversees the enterprise risk management process of the Company, with the inclusion of climate-related risks and opportunities and their impacts on the business strategy, operations and investments.
•Our Chief Transformation Officer assesses long-term business growth strategy and opportunities, and considers the sustainability impact they may have.
•Our Chief Legal Officer (our “CLO”) is the management lead of the Corporate Governance and Nominations Committee. The CLO manages legal and ethical risks and regulatory compliance of the business.
•Our Chief Technology Officer oversees the global business transformation team and supports and enables technology solutions which align with our sustainability commitments, objectives and opportunities.
•Our Chief Sustainability Officer and Government Affairs (our “CSO”) is the management lead of the Sustainability and Corporate Responsibility Committee. The CSO leads a global team operating across multiple geographies and functions, which regularly engages business leadership to ensure Company-wide alignment with sustainability objectives and opportunities.
Over the past year, Bunge has established multiple cross-functional teams of subject matter experts focused on ESG matters, including human rights, climate, water and non-deforestation, in an effort to further embed sustainability throughout the Company. The teams meet regularly to discuss a range of topics that can help achieve our sustainability commitments and disclosures, or which might have a strategic, operational or financial impact on our business.
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We also believe it is important to hold ourselves accountable to public commitments on ESG matters. Performance-based sustainability goals are a component of the annual incentive bonuses paid to our executive team and over 7,000 of our employees. Our compensation framework is based on a pay-for-performance philosophy with payout now directly impacted by our attainment of certain sustainability targets, including emissions reduction progress and progress to deforestation-free supply chains.
Sustainability Strategy
We leverage our leadership, extensive knowledge of the industry, and our deeply rooted relationships with customers at both ends of the value chain to address the sustainability challenges facing the food, feed, and fuel supply chains in which we operate. We intend to address those challenges by, among other things, connecting farmers and our end customers as they seek to establish common approaches to overcome shared sustainability challenges. This means that the decisions we make — from strategy to investments to operations — look at the associated GHG impact and how it will shape our long-term climate ambitions. With a sustainability mindset, we can enhance our focus on decarbonization in both our operations and in our supply chains, continue providing low carbon solutions to our food, feed, and fuel customers, and ensuring climate-related risks are deeply embedded into our governance framework. We have a proud history of accomplishment that we are building on to realize our approach.
Our approach to setting our sustainability strategy involves finding a balance between understanding risk mitigation efforts against the sustainability risks identified through our materiality assessment and our enterprise risk management (“ERM”) process, as well as considering new business opportunities that emerge as a result of shifts in global market demands and national regulations. Sustainability strategy is principally managed by the CSO lead at Bunge, but execution of the strategy is typically carried out by the business including commercial divisions, business development and industrial operations teams.
For example, as we describe in greater detail in the section below, Bunge has identified climate change as a material risk to our business strategy, operations and investments. To mitigate against this risk, Bunge established science-based targets (“SBTs”) in 2021 that require us to decarbonize our operations and value chain by 2030 – by 25% for scopes 1 & 2, and by 12.3% for scope 3. We have been leveraging our SBTs and connecting with customers at both ends of the value chain to unlock valuable new growth opportunities. Bunge is actively engaged in supplying low carbon feedstock for renewable fuels, sourcing and supplying grains planted under regenerative agricultural practices, and supplying certified and verified deforestation-free grains and by-products, among other initiatives. These business objectives are a natural extension of our sustainability efforts and have been partly developed by applying a “climate lens” to our strategic decision-making.
Sustainability Risks & Opportunities
Risk management is a foundational part of developing and executing Bunge’s sustainability strategy. Since 2021 we have been deploying a quarterly ERM process that captures sustainability-related risks intended to manage exposure, support mitigation efforts, guide strategic investment and planning, and reduce operational costs. Risk management at Bunge is overseen by the Board of Directors-level Enterprise Risk Management Committee. ERM is overseen at the executive level by the CRO, who reports to our CEO with input from relevant teams and functions and is reported regularly to Bunge’s leadership and the Board of Directors. Overall execution is managed by the risk team and carried out throughout the business. The topics contained in this report are captured by our ERM framework and quantified where feasible.
We consider sustainability risks based on their potential magnitude of impact on Bunge’s operations, strategy, and financial well-being, as well as their likelihood. Despite the growing concern around sustainability-related risks such as climate change, human rights and deforestation and their salience in the business community, we believe that Bunge’s global operations and asset footprint in more than 40 countries is a strong risk mitigant. Therefore, we do not believe that sustainability-related risks at this time rise above our internal financial threshold to be considered financially material. However, we observe that some long-term trends that are difficult to predict at this time may add uncertainty to our assessment.
Sustainability opportunities are embedded in our business development strategy. When considering new areas of growth or investment into asset optimization, we endeavor to apply a “climate lens” to our decision-making so that we factor in how our commercial opportunities can meet new market demands and consumer trends. For example, our
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leading oilseed origination and processing capability has enabled growth into the renewable feedstock market, which is leading to the decarbonization of the fuel industry.
Climate Change
Addressing the causes and impacts of climate change remains one of the most important challenges facing the world today. According to the Intergovernmental Panel on Climate Change, agriculture accounts for as much as 25% of global GHG emissions when also considering factors such as land-use change. The food and agriculture industry therefore has an important role to play in terms of both mitigation and adaptation.
With the urgency of climate action greater than ever, we are committed to doing our part to find tangible solutions to the crisis and are scaling up our ambition. This means that the decisions we make – from strategy to investments to operations – look at the associated GHG impact and how it will shape our long-term climate ambitions.
Our decarbonization approach is focused on three key levers: (1) Reduce emissions in our direct operations and throughout our upstream supply chain in line with our SBTs; (2) leverage our leading grains, oilseeds and tropical oils footprint to create low carbon solutions for our customers leading to the decarbonization of the food, feed and fuel industries; and (3) build partnerships with others in the value chain to create scalable solutions that accelerate our shared climate commitments.
Reducing our Emissions
In 2021, we announced SBTs to reduce GHG emissions in our operations and throughout our value chains, in line with the ambitions of the 2015 Paris Climate Agreement. These targets are validated by the Science Based Targets Initiative (“SBTi”) aligned with a well-below 2°C pathway.
•For Scopes 1 and 2 (-25% by 2030): Investments have been identified with the potential to reduce the emissions from the plants within the Company’s reporting scope including boiler changes, cogeneration, and energy recovery. We are also pursuing renewable and low-carbon sources of electricity and in 2023 achieved more than 188k tons of carbon reductions via zero carbon electricity.
•For Scope 3 (-12% by 2030): The nature of the agriculture industry means that the largest majority of emissions are in the supply chain, outside of our direct control. For example:
◦Meeting our non-deforestation commitment in 2025, which could constitute over 65% of target achievement.
◦Enhancing logistics (e.g., marine, rail and trucking) by applying new cutting-edge technology that can optimize trade flows and will build stronger integration with logistics operations that have lower carbon footprints.
◦Pressing for a greater uptake of certified commodities. These are voluntary market instruments, and Bunge regularly purchases more certified products than end-customers demand.
◦Developing motivations and incentives and technical support for regenerative farming practices.
We have made good progress on our emissions goals. In 2022, we achieved a reduction of 10.3% for our Scope 1 & 2 target. This was largely driven by optimizations in our facilities, including replacement of boilers and other high-emissions sources. Another contributor includes the purchasing of zero- or low-carbon sources of electricity to electrify our plants.
We also achieved a reduction in Scope 3 emissions of 7.4%. This was driven by the greater uptake of certified deforestation-free commodities which carry a lower carbon footprint than conventional sources. We also continued progress on the implementation of our non-deforestation commitment.
As of the date of this report, results of the 2023 progress on our SBTs are pending final review and verification, and we anticipate a continued positive trend toward reductions in both the Scope 1 & 2 target and our Scope 3 target from our 2020 baseline.

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Low Carbon Solutions
As part of our strategic priorities, Bunge is focused on business opportunities that promote efforts to decarbonize the food, feed and fuel industries. Through these efforts we are creating projects with partners across our businesses and value chains, including:
•Replacing fossil diesel fuel: In our joint-venture with Chevron, we are increasing crush capacity and ramping up soybean oil production which Chevron can use to produce renewable diesel. Each unit of fossil diesel displaced by renewable diesel from soybean oil has ~40% reduction on full life carbon emissions, as per the Low Carbon Fuel Standard ("LCFS") scoring system1.
•Expanding in vegetable proteins: We are investing ~$550 million in a soy concentrate facility to cater to a rising demand for plant-based foods and meat extenders. Vegetable protein is less carbon intensive than animal-derived protein (one pound of beef is 10X more carbon intensive than the same pound of vegetable derived protein)2.
•Collecting and reprocessing used cooking oil ("UCO"): Through our joint-venture with Olleco, we will work with foodservice and manufacturing customers in Europe – excluding UK and Ireland – to ensure that UCO is efficiently collected and converted into transportation fuel with a ~70% reduction on full life emissions, as per the LCFS scoring system3.
•Developing high oil content cover crops: By investing in Cover Cress, we are supporting the scaling of sophisticated breeding and gene editing technology that converts field pennycress, a winter annual weed, into a cover crop4. It fits into existing corn and soybean rotations during the winter and can provide farmers with additional revenue while also offering the ecosystem the benefits of a cover crop, lower nitrogen losses, and an improvement in overall soil health. Also, the deployment of double-cropping at scale could lead to less pressure on native vegetation as it can alleviate demand for new cropland conversion.
•Supporting the uptake of regenerative agriculture practices: In 2022, Bunge began pilots of multiple regenerative agriculture projects in Europe, South America and North America, and expanded these programs throughout 2023. In partnership with customers and farmers, we’re helping to scale farming practices that will result in productive crop yields that put less pressure on the land and sequester CO2 into the soil. Over time, regenerative agriculture is expected to help companies including Bunge to meet their emissions goals while creating new income streams for farmers.
Climate Partnerships
Although we’ve taken steps to reduce our own climate impact, a real transformation of the agriculture industry cannot happen by one company acting alone. We are currently engaged with leading organizations and networks to explore thorough methodologies for more ambitious climate commitments for the food and agriculture sector. For example:
•In November 2022, during COP27, multiple agribusinesses joined together to develop the Agri-Business Roadmap5 (the “Roadmap”), in which signatories explore ways to implement more ambitious climate commitments. Although negotiations on important factors such as definitions and cutoff dates continue within the Roadmap’s framework, we believe this is another powerful element that will help establish more guidance for decarbonization of the industry.
•We are deeply involved in the development of the GHG protocol guidance for land sector and removals which is fundamental in setting 1.5°C and net zero pathways for the forest, land and agriculture ("FLAG") sector. We do so with the expectation that the industry overall can benefit from a thorough, aligned process that takes into consideration the real impacts necessary for achieving the 1.5°C SBT. A scalable model for GHG emissions removal on farms must be a key part of the process in order to see industry-wide success.
•We take part in industry associations and networks seeking public policy enhancements that will enable the greater uptake of lower carbon intensity products. For instance, we joined Clean Fuels America to promote regulations that enable renewable feedstocks to be expanded for use. These fuel sources have a carbon
1 https://ww2.arb.ca.gov/resources/documents/lcfs-data-dashboard
2 https://ourworldindata.org/carbon-footprint-food-methane
3 https://view.officeapps.live.com/op/view.aspx?src=https%3A%2F%2Fww2.arb.ca.gov%2Fsites%2Fdefault%2Ffiles%2Fclassic%2Ffuels%2Flcfs%2Ffuelpathways%2Fcurrent-pathways_all.xlsx&wdOrigin=BROWSELINK
4 https://bunge.com/news/bunge-and-covercress-inc-announce-commercial-partnership-meet-growing-demand-renewable-fuel
5 https://www.tropicalforestalliance.org/assets/Agriculture-Sector-Roadmap-January-2023.pdf
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intensity of nearly half of traditional fuel, and we believe can be produced sustainably without adding pressure to sensitive environmental landscapes.
Climate Risk Management
Bunge’s Management Risk Committee (“MRC”) is responsible for reviewing and approving the Company's risk management policies and any material changes thereto. The risks covered by the MRC include:
•Commodity price risk;
•Market risk;
•Liquidity, interest rate and financing risk;
•Credit and counterparty risk;
•Country risk;
•Cybersecurity risk; and
•Risks related to climate change.
When considering these risks, three criteria are evaluated: possibility of occurrence, magnitude of risk and power to mitigate. These risks are directly linked to the substantive impact understood by Bunge, which is the impact related to the potential loss of customer demand for our products or the ability to supply products in sufficient volumes to meet demand. Bunge also has an Enterprise Risk Management Committee and a Sustainability and Corporate Responsibility Committee on its Board of Directors, which are responsible for assisting the Board and the Corporate Risk Management Committee in fulfilling their supervisory responsibility, identifying, evaluating and continuously monitoring sustainability, corporate social responsibility and trends, environmental issues, risks and concerns that may affect the Company's activities and business performance.
Due to the nature of Bunge's footprint and operations, our business could be affected in the future by regulation, taxation of GHG emissions, or policies related to national emissions reduction plans and market access requirements. Potential consequences could include variances in energy, transportation and raw material costs. The Company is dependent on global logistics systems to deliver its products. Issues related to emissions in these areas, as well as those related to sourcing from expanding agricultural regions, could affect the Company's performance on climate-related strategies.
Bunge’s MRC meets quarterly and assesses a variety of risks and opportunities that could have impacts on the business. Climate related risks, such as from adverse weather patterns, current or emerging regulations, reputational hazards, and other sources are included in this process. The results of these assessments are distributed throughout the executive leadership team and to the Board of Directors, and provided to key stakeholders in annual risk reports. More specifically, the company has a team directly charged with incorporating carbon pricing strategy worldwide and tracking low carbon intensity products to leverage business opportunities. This team works closely with the risk management team to ensure the risk and opportunities adequately reflect the company's approach and ambitions.
We decided to apply two different climate scenarios known as Representative Concentration Pathways (“RCPs”). The first is RCP4.5, which considers a moderate scenario in which emissions peak around 2040 and then decline. The second is RCP 8.5, which considers business as usual – a “worst-case-scenario” where no actions are taken by companies or countries to reduce emissions. These two scenarios are then applied using three timelines: short-, medium-, and long-term. Importantly, we desired to quantify the potential exposure to our business, which required that we assess the financial magnitude of all risks identified. To understand and quantify the direct physical risks to our assets and operations, we partnered with an outside expert firm to capture the modeled average annual loss (“MAAL”) of our major facilities and port locations. For the transition risks, we used our internal expertise to quantify each expected risk across a range of less than $50 million to greater than $500 million. In addition, we assessed the likelihood of these risks occurring and our ability to mitigate against each risk. In doing so, we were able to prioritize risks based on short-, medium- and long-term scenarios across RCP 4.5 and RCP 8.5, providing insight into potential actions we could take to adapt our business.
Physical risks to Bunge’s operations are anticipated to be most acute in the RCP 8.5 scenario over the long-term. Using the climate risk analysis framework, we are able to identify the geographies and physical assets that are most exposed to the impacts of climate change in the second half of the century, and their expected cost to our business. The most salient of the physical risks include coastal flooding, which may disrupt Bunge’s ports and related facilities. Transition
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risks occur in both RCP 4.5 and RCP 8.5 scenarios, but are more acute in the former. The most significant of the transition risks is expected to involve public-policy decisions that may impact Bunge’s business, such as additional mandates and regulation on carbon which could add costs to our business and lack of availability of lower carbon fuel sources.
Environmental Matters
We’re reducing our impact on the planet through policies and commitments that promote biodiversity, improve our environmental footprint, and preserve sensitive natural ecosystems. This includes preparing for the implementation of our 2025 non-deforestation commitment.
Deforestation
Our commitment to be free of deforestation and native vegetation conversion in our value chains in 2025 is a central part of our business strategy and planning – and is a crucial element of our climate action plan. We also believe that our commitment is the most ambitious and advanced in our sector in terms of the scale and transparency on progress.
We are laser-focused on meeting our non-deforestation commitment. Over the years we have invested significant resources into implementing our strategy and integrating sustainability into our business strategy, such as:
•Investing in satellite monitoring technology to create the industry’s largest and most comprehensive land use monitoring system for the priority areas where deforestation is a higher risk: 60 million acres worldwide.
•Acquiring farm registry data that contains shape files of the farms, and other important details at a scale that no other agribusinesses company has achieved to date.
•Building a database and network of farms and suppliers that commit to our sourcing guidelines and criteria.
•Creating incentives and innovative financial tools to encourage sustainable farm practices.
•Establishing certification standards – some of which are custom built – that reward farmers for certain practices while meeting bespoke customer needs.
•Developing grievance mechanisms for the priority value chains allowing for greater transparency into the suppliers we suspend, investigate or block.
•Refinancing of our $1.75 billion, three-year revolving credit facility in October 2023. The interest rate is linked to our credit ratings and to five core sustainability targets, creating a meaningful connection between Bunge’s capital structure and sustainability strategy.
Although our commitment is to be free of deforestation in our global supply chains, we apply our efforts and focus our technology and resources in the geographies where deforestation is a greater risk. In effect, this means focusing our strategy for grains and oilseeds – mostly soybean – from areas in Brazil’s Cerrado biome, and the Gran Chaco of Argentina and Paraguay, as well as for palm oil grown in Southeast Asia and Central and South America. Other areas where we originate commodities, such as North America, Europe, and the Amazon, are not currently experiencing deforestation or native vegetation driven by soybeans or palm oil. Nevertheless, we periodically engage with stakeholders and evaluate the latest scientific data to readjust our approaches as needed.
Deforestation – South America Soy
As the leading soybean processor in South America, we are focusing and investing a significant share of our sustainability and technology implementation efforts in this region, which is not only relevant for our business, but also considered home to vital landscapes for the global environment and climate. The foundation of our commitment is built on:
•Creating a fully traceable supply chain – Having already achieved 100% traceability in our direct supply in the priority areas of South America, we are shifting our focus on our indirect supply. Through the Sustainable Partnership Program, we continue to exceed our targets, and in 2022 achieved 82% traceability in Brazil’s high-risk areas. This is a crucial enabler of our 2025 commitment.
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•Promoting regenerative agriculture – More sustainable farming practices that preserve native vegetation, sequester GHG emissions, and provide economic opportunities for farmers is a key part of our engagement strategy.
•Sector collaboration – We want to transform the soy value chain, and we know that we cannot do this alone. That is why we actively participate in sector initiatives to create impact at scale, lending our experience and knowledge to our peers and value chain partners.
•Publicly reporting on our progress – Transparency is something we value, so we have improved our disclosure to provide greater insight into how we are engaging with farms in South America that do not currently meet the requirements of our sourcing policies and supporting them toward compliance.
In 2022 Bunge reported that over 97% of our volumes of soybean from Brazil are deforestation- and conversion-free.
Although our commitment will be implemented in 2025, we already deliver some of the largest volumes of verified deforestation- and conversion-free ("DCF") soy to global markets today. We accomplish this through robust traceability and monitoring protocols, active promotion of sustainable practices with farmers, and sourcing certified product that often exceeds market demand.
Deforestation – Palm Oil
The palm industry has rapidly evolved toward the direction of more sustainable practices that reduce the negative impacts on the land while promoting the well-being of workers and communities in the value chain. We are committed to sourcing and processing traceable and certified sustainable palm oil. Even though we do not own plantations – we are a processor and trader, buying and processing palm oil from third parties and selling to customers and global markets – we still leverage our history of sustainable practices to help transform the wider industry.
We deliver palm oil that is produced in accordance with NDPE (no development, no peat, no exploitation) practices, which guide not only our approach but also help support our customers to deliver on their commitments for:
•NO DEFORESTATION, which refers to no deforestation when developing land, identifying, and protecting High Conservation Value (HCV) areas and High Carbon Stock (HCS) areas, a no-burning policy and the reduction of GHG emissions.
•NO PEAT, which refers to no new developments on peatland and encourages the use of best management practices on existing plantations on peat. Where possible, peat restoration is also implemented.
•NO EXPLOITATION, which refers to no exploitation of workers, children, local communities, or small-scale growers in the production of palm oil.
Since Bunge does not own plantations, we require active collaboration from our suppliers who must provide traceability for their products. Over time we have strengthened relationships with suppliers and supported best practices so that we have consistently seen increased traceability each year. Today, we have some of the highest traceability to plantation (TTP) numbers in the industry – 94% as of Q4 2023. Additionally, we are able to verify that 66% are deforestation-free according to the NDPE IRF methodology as described at ndpe-irf.net.
Biodiversity & Environment Goals
The agriculture industry impacts biodiversity in myriad ways, both directly and indirectly. These include: habitat conversion and fragmentation; monoculture farming; chemical inputs and fertilizers; water use and pollution; genetic homogenization; and land degradation, among others.
Respect for biodiversity and the environment has been a major part of Bunge’s sustainability commitments for many years. Although Bunge does not own farms and our direct impact on the environment is small, we take efforts to reduce our indirect footprint through policies, programs and incentives to suppliers that intend to shape behavior that result in more biodiverse environments.
Biodiversity and other environmental matters are overseen at the highest level by Bunge’s Board of Directors and executed by multiple executive leadership functions and management committees. Bunge’s environmental goals – intended to reduce our water, waste, emissions and energy intensity – were first developed over 20 years ago. The most recent update of these goals aim for even more aggressive reductions by 2026. These targets call for a 10%
Bunge | 2024 Proxy Statement C-10

intensity reduction from a 2016 baseline, though for water we have an additional target of 25% for facilities that are located in areas of high-water stress. We have made progress on these environmental goals by investing in more efficient operations in our facilities around the world. In 2022, energy intensity reduction is -4%; water intensity is -15.1%; water intensity from areas of high-water stress is -13.3%; and waste disposal is -38.1%.
As of the date of this report, results of the 2023 progress on our environmental goals is pending final review, and we anticipate a continued positive trend toward reductions.
Our promotion of cover crops and regenerative agriculture programs in multiple geographies around the world is creating additional opportunities to improve biodiversity. Cover crops help to reduce nutrient loss on farms, promote overall soil health, and even support natural wildlife, while regenerative agriculture practices can lead to reduced fertilizer and pesticide runoff which protects sensitive waterways.
Social Matters
Human Rights
Bunge is committed to respecting and promoting universally accepted standards of human rights within our operations and across our supply chains. Although Bunge does not own farms or plantations, we recognize the possibility of negative human rights impacts in our supply chain and take our responsibility to respect human rights very seriously. As a global company we believe that we can play a positive role in advancing the well-being of our employees, customers, people working in our supply chains, and in the communities where we operate. Bunge expects our supply chain partners and business partners to adhere to the principles in our Code of Conduct, including the commitment to uphold human rights, to treat their employees with dignity and respect and to comply with applicable employment laws. We respect and seek to uphold the rights of all workers, including contract, temporary, and migrant workers, in accordance with the Universal Declaration of Human Rights, the International Labor Organization’s core conventions, and the United Nations Guiding Principles on Business and Human Rights.
The sustainable sourcing of our products is the cornerstone of our commitment to responsible supply chains. Among other methods, we use annual certification and verification to help validate the sustainability of our products and processes. This approach evaluates both the environmental and socioeconomic impacts of our work, with particular emphasis in regions where we have identified increased sustainability risks. Certifications can include requirements that suppliers are operating in compliance with local regulations, providing safe working conditions for employees, acting in an environmentally responsible manner and implementing agricultural best practices.
Human Rights Policy and Supplier Code of Conduct
In early 2023, we issued our Bunge Human Rights Policy. Our policy was developed in a consultative manner and includes feedback received from dialogue with internal and external stakeholders. Our policy makes clear our commitment to respecting human rights consistent with the UN Guiding Principles on Business and Human Rights, Organization for Economic Cooperation and Development (“OECD”) Guidelines for Multinational Enterprises, International Bill of Human Rights, and the International Labour Organization (“ILO”) Declaration on Fundamental Principles and Rights at Work. Our Human Rights Policy builds on and replaces our Global Labor Policy. Also, in 2023 we issued a Supplier Code of Conduct which calls on all commodity and non-commodity suppliers to adopt best practices and principles in the areas of human rights, environment, anti-corruption, and more.
Through the latter half of 2023 and throughout 2024, Bunge is conducting specialized training for employees on human rights, building on higher-level human rights overview sessions held with selected internal audiences in 2022. We aim to provide human rights training for all employees with online access by end of 2024.
Risk Assessment
Bunge takes a proactive and risk-based approach to engaging with its suppliers and monitoring for potential gaps in human rights governance, which can include targeted assurance. In 2021, following the move to our One Bunge operating model, we reaffirmed our commitment to advancing our human rights strategy by completing a global human rights scan with the support of Business for Social Responsibility (“BSR”). This was a crucial first step to better understand the current human rights landscape across our operations and identify areas where new analysis, policies or further intervention would be valuable, including but not limited to child labor, modern slavery and forced labor and
Bunge | 2024 Proxy Statement C-11

land rights. In 2022, our global human rights team partnered with BSR to take forward the insights from the human rights scan and begin further work, including the development and implementation of new policies and procedures, enhancing our understanding of our salient human rights risks, and deepening work on impact assessment tools and due diligence programs. As an example of our commodity-specific efforts, our multi-pronged approach in relation to palm oil value chain includes seeking supplier’s enrollment onto our policies, exercising due diligence of suppliers at the point of on-boarding, following up on grievances and collaborating at the sector and government level. We do not tolerate any supplier who knows or should know whether it employs or exploits children or uses forced labor, or who engages in any other form of exploitation. Practices including human rights due diligence, employment verification, training, and monitoring of suppliers, are among the ways in which we work to implement our commitment to respecting human rights and prohibiting abuses such as child labor or forced labor.
Grievance Mechanisms
Grievance Mechanisms are a key element for building stakeholder relationships based on trust, as it provides for early identification of potential concerns. Effective stakeholder engagement includes listening and responding to feedback — both positive and negative. Our global Ethics and Compliance Helpline is our worldwide portal for employees and the public which offers a confidential way to raise issues over any of Bunge’s activities. The Helpline phone number and link to file a complaint are publicly available on the Bunge.com website and are available in multiple languages, anytime and to anyone. Bunge has also established a Palm Oil Grievance Procedure to support timely and transparent responses to stakeholders who identify allegations or concerns in the Bunge supply chain that are not in line with our principles. The feedback we receive through such channels is one of the tools we utilize to help us understand and take action on a continual basis.
Grievances including credible allegations of deforestation, ethics violations and instances of human rights abuse or exploitation can be submitted via our grievance portal. The palm grievance portal shows credible allegations of potential ethics violations and instances of human rights abuse or exploitation, and details of our review and response procedures — including estimated timelines. To enhance our stakeholder engagement efforts in South America, in 2022 and 2023 Bunge also developed a Grains and Oilseeds Grievance Procedure. Concerns raised in this area can be submitted through our global Ethics and Compliance Helpline. We evaluate grievances and concerns received via our Helpline for trends and make adjustments to our policies, procedures and practices as appropriate. Effectiveness of our grievance mechanisms are measured by the nature and volume of concerns received and the rate that reported allegations are substantiated.
Safety at Work
The safety of our team and the communities in which we operate is of paramount importance to us and remains a key part of our business culture. We strive to uphold the highest safety standards, helping ensure we can meet our commitments to employees, their families and our customers around the world.
Our relentless pursuit of safety is rooted in our care and concern for people and their families. We believe safety is a shared responsibility. Everyone has the right and responsibility to stop work if conditions become unsafe, regardless of position or experience. Our approach to caring for each other — Stop. Think. Protect. — has a focus on incident prevention through safety leadership at all levels, front-line engagement and active recognition and control of seven high-potential exposures.
Safety is also a pillar of our Bunge Production System, which are the standards that define how we handle operations and represent our best practices. We have defined clear expectations of what is required at each facility and how to continuously improve toward creating a workplace that is free of serious injuries and fatalities (“SIF”).
We are striving to create an organization where permanent outcomes to our employees no longer occur. In 2023, we continued to deploy a renewed SIF-prevention strategy that will be embedded into our business operations around the world. We are currently performing Fatality Prevention Audits across Bunge’s international footprint, implementing our Bunge EHSQ information management system in Europe, and updating our One Bunge Key Procedures (standards) for SIF prevention. Additionally, we are expanding our Human and Organizational Performance or philosophies in our global operations.

Bunge | 2024 Proxy Statement C-12

Our efforts have resulted in continued progress in 2023 on our safety goals for employees and our contractor partners:
•Fatalities per 200,000 hours worked: [•] hours
•Lost time injury rate: [•] hours
•Total recordable injury rate: [•] hours
Inclusion & Belonging
We recognize that our success is amplified by embracing a wide range of experiences and perspectives, fostering a culture where everyone is valued and can contribute fully. This inclusive environment leads to enhanced decision-making and innovative solutions. Our commitment extends to creating an atmosphere and culture of belonging, where employee's unique contributions are recognized and valued. We emphasize the importance of our global workforce feeling seen and heard, reducing risks and bolstering our decision-making processes. Advancing this culture of inclusivity and opportunity within our organization and the broader community remains a top priority.
Our efforts to create a positive impact for our people and our communities with respect to inclusion are spread across three pillars:

Workforce Representation and Inclusive Environment	Social Responsibility and Community Outreach	Accountability

•We are committed to retain, attract, engage and advance our global talent that represents the communities we live in and the customers we serve
•We provide equitable opportunities and create a welcoming culture of inclusion and belonging

•We position ourselves as an employer of choice, a good corporate citizen and leader in the agribusiness and the food industry
•We use our position as a global leader to make a positive impact on our communities and the world
•We champion fair labor practices and foster inclusion and equity in our supplier network and in the communities where we operate

•We hold ourselves accountable to being stewards of our organizational and team culture, ensuring everyone rises to their full potential
•We develop effective and scalable processes, systems and measurements to track our progress

Metrics tracked with respect to inclusion and belonging include gender diversity in employment and leadership, and US ethnic diversity. Our CHRO meets with the Human Resources and Compensation Committee each quarter to review trends regarding these metrics, together with additional workforce trends. As of 2023, 25% of Bunge’s global workforce and 25% of its leadership are women. U.S. ethnic minority representation is 30% of U.S. workforce, and 27% on U.S. leadership, and these metrics were largely consistent with the prior year.
Additionally, we take part in initiatives and pledges that further our commitment to fostering a culture of inclusion and belonging:
•We are one of the founding members of Together We Grow, an industry consortium made up of corporations, nonprofits, academic institutions and NGOs—focused on building the workforce of tomorrow and ensuring that the workforce is skilled, diverse and inclusive.
•As part of the CEO Action for Diversity & Inclusion pledge, along with a wide range of industry leaders, we are dedicated to advancing diversity and inclusion within the workplace—with the goal of building inclusive workplace environments where employees feel empowered to bring their authentic selves to work.
•As a member of the Paradigm for Parity® coalition, we are committed to addressing gender parity in corporate leadership positions. In partnership with the coalition, we’ll work to achieve gender equality throughout our leadership structure—a critical step in ensuring diversity of thought is represented at Bunge.
Human Capital
We focus on attracting and retaining the talent needed to ensure we can fulfill our essential purpose today and into the future. To embrace and emphasize the need for diverse and innovative talent within our workforce, we engage in
Bunge | 2024 Proxy Statement C-13

partnerships with universities in our communities to ensure we are actively building a strong pipeline of talent to support Bunge’s future.
Once employees join Bunge, their career development is our top priority. As customer demands and business realities shift, we focus on skill development and building capabilities to help employees prepare for the future. Since 2021, employees have had the opportunity to build leadership, technical and interpersonal skills through integrated virtual trainings. In addition, we offer one-on-one mentoring to help employees realize their career potential and grow into successful leaders. In 2022, leaders and managers engaged in nearly 32,000 hours of training focused on advancing skills and experiences for their careers.
Bunge also understands the need for retention efforts that meet employees’ specific needs: Bunge’s development programs for women provide coaching and skill development to support employees in honing their leadership skills and enabling them to reach their full potential. We are proud to have supported the professional development of over 500 people for internal positions in 2022. In addition to supporting our employees through development opportunities, Bunge offers flexibility and benefits in support of our employees in managing their work and life.
Anti-Corruption Matters
Across our global teams, we remain committed to the same level of transparency and accountability that our Company’s stakeholders have come to expect from us over our 200-year history. Bunge’s teams are continuing their work to ensure the highest levels of transparency and accountability, both internally and for our stakeholders.
Code of Conduct
At Bunge, it is critical that we maintain the trust of our employees, customers, shareholders, suppliers and the communities in which we operate. Bunge's Code of Conduct helps us fulfill our responsibilities and is a guide for all members of the Company’s community on how to conduct ourselves ethically and lawfully. It explains the standards we are all expected to maintain, as well as applicable laws, regulations and policies.
All members of the Bunge community — full-time, part-time and temporary employees — have a duty to follow our Code of Conduct (our “Code”) available at investors.bunge.com/governance/code-of-conduct and comply with our policies and procedures, as well as all applicable laws, rules and regulations where Bunge conducts business. Our Code also applies to Bunge’s Board of Directors, with respect to all activities they engage in on Bunge’s behalf. We also expect that suppliers, consultants, contractors and other business partners uphold the principles of the Code, which is often embedded on a risk basis in sourcing contracts with key suppliers and vendors.
The Audit Committee of Bunge’s Board of Directors oversees the ethics and compliance program. The ethics and compliance function is executed by the Chief Compliance and Ethics Officer and the program is carried out by a global team located in various offices throughout the world. The Audit Committee receives updates regarding the ethics and compliance program during quarterly Audit Committee meetings and also meets in executive session with the Chief Compliance & Ethics Officer after each meeting.
Anti-Corruption
We do not tolerate corruption in any form, public or private, whether offered, paid, accepted or solicited directly by our employees, or indirectly through third parties. We seek out those business partners — distributors, suppliers, consultants, agents and other third-party providers — that endeavor to act in a manner consistent with our Code and other applicable policies. We refuse to do business with third parties who violate our high standards or detract from the values we strive to create.
Due to the international nature of our business, we are exposed to various risks of international operations, and we are subject to numerous laws and regulations in the countries in which we operate, including the requirement to comply with a wide variety of anti-bribery and anti-corruption laws and regulations, including of the United States and Switzerland. Accordingly, our ethics and compliance program, is grounded in a risk-based approach, which is aligned with the expectations of effective compliance programs enumerated by various regulators, including but not limited to the U.S. Department of Justice, the U.S. Securities and Exchange Commission and the UK Serious Fraud Office.
Bunge | 2024 Proxy Statement C-14

We have implemented measures and systems to detect, prevent and require disclosure of potential bribes and kickbacks. We conduct annual risk assessments and have established an anti-corruption compliance program, the elements of which include policies, procedures, controls, training and communications, relating to anti-corruption, gifts and entertainment, fraud, charitable contributions, conflicts of interest, and risk-based due diligence on third parties, joint-ventures and merger and acquisition opportunities. Our Global Internal Audit Team conducts audits on various aspects of the compliance program, and we conduct monitoring activities, fraud risk assessments and investigations where appropriate.
We have a robust investigative process to respond to allegations of corruption received, whereby we track all cases received and their outcomes which are regularly reported to the Audit Committee and executive leadership. We also provide live and online Code training to all employees who onboard and thereafter annually that covers anti-corruption risks and requires employees to declare any conflicts of interest. Additionally, we provide online and in person risk-based training to employees in higher risk roles, including anti-corruption training which is provided to approximately 2,000 key employees annually. In 2023, we achieved 100% completion of the Code training. Both our policies and our trainings are provided in the preferred languages of our employees.
Our Ethics & Compliance Steering Committee, chaired by the Chief Compliance Officer, meets monthly to receive updates on activities of the ethics and compliance function, matters under investigation and their outcomes, and is a forum to discuss integration of the ethics and compliance program into our business operations and execution. We use data analytics derived from our training and investigations programs to measure our program’s effectiveness and to tailor programs specific to the needs of our employees, customers, and our business. In addition, we actively seek feedback from the workforce regarding our program initiatives. For example, we recently gathered feedback through participation in a voluntary and anonymous ethical culture survey which was conducted by an independent third party. Results from the ethical culture survey indicated a strong ethical culture at the Company, which exceeded the global benchmarks in nearly all categories. We utilize the feedback to enhance engagement, policies, and procedures and to drive the continuous improvement of our ethics and compliance programs.
Our Board has a robust policy regarding related-party transactions, which includes a periodic review, approval or ratification process. The responsibility for reviewing, approving and/or ratifying any related party transaction lies with our Audit Committee, supported by the Company’s Corporate Secretary and Chief Legal Officer. It is mandatory for directors and executive officers to timely disclose any transactions in which they, or their immediate family members, or other related persons, have an interest.
Bunge policies that support our anti-corruption program and processes include: the Code; the Supplier Code of Conduct; the Anti-Corruption and Anti-Bribery Policy; Third-Party Risk Management Policy; Conflict of Interest Policy; a Global Contributions Policy; and a Gifts & Entertainment Policy; among others.
Ethics and Compliance Helpline
A key component of our ethics commitment is our Helpline, available to any individual within Bunge or outside our business to report suspected illegal or unethical activity, and potential violations of our Code. The helpline is staffed by an independent third-party provider. It is available 24 hours a day, seven days a week, in the preferred languages of our employees. While individuals are encouraged to identify themselves, anonymous reports are accepted where local law allows. Effectiveness is measured by the volume of use and the rate that reported allegations are substantiated. We periodically benchmark our investigation program and the Company’s volume, and use of the Helpline and substantiation rates exceed global benchmarks which suggest we have a well-informed workforce that are empowered to report concerns.
We take seriously all complaints received via the Helpline, a member of management or other methods. Once a complaint is received via the Helpline, information is confidentially shared with members of the Global Ethics and Compliance team handling investigations. Complaints are handled timely, professionally, diligently, and confidentially to the extent possible, consistent with the need for appropriate investigation and resolution of the issue.
Managers at Bunge are expected to lead by example to create an inclusive, honest, open and well-informed work environment because they influence and set the tone of the organization. Managers are expected to promote our open-door culture. Bunge has a zero-tolerance policy for retaliation against any who reports a concern or who participates in an investigation. Anyone who violates the Code or retaliates against another person in violation of the
Bunge | 2024 Proxy Statement C-15

Code or associated policies, will be held accountable and disciplined appropriately, up to and including termination of employment, in accordance with local law.

Cautionary Statement Concerning Forward-Looking Statements
This document includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical or current facts, including statements regarding our environmental and other sustainability plans and goals, made in this document are forward-looking. We use words such as anticipates, believes, expects, future, intends, and similar expressions to identify forward-looking statements. Forward-looking statements reflect management’s current expectations and are inherently uncertain. Actual results could differ materially for a variety of reasons. Risks and uncertainties that could cause our actual results to differ significantly from management’s expectations are described in our 2023 Annual Report on Form 10-K, including under Item 1A. Risk Factors. All forward-looking statements speak only as of the date made, and we undertake no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this report except as required by law.
Bunge | 2024 Proxy Statement C-16

At Bunge, our purpose is **to connect farmers to consumers** to deliver essential food, feed and fuel to the world.

BUNGE

Registered & Principal Executive Office
Route de Florissant 13
1206 Geneva, Switzerland

Corporate Headquarters
1391 Timberlake Manor Parkway
St. Louis, Missouri 63017, USA

314.292.2000 | bunge.com

BUNGE

REGISTERED & PRINCIPAL EXECUTIVE OFFICE:
BUNGE GLOBAL SA
ROUTE DE FLORISSANT 13
1206 GENEVA, SWITZERLAND

CORPORATE HEADQUARTERS:
BUNGE GLOBAL SA
1391 TIMBERLAKE MANOR PARKWAY
ST. LOUIS, MISSOURI 63017, USA

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BUNGE GLOBAL SA

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Notice and Proxy Statement and Annual Report

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR PROPOSALS 1 THROUGH 13:

		For	Against	Abstain
1.	Approval of the Swiss Statutory Consolidated Financial Statements and Swiss Standalone Financial Statements of Bunge Global SA for the year ended December 31, 2023;	☐	☐	☐
2.	Approval of the Appropriation of Earnings for Fiscal Year 2023;	☐	☐	☐
3.	Approval of a Cash Dividend in the Aggregate Amount of U.S. $2.72 Per Outstanding Share Out of Bunge's Reserve from Capital Contribution in Four Equal Installments;	☐	☐	☐
4.	Discharge of the Members of the Board and of the Executive Management Team from Liability for the Activities During Fiscal 2023;	☐	☐	☐
5.	Election of Directors:			
5a.	Eliane Aleixo Lustosa de Andrade	☐	☐	☐
5b.	Sheila Bair	☐	☐	☐
5c.	Carol Browner	☐	☐	☐
5d.	Gregory Heckman	☐	☐	☐
5e.	Bernardo Hees	☐	☐	☐
5f.	Michael Kobori	☐	☐	☐
5g.	Monica McGurk	☐	☐	☐
5h.	Kenneth Simril	☐	☐	☐
5i.	Henry "Jay" Winship	☐	☐	☐
5j.	Mark Zenuk	☐	☐	☐
5k.	Adrian Isman (contingent upon the closing of the Viterra Transaction as described in the Proxy Statement)	☐	☐	☐
5l.	Anne Jensen (contingent upon the closing of the Viterra Transaction as described in the Proxy Statement)	☐	☐	☐

		For	Against	Abstain
5m.	Christopher Mahoney (contingent upon the closing of the Viterra Transaction as described in the Proxy Statement)	☐	☐	☐
5n.	Markus Walt (contingent upon the closing of the Viterra Transaction as described in the Proxy Statement)	☐	☐	☐
6.	Reelection of the Chair of the Board:			
6a.	Mark Zenuk	☐	☐	☐
7.	Reelection of the Members of the Human Resources and Compensation Committee:			
7a.	Bernardo Hees	☐	☐	☐
7b.	Kenneth Simril	☐	☐	☐
7c.	Henry "Jay" Winship	☐	☐	☐
8.	Approval of the 2024 Long-Term Incentive Plan;	☐	☐	☐
9.	Advisory Vote to Approve Named Executive Officer Compensation under U.S. Securities Law requirements;	☐	☐	☐
10.	Approval of the Compensation of the Board and Executive Management under Swiss Law:	☐	☐	☐
10a	Approval of the Maximum Aggregate Compensation of the Board for the Period between the 2024 Annual General Meeting and the 2025 Annual General Meeting	☐	☐	☐
10b	Approval of the Maximum Aggregate Compensation of the Executive Management Team for the Fiscal Year 2025	☐	☐	☐
10c	Advisory Vote on the Swiss Compensation Report	☐	☐	☐
11.	Advisory vote on the Swiss Statutory Non-Financial Matter Report;	☐	☐	☐
12.	Election of the Swiss Statutory Independent Voting Representative; and,	☐	☐	☐
13.	Appointment of Independent Auditor for U.S. Securities Law Reporting and Reelection of Statutory Auditor for Swiss Law Purposes.	☐	☐	☐

	As Recommended by the Board of Directors	Against	Abstain
If any modifications to agenda items or proposals identified in the invitation to the Virtual Annual General Meeting or other matters on which voting is permissible under Swiss law are properly presented at the Virtual Annual General Meeting for consideration, you hereby instruct the Independent Voting Representative, in the absence of other specific instructions, to vote your shares in accordance with the recommendations of the Board of Directors.	☐	☐	☐

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BUNGE GLOBAL SA
Virtual Annual General Meeting of Shareholders
May 15, 2024 8:30 AM CDT (3:30 PM CEST)
This proxy is solicited on behalf of the Board of Directors of BUNGE GLOBAL SA

The undersigned shareholder of Bunge Global SA, a company incorporated under the laws of Switzerland, hereby appoints the statutory Independent Voting Representative, the law firm of Wuersch & Gering LLP, as proxy to represent the undersigned and vote all shares of Bunge Global SA the undersigned is entitled to vote in all matters properly coming before the Virtual Annual General Meeting in accordance with the undersigned's voting instructions on this Proxy Card.

This proxy, when properly executed, will be voted as you instructed. To the extent you do not give specific instructions, you instruct the Independent Voting Representative to vote your shares for all proposals in accordance with the recommendations of the Board of Directors.

This appointment and proxy revokes any and all prior appointments and proxies granted in connection with the 2024 Virtual Annual General Meeting and expires at the end of the 2024 Virtual Annual General Meeting, unless previously revoked in writing.

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